As filed with the Securities and Exchange Commission on April 13, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRECIPIO, INC.

(Exact name of Registrant as specified in its charter)

Delaware	3826	91-1789357
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4 Science Park

New Haven, Connecticut 06511

(203) 787-7888

(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Ilan Danieli

Chief Executive Officer

Precipio, Inc.

4 Science Park

New Haven, Connecticut 06511

(203) 787-7888

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Stephen M. Davis, Esq. Daniel A. Lang, Esq. Goodwin Procter LLP 620 Eighth Avenue New York, New York 10018 (212) 813-8800	Ilan Danieli Chief Executive Officer Precipio, Inc. 4 Science Park New Haven, Connecticut 06511 (203) 787-7888

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☒
Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, $0.01 par value per share	$7,250,000	$902.63

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated [____], 2018

PROSPECTUS

                 Shares

Common Stock

Our common stock is listed on The NASDAQ Capital Market under the symbol “PRPO.” The last reported sale price of our common stock on                      , 2018 was $                 per share.

We have entered into an Equity Purchase Agreement with Leviston Resources LLC, or the Investor, relating to shares of our common stock offered by this prospectus. In accordance with the terms of such agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $8,000,000 from time to time to the Investor.

Sales of our common stock, if any, under this prospectus may be made in sales deemed to be “at-the-market” equity offerings as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act, at a purchase price equal to 97.25% of the volume weighted average sales price of the common stock reported on the date that the Investor receives a capital call from us.

Investing in our common stock involves a high degree of risk. See “Risk Factors” in this prospectus to read about the factors you should consider before buying shares of our common stock.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2018

You should rely only on the information contained in this prospectus or in any free writing prospectus we file with the Securities and Exchange Commission. We have not authorized anyone to provide you with information different from that contained in this prospectus or any free writing prospectus. We take no responsibility for, and can provide no assurance, as to the reliability of any other information that others may give you. We are offering to sell and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, or other earlier date stated in this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since such date.

For investors outside of the United States: we have not done anything that would permit this offering outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

PROSPECTUS SUMMARY

This summary does not contain all of the information you should consider before buying shares of our common stock. You should read the entire prospectus carefully, especially the “Risk Factors” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on April 13, 2018, before deciding to invest in shares of our common stock.

Overview

We are a cancer diagnostics company providing diagnostic products and services to the oncology market. We have built and continue to develop a platform designed to eradicate the problem of misdiagnosis by harnessing the intellect, expertise and technology developed within academic institutions and delivering quality diagnostic information to physicians and their patients worldwide. We operate a cancer diagnostic laboratory located in New Haven, Connecticut and have partnered with the Yale School of Medicine to capture the expertise, experience and technologies developed within academia so that we can provide a better standard of cancer diagnostics and solve the growing problem of cancer misdiagnosis. We also operate a research and development facility in Omaha, Nebraska which will focus on further development of ICE-COLD-PCR, or ICP, the patented technology described further below, which was exclusively licensed by us from Dana-Farber Cancer Institute, Inc., or Dana-Farber, at Harvard University. The research and development center will focus on the development of this technology, which we believe will enable us to commercialize other technologies developed by our current and future academic partners. Our platform connects patients, physicians and diagnostic experts residing within academic institutions. Launched in 2017, the platform facilitates the following relationships:

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Patients: patients may search for physicians in their area and consult directly with academic experts that are on the platform. Patients may also have access to new academic discoveries as they become commercially available.

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Physicians: physicians can connect with academic experts to seek consultations on behalf of their patients and may also provide consultations for patients in their area seeking medical expertise in that physician’s relevant specialty. Physicians will also have access to new diagnostic solutions to help improve diagnostic accuracy.

•	Academic Experts: academic experts on the platform can make themselves available for patients or physicians seeking access to their expertise. Additionally, these experts have a platform available to commercialize their research discoveries.

We intend to continue updating our platform to allow for patient-to-patient communications and allow individuals to share stories and provide support for one another, to allow physicians to consult with their peers to discuss and share challenges and solutions, and to allow academic experts to interact with others in academia on the platform to discuss their research and cross-collaborate.

ICP was developed at Harvard and is licensed exclusively by us from Dana-Farber. The technology enables the detection of genetic mutations in liquid biopsies, such as blood samples. The field of liquid biopsies is a rapidly growing market, aimed at solving the challenge of obtaining genetic information on disease progression and changes from sources other than a tumor biopsy.

Gene sequencing is performed on tissue biopsies taken surgically from the tumor site in order to identify potential therapies that will be more effective in treating the patient. There are several limitations to this process. First, surgical procedures have several limitations, including:

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Cost: surgical procedures are usually performed in a costly hospital environment. For example, according to a recent study the mean cost of lung biopsies is greater than $14,000; surgery also involves hospitalization and recovery time.

•	Surgical access: various tumor sites are not always accessible (e.g. brain tumors), in which cases no biopsy is available for diagnosis.

•	Risk: patient health may not permit undergoing an invasive surgery; therefore, a biopsy cannot be obtained at all.

•	Time: the process of scheduling and coordinating a surgical procedure often takes time, delaying the start of patient treatment.

Second, there are several tumor-related limitations that provide a challenge to obtaining such genetic information from a tumor:

•	Tumors are heterogeneous by nature: a tissue sample from one area of the tumor may not properly represent the tumor’s entire genetic composition; thus, the diagnostic results from a tumor may be incomplete and non-representative.

•	Metastases: in order to accurately test a patient with metastatic disease, ideally an individual biopsy sample should be taken from each site (if those sites are even known). These biopsies are very difficult to obtain; therefore, physicians often rely on biopsies taken only from the primary tumor site.

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The advent of technologies enabling liquid biopsies as an alternative to tumor biopsy and analysis is based on the fact that tumors (both primary and metastatic) shed cells and fragments of DNA into the blood stream. These blood samples are called “liquid biopsies” that contain circulating tumor DNA, or ctDNA, which hold the same genetic information found in the tumor(s). That tumor DNA is the target of genetic analysis. However, since the quantity of tumor DNA is very small in proportion to the “normal” (or “healthy”) DNA within the blood stream, there is a need to identify and separate the tumor DNA from the normal DNA.

ICP is an enrichment technology that enables the laboratory to focus its analysis on the tumor DNA by enriching, and thereby “multiplying” the presence of, tumor DNA, while maintaining the normal DNA at its same level. Once the enrichment process has been completed, the laboratory genetic testing equipment is able to identify genetic abnormalities presented in the ctDNA, and an analysis can be conducted at a higher level of sensitivity, to enable the detection of such genetic abnormalities. The technology is encapsulated into a chemical that is provided in the form of a kit and sold to other laboratories who wish to conduct these tests in-house. The chemical within the kit is added to the specimen preparation process, enriching the sample for the tumor DNA so that the analysis will detect those genetic abnormalities.

Risks Associated with Our Business

Our ability to implement our business strategy is subject to numerous risks that you should be aware of before making an investment decision. These risks are described more fully in the section entitled “Risk Factors” immediately following this prospectus summary. These risks include, among others:

•	We will require additional capital in order to continue our operations, and may have difficulty raising additional capital;

•	We have a history of recurring losses, and we can provide no assurance as to our future operating results;

•	We have a history of recurring losses and an accumulated deficit, which, among other factors, raise doubt about our ability to continue as a going concern, which in turn may hinder our ability to obtain future financing;

•	Our stock price has experienced price fluctuations and may continue to do so, thereby adversely affecting our business;

•	Our common stock could be further diluted as the result of the issuance of additional shares of common stock, convertible securities, warrants or options.

Recent Developments

During the first quarter of 2018, we continued to further demonstrate the power of our value proposition. In a study conducted with Yale, preliminary results showed a 4-fold superiority in arriving at accurate diagnostic results, compared with the diagnoses conducted by outside pathology laboratories. Additionally, we partnered with the molecular laboratory at the University of Pennsylvania to conduct a parallel study to demonstrate the efficacy of IV-Cell, a proprietary reagent developed and patented by Precipio.

As part of our ongoing work to further develop our product line, we launched new products and product-improvements related to our proprietary liquid biopsy technology, ICE-COLD PCR (ICP). Among them, we launched our first lung cancer treatment resistance panel, both as a kit, and in our laboratory. Additionally, we integrated a unique technology called High-Resolution Melt (HRM) into our ICP kits, enabling a quick and cost-effective screen for the presence of mutations. HRM-enabled ICP kits further improve ICP’s value proposition by both rapidly improving the potential turnaround time for testing results, as well as substantially reducing the costs of testing.

These efforts drove further expansion on the commercial side of the business. During the first quarter we established distribution partnerships with key local players in the Japanese, Brazilian, and Indian markets. We believe these markets provide a tremendous opportunity for Precipio to expand into the International markets where many patients pay out-of-pocket for their healthcare costs, thus rendering an effective, low-cost technology for the monitoring of the tumor genetics. Additionally, we hired an experienced VP of Sales to lead the domestic pathology sales team, and over the next several quarters we plan to double our sales force to expand into other regions in the US.

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From a corporate and financial perspective, this quarter saw the Company settle its outstanding creditor claims that carried over from the Transgenomic merger in mid-2017. The Company settled its claims with Crede Capital, which joins other creditors who will be receiving payments over time, to enable the company to manage cash outlays while growing our business. Total settlements for outstanding creditors and Crede Capital approximate $5.2 million with monthly payments ranging from $0.1 million to $0.3 million for the period beginning March 2018 and ending June 2022.

On February 20, 2018, Crede Capital Group LLC (“Crede”) filed a lawsuit against the Company in the Supreme Court of the State of New York for Summary Judgment in Lieu of Complaint requiring the Company to pay cash owed to Crede. Crede claims that Precipio has breached a Securities Purchase Agreement and Warrant that Crede entered into in connection with an investment in Transgenomic, Inc., the predecessor of the Company and that pursuant to those agreements, Precipio currently owes Crede the sum of $2,205,008. In addition to the aforementioned sum, Crede also demanded that the Company shall pay an additional sum of $3,737.32 per day between the date of the summons and the date that judgment is entered, plus interest. As previously disclosed by the Company, Crede had sent the Company a letter claiming that the Company owed Crede $1.8 million. On March 12, 2018, Precipio entered into a settlement agreement (the “Agreement”) with Crede pursuant to which Precipio agreed to pay Crede a total sum of $1.925 million over a period of 16 months payable in a combination of cash or at the Company’s discretion in stock, in accordance with terms contained in the settlement agreement. In accordance with the terms of the settlement agreement and in addition to the agreement to pay, we have also executed and delivered to Crede an affidavit of confession of judgment. Liabilities totaling approximately $1.9 million have been recorded with $1.1 million reflected in other current liabilities and $0.8 million reflected in common stock warrant liability at December 31, 2017. On March 19, 2018 we made the first scheduled payment of $175,000 to Crede.

On March 21, 2018, Bio-Rad Laboratories filed a lawsuit against us in the Superior Court Judicial Branch of the State of Connecticut for Summary Judgment in Lieu of Complaint requiring us to pay cash owed to Bio-Rad in the amount of $49,000. We are currently in discussions with Bio-Rad to reach payment conditions. A liability of less than $0.1 million has been recorded in accounts payable at December 31, 2017.

On March 21, 2018, Precipio, Inc. (the “Company”) entered into a Letter Agreement (the “Agreement”) with certain holders (the “Investors”) of shares of the Company’s Series B Convertible Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”), shares of the Company’s Series C Convertible Preferred Stock, par value $0.01 per share (“Series C Preferred Stock” and, together with the Series B Preferred Stock, “Preferred Stock”), and warrants (the “Warrants”) to purchase shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), issued in the Company’s public offering in August 2017 and registered direct offering in November 2017. Pursuant to the Agreement, the Company and the Investors agreed that, as a result of the issuance of shares of Common Stock pursuant to that certain Equity Purchase Agreement, dated February 8, 2018, by and between the Company and the investor named therein, and effective as of the time of execution of the Agreement, the exercise price of the Warrants was reduced to $0.75 per share (the “Exercise Price Reduction”) and the conversion price of the Preferred Stock was reduced to $0.75 (the “Conversion Price Reduction”). As consideration for the Company’s agreement to the Exercise Price Reduction and the Conversion Price Reduction, (i) each Investor agreed to convert the shares of Preferred Stock held by such Investor into shares of Common Stock in increments of up to 4.99% of the shares of Common Stock outstanding as of the date of the Agreement and (ii) one Investor agreed to exercise 666,666 Warrants and another Investor agreed to exercise 500,000 Warrants in increments of up to 4.99% of the shares of Common Stock outstanding as of the date of the Agreement, in each case in accordance with the beneficial ownership limitations set forth in the Company’s Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock, the Company’s Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock and the Warrants. Warrant exercises from this transaction resulted in net cash proceeds to the Company of $0.2 million as of April 13, 2018

On March 26, 2018 the Company received a letter from The NASDAQ Stock Market ("NASDAQ"), notifying the Company that for the past 30 consecutive business days, the closing bid price per share of its common stock was below the $1.00 minimum bid price requirement for continued listing on The NASDAQ Capital Market, as required by NASDAQ Listing Rule 5550(a)(2) (the “Bid Price Rule”). As a result, the Company was notified by NASDAQ that it is not in compliance with the Bid Price Rule. NASDAQ has provided the Company with 180 calendar days, or until September 24, 2018, to regain compliance with the Bid Price Rule. This notification has no immediate effect on the Company’s listing on the NASDAQ Capital Market or on the trading of the Company’s common stock. The Company is presently evaluating various courses of action to regain compliance with the Bid Price Rule. However, there can be no assurance that the Company will be able to regain compliance.

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Merger Transaction

On June 29, 2017, the Company (then known as Transgenomic, Inc., or Transgenomic), completed its merger, or the Merger, with Precipio Diagnostics, LLC (Precipio), a privately held Delaware limited liability company, in accordance with the terms of the Agreement and Plan of Merger (Merger Agreement), dated October 12, 2016, as amended on February 2, 2017 and June 29, 2017. Pursuant to the Merger Agreement, a newly formed subsidiary of Transgenomic merged with and into Precipio, with Precipio surviving the Merger as a wholly-owned subsidiary of the combined company. In connection with the Merger, the Company changed its name from Transgenomic, Inc. to Precipio, Inc. and effected a 1-for-30 reverse stock split of its common stock.

Corporate Information

We were incorporated under the laws of the State of Delaware in March 1997. Our principal executive office is located at 4 Science Park, New Haven, Connecticut, 06511, and our telephone number is (203) 787-7888. Our website address is www.precipiodx.com. We do not incorporate the information on or accessible through our website into this prospectus, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus. Our current and future annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC are available, free of charge, through our website as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. Our SEC filings can be accessed through the investors section of our website. The information contained on, or accessible through, our website is not intended to be part of this prospectus or any report we file with, or furnish to, the SEC and incorporated by reference herein. Our common stock trades on the NASDAQ Capital Market, or NASDAQ, under the symbol “PRPO.”

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THE OFFERING

Common stock offered by us	Shares of common stock, $0.01 par value per share, with an aggregate offering price of up to $7,250,000.

Manner of offering	“At-the-market” offering that may be made from time to time. See “Plan of Distribution” in this prospectus.

Use of proceeds	We expect the net proceeds from this offering will be approximately $6.6 million, after deducting the offering expenses payable by us. We intend to use the net proceeds from this offering for the growth of our sales force and business development team, progression of our product development and for working capital and other general corporate purposes. See “Use of Proceeds”.

NASDAQ Global Market symbol	“PRPO”

Risk Factors	You should carefully read “Risk Factors” and other information included in this prospectus for a discussion of factors that you should consider before deciding to invest in shares of our common stock.

The preceding data is based on 19,668,572 shares outstanding as of March 31, 2018. This number excludes:

•	3,523,012 common shares issuable upon the exercise of stock options outstanding as of March 31, 2018, at a weighted average exercise price of $1.14 per share;
•	5,923,789 shares of common stock issuable upon exercise of warrants that were outstanding as of March 31, 2018 at a weighted-average exercise price of $3.08 per share;
•	2,544,306 shares of common stock reserved for future issuance under our 2017 Stock Option and Incentive Plan, as well as any automatic increases in the number of common shares reserved for issuance under the 2017 Stock Option and Incentive Plan after the date of this prospectus; and
•	62,667 shares of our common stock issuable upon conversion of 47 shares of our Series B Preferred Stock.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our financial statements and the related notes our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on April 13, 2018, before deciding to invest in our common stock. If any of the following risks actually occur, our business, prospects, operating results and financial condition could suffer materially, the trading price of our common stock could decline and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Related to Our Business and Strategy

There is substantial doubt about our ability to continue as a going concern.

Our Independent Registered Public Accounting Firm has issued an opinion on our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on April 13, 2018, that states that the Consolidated Financial Statements were prepared assuming we will continue as a going concern. Our consolidated financial statements have been prepared using accounting principles generally accepted in the United States of America applicable for a going concern, which assume that we will realize our assets and discharge our liabilities in the ordinary course of business. We have incurred substantial operating losses and have used cash in our operating activities for the past few years. For the year ended December 31, 2017, we had a net loss of $20.7 million, negative working capital of $8.3 million and net cash used in operating activities of $6.7 million. We are not current in making payments to all lenders and vendors. Our consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should we be unable to continue as a going concern. We also cannot be certain that additional financing, if needed, will be available on acceptable terms, or at all, and our failure to raise capital when needed could limit our ability to continue our operations.

To date, we have experienced negative cash flow from development of our diagnostic technology, as well as from the costs associated with establishing a laboratory and building a sales force to market our products and services. We expect to incur substantial net losses for the foreseeable future to further develop and commercialize our diagnostic technology. We also expect that our selling, general and administrative expenses will continue to increase due to the additional costs associated with market development activities and expanding our staff to sell and support our products. Our ability to achieve or, if achieved, sustain profitability is based on numerous factors, many of which are beyond our control, including the market acceptance of our products, competitive product development and our market penetration and margins. We may never be able to generate sufficient revenue to achieve or, if achieved, sustain profitability.

Because of the numerous risks and uncertainties associated with further development and commercialization of our diagnostic technology and any future tests, we are unable to predict the extent of any future losses or when we will become profitable, if ever. We may never become profitable and you may never receive a return on an investment in our securities. An investor in our securities must carefully consider the substantial challenges, risks and uncertainties inherent in the development and commercialization of tests in the medical diagnostic industry. We may never successfully commercialize our diagnostic technology or any future tests, and our business may fail.

We will need to raise substantial additional capital to commercialize our diagnostic technology, and our failure to obtain funding when needed may force us to delay, reduce or eliminate our product development programs or collaboration efforts or force us to restrict or cease operations.

As of December 31, 2017, we had cash of less than $0.5 million and our working capital was approximately negative $8.3 million. Due to our recurring losses from operations and the expectation that we will continue to incur losses in the future, we will be required to raise additional capital to complete the development and commercialization of our current product candidates and to pay off our obligations. To date, to fund our operations and develop and commercialize our products, we have relied primarily on equity and debt financings. When we seek additional capital, we may seek to sell additional equity and/or debt securities or to obtain a credit facility, which we may not be able to do on favorable terms, or at all. Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue the development and/or commercialization of one or more of our product candidates, restrict or cease our operations or obtain funds by entering into agreements on unattractive terms. Due to the timing of the filing of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, we will not be eligible to file a new Form S-3 registration statement until September 1, 2018. Our existing Form S-3 registration statement expired in February 2018. This may have an adverse impact on our ability to raise additional capital.

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We have incurred losses since our inception and expect to incur losses for the foreseeable future.

We have historically operated at a loss and have not consistently generated sufficient cash from operating activities to cover our operating and other cash expenses. We have been able to historically finance our operating losses through borrowings or from the issuance of additional equity. For the year ended December 31, 2017, we had a net loss of $20.7 million, negative working capital of $8.3 million and net cash used in operating activities of $6.7 million. Our ability to continue as a going concern is dependent upon a combination of completing our planned development of the ICP technology, generating additional revenue, improving cash collections, and, if needed, raising additional necessary financing to meet our obligations and pay our liabilities arising from normal business operations as they come due. The outcome of these matters cannot be predicted with any certainty at this time and raises substantial doubt that we will be able to continue as a going concern.

We are continuing to integrate legacy internal controls over financial reporting into our financial reporting framework.

Such changes have resulted, and may continue to result in changes in our internal control over financial reporting results that materially affect our internal control over financial reporting. We continue to integrate the business processes and information systems in effect prior to the reverse merger, including internal controls. If we cannot provide reliable financial reports or detect and prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reporting financial information, and the trading price of our common stock could drop significantly.

We have been, and may continue to be, subject to costly litigation.

We have been, and may continue to be, subject to legal proceedings. Due to the nature of our business and our lack of sufficient capital resources to pay our obligations on a timely basis, we may be subject to a variety of regulatory investigations, claims, lawsuits and other proceedings in the ordinary course of our business. The results of these legal proceedings cannot be predicted with certainty due to the uncertainty inherent in litigation, including the effects of discovery of new evidence or advancement of new legal theories, the difficulty of predicting decisions of judges and juries and the possibility that decisions may be reversed on appeal. Such litigation has been, and in the future, could be, costly, time-consuming and distracting to management, result in a diversion of resources and could materially adversely affect our business, financial condition and operating results.

The commercial success of our product candidates will depend upon the degree of market acceptance of these products among physicians, patients, health care payors and the medical community and on our ability to successfully market our product candidates.

Our products may never gain significant acceptance in the marketplace and, therefore, may never generate substantial revenue or profits for us. Our ability to achieve commercial market acceptance for our existing and future products will depend on several factors, including:

•	our ability to convince the medical community of the clinical utility of our products and their potential advantages over existing diagnostics technology;
•	the willingness of physicians and patients to utilize our products; and
•	the agreement by commercial third-party payors and government payors to reimburse our products, the scope and amount of which will affect patients’ willingness or ability to pay for our products and will likely heavily influence physicians’ decisions to recommend our products.

In addition, physicians may rely on guidelines issued by industry groups, such as the National Comprehensive Cancer Network, medical societies, such as the College of American Pathologists, or CAP, or other key oncology-related organizations before utilizing any diagnostic test. Although we have a study underway to demonstrate the clinical utility of our existing products, none of our products are, and may never be, listed in any such guidelines.

We believe that publications of scientific and medical results in peer-reviewed journals and presentations at leading conferences are critical to the broad adoption of our products. Publication in leading medical journals is subject to a peer-review process, and peer reviewers may not consider the results of studies involving our products sufficiently novel or worthy of publication. The failure to be listed in physician guidelines or to be published in peer-reviewed journals could limit the adoption of our products. Failure to achieve widespread market acceptance of our products would materially harm our business, financial condition, and results of operations.

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If we cannot compete successfully with our competitors, including new entrants in the market, we may be unable to increase or sustain our revenue or achieve and sustain profitability.

The medical diagnostic industry is intensely competitive and characterized by rapid technological progress. We face significant competition from competitors ranging in size from diversified global companies with significant research and development resources to small, specialized firms whose narrower product lines may allow them to be more effective in deploying related PCR technology in the genetic diagnostic industry. Our closest competitors fall largely into two groups, consisting of companies that specialize in oncology and offer directly competing services to our diagnostic services, offering their services to oncologists and pathology departments within hospitals, as well as large commercial companies that offer a wide variety of laboratory tests that range from simple chemistry tests to complex genetic testing. The technologies associated with the molecular diagnostics industry are evolving rapidly and there is intense competition within such industry. Certain molecular diagnostics companies have established technologies that may be competitive to our product candidates and any future tests that we develop. Some of these tests may use different approaches or means to obtain diagnostic results, which could be more effective or less expensive than our tests for similar indications. Moreover, these and other future competitors have or may have considerably greater resources than we do in terms of technology, sales, marketing, commercialization and capital resources. These competitors may have substantial advantages over us in terms of research and development expertise, experience in clinical studies, experience in regulatory issues, brand name exposure and expertise in sales and marketing as well as in operating central laboratory services. Many of these organizations have financial, marketing and human resources greater than ours; therefore, there can be no assurance that we can successfully compete with present or potential competitors or that such competition will not have a materially adverse effect on our business, financial position or results of operations.

In July 2017, we commenced a study to demonstrate the impact of academic pathology expertise on diagnostic accuracy. There is no assurance that this study, or other studies or trials we may conduct, will demonstrate favorable results. If the results of this study, or other studies or trials we may conduct, demonstrate unfavorable or inconclusive results, customers may choose our competitors’ products over our products and our commercial opportunities may be reduced or eliminated.

We believe that many of our competitors spend significantly more on research and development-related activities than we do. Our competitors may discover new diagnostic tools or develop existing technologies to compete with our diagnostic technology. Our commercial opportunities will be reduced or eliminated if these competing products are more effective, are more convenient or are less expensive than our product candidates.

We may not be able to develop new products or enhance the capabilities of our systems to keep pace with rapidly changing technology and customer requirements, which could have a material adverse effect on our business and operating results.

Our success depends on our ability to develop new products and applications for our diagnostic technology in existing and new markets, while improving the performance and cost-effectiveness of our systems. New technologies, techniques or products could emerge that might offer better combinations of price and performance than our current or future products and systems. Existing or future markets for our products, as well as potential markets for our diagnostic product candidates, are characterized by rapid technological change and innovation. It is critical to our success that we anticipate changes in technology and customer requirements and successfully introduce new, enhanced and competitive technologies to meet our customers’ and prospective customers’ needs on a timely and cost-effective basis. At the same time, however, we must carefully manage the introduction of new products. If customers believe that such products will offer enhanced features or be sold for a more attractive price, they may delay purchases until such products are available. We may also have excess or obsolete inventory of older products as we transition to new products and our experience in managing product transitions is very limited. If we do not successfully innovate and introduce new technology into our product lines or effectively manage the transitions to new product offerings, our revenues and results of operations will be adversely impacted.

Competitors may respond more quickly and effectively than we do to new or changing opportunities, technologies, standards or customer requirements. We anticipate that we will face increased competition in the future as existing companies and competitors develop new or improved products and as new companies enter the market with new technologies.

We currently depend on the services of pathologists at a single academic partner and the loss of the services of these pathologists would adversely impact our ability to develop, commercialize and deliver our products.

We currently depend on the services of pathologists at a single academic partner to review and render their diagnostic interpretation of our test results and to prepare the final diagnostic results that we integrate into our final report for our customers. Although we are in the process of adding new academic partners, it would be difficult to replace the services provided by the pathologists at our current partner if their services became unavailable to us for any reason prior to adding other academic partners. If this academic partner does not successfully carry out its contractual duties or obligations and meet expected deadlines; if this partner needs to be replaced, or if the quality or accuracy of the services provided by the pathologists at this partner were compromised for any reason, we would likely not be able to provide our services in a manner expected by our customers, and our financial results and the commercial prospects for our products could be harmed. The loss of the services of these pathologists would severely harm our ability to develop, commercialize and deliver our products, and our business, financial condition and operating results would be materially adversely affected.

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We may experience temporary disruptions and delays in processing biological samples at our facilities.

We may experience delays in processing biological samples caused by software and other errors. Any delay in processing samples could have an adverse effect on our business, financial condition and results of operations.

We depend upon a limited number of key personnel, and if we are not able to retain them or recruit additional qualified personnel, the commercialization of our product candidates and any future tests that we develop could be delayed or negatively impacted.

Our success is largely dependent upon the continued contributions of our officers and employees. Our success also depends in part on our ability to attract and retain highly qualified scientific, commercial and administrative personnel. In order to pursue our test development and commercialization strategies, we will need to attract and hire additional personnel with specialized experience in a number of disciplines, including assay development, laboratory and clinical operations, sales and marketing, billing and reimbursement. There is intense competition for personnel in the fields in which we operate. If we are unable to attract new employees and retain existing employees, the development and commercialization of our product candidates and any future tests could be delayed or negatively impacted. If any of them becomes unable or unwilling to continue in their respective positions, and we are unable to find suitable replacements, our business and financial results could be materially negatively affected.

We will need to increase the size of our organization, and we may experience difficulties in managing growth.

We are a small company with 31 full-time employees as of December 31, 2017. Future growth will impose significant added responsibilities on members of management, including the need to identify, attract, retain, motivate and integrate highly skilled personnel. We may increase the number of employees in the future depending on the progress of our development of diagnostic technology. Our future financial performance and our ability to commercialize our product candidates and to compete effectively will depend, in part, on our ability to manage any future growth effectively. To that end, we must be able to:

•	integrate additional management, administrative, manufacturing and regulatory personnel;
•	maintain sufficient administrative, accounting and management information systems and controls; and
•	hire and train additional qualified personnel.

 We may not be able to accomplish these tasks, and our failure to accomplish any of them could harm our financial results.

We currently have limited experience in marketing products. If we are unable to establish marketing and sales capabilities and retain the proper talent to execute on our sales and marketing strategy, we may not be able to generate product revenue.

We have developed limited experience in marketing our products and services. We intend to continue to develop our in-house marketing organization and sales force, which will require significant capital expenditures, management resources and time. We will have to compete with other diagnostic companies to recruit, hire, train and retain marketing and sales personnel.

If we are unable to further grow our internal sales, marketing and distribution capabilities, we may pursue collaborative arrangements regarding the sales and marketing of our product candidates or future products, however, we may not be able to establish or maintain such collaborative arrangements, or if we are able to do so, they may not have effective sales forces. Any revenue we receive will depend upon the efforts of such third parties, which may not be successful. We may have little or no control over the marketing and sales efforts of such third parties and our revenue from product sales may be lower than if we had commercialized our product candidates ourselves. We also face competition in our search for third parties to assist us with the sales and marketing efforts of our product candidates.

We may not realize the anticipated benefits of our merger with Transgenomic, Inc.

In June 2017, we completed our merger with Transgenomic, Inc, or Transgenomic. Integrating the operations of the businesses of Precipio Diagnostics successfully or otherwise realizing any of the anticipated benefits of the merger with Precipio, including anticipated cost savings and additional revenue opportunities, involves a number of potential challenges. The failure to meet these integration challenges could seriously harm our results of operations and the market price of our common stock may decline as a result.

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Realizing the benefits of the merger will depend in part on the integration of information technology, operations and personnel. These integration activities are complex and time-consuming and we may encounter unexpected difficulties or incur unexpected costs, including:

•	our inability to achieve the cost savings and operating synergies anticipated in the merger, including synergies relating to increased purchasing efficiencies and a reduction in costs associated with the merger;
•	diversion of management attention from ongoing business concerns to integration matters;
•	difficulties in consolidating and rationalizing information technology platforms and administrative infrastructures;
•	complexities associated with managing the geographic separation of the combined businesses and consolidating multiple physical locations where management may determine consolidation is desirable;
•	difficulties in integrating personnel from different corporate cultures while maintaining focus on providing consistent, high quality customer service;
•	challenges in demonstrating to our customers that the merger will not result in adverse changes in customer service standards or business focus; and
•	possible cash flow interruption or loss of revenue as a result of change of ownership transitional matters.

We may not successfully integrate the operations of the businesses in a timely manner and may not realize the anticipated net reductions in costs and expenses and other benefits and synergies of the merger with Transgenomic to the extent, or in the timeframe, anticipated. In addition to the integration risks discussed above, our ability to realize these net reductions in costs and expenses and other benefits and synergies could be adversely impacted by practical or legal constraints on our ability to combine operations.

Cybersecurity risks could compromise our information and expose us to liability, which may harm our ability to operate effectively and may cause our business and reputation to suffer.

Cybersecurity refers to the combination of technologies, processes and procedures established to protect information technology systems and data from unauthorized access, attack, or damage. We rely on our information systems to provide security for processing, transmission and storage of confidential information about our patients, customers and personnel, such as names, addresses and other individually identifiable information protected by HIPAA and other privacy laws. Cyber-attacks are increasingly more common, including in the health care industry. The regulatory environment surrounding information security and privacy is increasingly demanding, with the frequent imposition of new and changing requirements. Compliance with changes in privacy and information security laws and with rapidly evolving industry standards may result in our incurring significant expense due to increased investment in technology and the development of new operational processes.

We have not experienced any known attacks on our information technology systems that compromised any confidential information. We maintain our information technology systems with safeguard protection against cyber-attacks including passive intrusion protection, firewalls and virus detection software. However, these safeguards do not ensure that a significant cyber-attack could not occur. Although we have taken steps to protect the security of our information systems and the data maintained in those systems, it is possible that our safety and security measures will not prevent the systems’ improper functioning or damage or the improper access or disclosure of personally identifiable information such as in the event of cyber-attacks.

Security breaches, including physical or electronic break-ins, computer viruses, attacks by hackers and similar breaches can create system disruptions or shutdowns or the unauthorized disclosure of confidential information. If personal information or protected health information is improperly accessed, tampered with or disclosed as a result of a security breach, we may incur significant costs to notify and mitigate potential harm to the affected individuals, and we may be subject to sanctions and civil or criminal penalties if we are found to be in violation of the privacy or security rules under HIPAA or other similar federal or state laws protecting confidential personal information. In addition, a security breach of our information systems could damage our reputation, subject us to liability claims or regulatory penalties for compromised personal information and could have a material adverse effect on our business, financial condition and results of operations.

Our ability to use net operating loss carryforwards to offset future taxable income for U.S. federal tax purposes is subject to limitation and risk that could further limit our ability to utilize our net operating losses.

Under U.S. federal income tax law, a corporation’s ability to utilize its net operating losses, or NOLs, to offset future taxable income may be significantly limited if it experiences an “ownership change” as defined in Section 382 of the Internal Revenue Code, as amended. In general, an ownership change will occur if there is a cumulative change in a corporation’s ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. A corporation that experiences an ownership change will generally be subject to an annual limitation on the use of its pre-ownership change NOLs equal to the value of the corporation immediately before the ownership change, multiplied by the long-term tax-exempt rate (subject to certain adjustments). The annual limitation for a taxable year generally is increased by the amount of any “recognized built-in gains” for such year and the amount of any unused annual limitation in a prior year. On December 22, 2017, a law commonly known as the Tax Cuts and Jobs Act, or the TCJ Act, was enacted in the United States. Certain provisions of the TCJ Act impact the ability to utilize NOLs generated in 2018 and forward; any limitation to our annual use of NOLs could require us to pay a greater amount of U.S. federal (and in some cases, state) income taxes, which could reduce our after-tax income from operations for future taxable years and adversely impact our financial condition.

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Reimbursement and Regulatory Risks Relating to Our Business

Governmental payers and health care plans have taken steps to control costs.

Medicare, Medicaid and private insurers have increased their efforts to control the costs of health care services, including clinical testing services. They may reduce fee schedules or limit/exclude coverage for certain types of tests that we perform. Medicaid reimbursement varies by state and is subject to administrative and billing requirements and budget pressures. We expect efforts to reduce reimbursements, impose more stringent cost controls and reduce utilization of testing services will continue. These efforts, including changes in laws or regulations, may have a material adverse impact on our business.

Changes in payer mix could have a material adverse impact on our net sales and profitability.

Testing services are billed to physicians, patients, government payers such as Medicare, and insurance companies. Tests may be billed to different payers depending on a particular patient’s medical insurance coverage. Government payers have increased their efforts to control the cost, utilization and delivery of health care services as well as reimbursement for laboratory testing services. Further reductions of reimbursement for Medicare and Medicaid services or changes in policy regarding coverage of tests or other requirements for payment, such as prior authorization or a physician or qualified practitioner’s signature on test requisitions, may be implemented from time to time. Reimbursement for the laboratory services component of our business is also subject to statutory and regulatory reduction. Reductions in the reimbursement rates and changes in payment policies of other third party payers may occur as well. Such changes in the past have resulted in reduced payments as well as added costs and have decreased test utilization for the clinical laboratory industry by adding more complex new regulatory and administrative requirements. As a result, increases in the percentage of services billed to government payers could have an adverse impact on our net sales.

Our laboratories require ongoing CLIA certification.

The Clinical Laboratory Improvement Amendments of 1988, or CLIA, extended federal oversight to virtually all clinical laboratories by requiring that they be certified by the federal government or by a federally-approved accreditation agency. The CLIA requires that all clinical laboratories meet quality assurance, quality control and personnel standards. Laboratories must also undergo proficiency testing and are subject to inspections.

The sanctions for failure to comply with the CLIA requirements include suspension, revocation or limitation of a laboratory’s CLIA certificate, which is necessary to conduct business, cancellation or suspension of the laboratory’s approval to receive Medicare and/or Medicaid reimbursement, as well as significant fines and/or criminal penalties. The loss or suspension of a CLIA certification, imposition of a fine or other penalties, or future changes in the CLIA law or regulations (or interpretation of the law or regulations) could have a material adverse effect on us.

We believe that we are in compliance with all applicable laboratory requirements, but no assurances can be given that our laboratories will pass all future certification inspections.

Failure to comply with HIPAA could be costly.

The Health Insurance Portability and Accountability Act, or HIPAA, and associated regulations protect the privacy and security of certain patient health information and establish standards for electronic health care transactions in the United States. These privacy regulations establish federal standards regarding the uses and disclosures of protected health information. Our laboratories are subject to HIPAA and its associated regulations. If we fail to comply with these laws and regulations we could suffer civil and criminal penalties, fines, exclusion from participation in governmental health care programs and the loss of various licenses, certificates and authorizations necessary to operate our patient testing business. We could also incur liabilities from third party claims.

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Our failure to comply with any applicable government laws and regulations or otherwise respond to claims relating to improper handling, storage or disposal of hazardous chemicals that we use may adversely affect our results of operations.

Our research and development [and manufacturing] activities involve the controlled use of hazardous materials and chemicals. We are subject to federal, state, local and international laws and regulations governing the use, storage, handling and disposal of hazardous materials and waste products. If we fail to comply with applicable laws or regulations, we could be required to pay penalties or be held liable for any damages that result and this liability could exceed our financial resources. We cannot be certain that accidental contamination or injury will not occur. Any such accident could damage our research and manufacturing facilities and operations, resulting in delays and increased costs.

We may become subject to the Anti-Kickback Statute, Stark Law, False Claims Act, Civil Monetary Penalties Law and may be subject to analogous provisions of applicable state laws and could face substantial penalties if we fail to comply with such laws.

There are several federal laws addressing fraud and abuse that apply to businesses that receive reimbursement from a federal health care program. There are also a number of similar state laws covering fraud and abuse with respect to, for example, private payors, self-pay and insurance. Currently, we receive a substantial percentage of our revenue from private payors and from Medicare. Accordingly, our business is subject to federal fraud and abuse laws, such as the Anti-Kickback Statute, the Stark Law, the False Claims Act, the Civil Monetary Penalties Law and other similar laws. Moreover, we are already subject to similar state laws. We believe we have operated, and intend to continue to operate, our business in compliance with these laws. However, these laws are subject to modification and changes in interpretation, and are enforced by authorities vested with broad discretion. Federal and state enforcement entities have significantly increased their scrutiny of healthcare companies and providers which has led to investigations, prosecutions, convictions and large settlements. We continually monitor developments in this area. If these laws are interpreted in a manner contrary to our interpretation or are reinterpreted or amended, or if new legislation is enacted with respect to healthcare fraud and abuse, illegal remuneration, or similar issues, we may be required to restructure our affected operations to maintain compliance with applicable law. There can be no assurances that any such restructuring will be possible or, if possible, would not have a material adverse effect on our results of operations, financial position, or cash flows.

Anti-Kickback Statute

A federal law commonly referred to as the “Anti-Kickback Statute” prohibits the knowing and willful offer, payment, solicitation or receipt of remuneration, directly or indirectly, in return for the referral of patients or arranging for the referral of patients, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered, in whole or in part, by a federal healthcare program such as Medicare or Medicaid. The term “remuneration” has been broadly interpreted to include anything of value such as gifts, discounts, rebates, waiver of payments or providing anything at less than its fair market value. The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or the PPACA, amended the intent requirement of the Anti-Kickback Statute such that a person or entity can be found guilty of violating the statute without actual knowledge of the statute or specific intent to violate the statute. Further, the PPACA now provides that claims submitted in violation of the Anti-Kickback Statute constitute false or fraudulent claims for purposes of the federal False Claims Act, or FCA, including the failure to timely return an overpayment. Many states have adopted similar prohibitions against kickbacks and other practices that are intended to influence the purchase, lease or ordering of healthcare items and services reimbursed by a governmental health program or state Medicaid program. Some of these state prohibitions apply to remuneration for referrals of healthcare items or services reimbursed by any third-party payor, including commercial payors and self-pay patients.

Stark Law

Section 1877 of the Social Security Act, or the Stark Law, prohibits a physician from referring a patient to an entity for certain “designated health services” reimbursable by Medicare if the physician (or close family members) has a financial relationship with that entity, including an ownership or investment interest, a loan or debt relationship or a compensation relationship, unless an exception to the Stark Law is fully satisfied. The designated health services covered by the law include, among others, laboratory and imaging services. Some states have self-referral laws similar to the Stark Law for Medicaid claims and commercial claims.

Violation of the Stark Law may result in prohibition of payment for services rendered, a refund of any Medicare payments for services that resulted from an unlawful referral, $15,000 civil monetary penalties for specified infractions, criminal penalties, and potential exclusion from participation in government healthcare programs, and potential false claims liability. The repayment provisions in the Stark Law are not dependent on the parties having an improper intent; rather, the Stark Law is a strict liability statute and any violation is subject to repayment of all amounts arising out of tainted referrals. If physician self-referral laws are interpreted differently or if other legislative restrictions are issued, we could incur significant sanctions and loss of revenues, or we could have to change our arrangements and operations in a way that could have a material adverse effect on our business, prospects, damage to our reputation, results of operations and financial condition.

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False Claims Act

The FCA prohibits providers from, among other things, (1) knowingly presenting or causing to be presented, claims for payments from the Medicare, Medicaid or other federal healthcare programs that are false or fraudulent; (2) knowingly making, using or causing to be made or used, a false record or statement to get a false or fraudulent claim paid or approved by the federal government; or (3) knowingly making, using or causing to be made or used, a false record or statement to avoid, decrease or conceal an obligation to pay money to the federal government. The “qui tam” or “whistleblower” provisions of the FCA allow private individuals to bring actions under the FCA on behalf of the government. These private parties are entitled to share in any amounts recovered by the government, and, as a result, the number of “whistleblower” lawsuits that have been filed against providers has increased significantly in recent years. Defendants found to be liable under the FCA may be required to pay three times the actual damages sustained by the government, plus civil penalties ranging between $5,500 and $11,000 for each separate false claim.

There are many potential bases for liability under the FCA. The government has used the FCA to prosecute Medicare and other government healthcare program fraud such as coding errors, billing for services not provided, and providing care that is not medically necessary or that is substandard in quality. The PPACA also provides that claims submitted in connection with patient referrals that result from violations of the Anti-Kickback Statute constitute false claims for the purpose of the FCA, and some courts have held that a violation of the Stark law can result in FCA liability, as well. In addition, a number of states have adopted their own false claims and whistleblower provisions whereby a private party may file a civil lawsuit in state court. We are required to provide information to our employees and certain contractors about state and federal false claims laws and whistleblower provisions and protections.

Civil Monetary Penalties Law

The Civil Monetary Penalties Law prohibits, among other things, the offering or giving of remuneration to a Medicare or Medicaid beneficiary that the person or entity knows or should know is likely to influence the beneficiary’s selection of a particular provider or supplier of items or services reimbursable by a federal or state healthcare program. This broad provision applies to many kinds of inducements or benefits provided to patients, including complimentary items, services or transportation that are of more than a nominal value. This law could affect how we have to structure our operations and activities.

Intellectual Property Risks Related to Our Business

We cannot be certain that measures taken to protect our intellectual property will be effective.

We rely upon trade secrets, copyright and trademark laws, non-disclosure agreements and other contractual confidentiality provisions to protect our confidential and proprietary information that we are not seeking patent protection for various reasons. Such measures, however, may not provide adequate protection for our trade secrets or other proprietary information. If such measures do not protect our rights, third parties could use our technology and our ability to compete in the market would be reduced.

We depend on certain technologies that are licensed to us. We do not control these technologies and any loss of our rights to them could prevent us from selling some of our products.

We have entered into license agreements with third parties for certain licensed technologies that are, or may become, relevant to the products we market, or plan to market, including our license agreement with Dana-Farber Cancer Institute, Inc., pursuant to which we license our ICE-COLD-PCR technology. In addition, we may in the future elect to license third party intellectual property to further our business objectives and/or as needed for freedom to operate for our products. We do not and will not own the patents, patent applications or other intellectual property rights that are the subject of these licenses. Our rights to use these technologies and employ the inventions claimed in the licensed patents, patent applications and other intellectual property rights are or will be subject to the continuation of and compliance with the terms of those licenses.

We might not be able to obtain licenses to technology or other intellectual property rights that we require. Even if such licenses are obtainable, they may not be available at a reasonable cost or multiple licenses may be needed for the same product (e.g., stacked royalties). We could therefore incur substantial costs related to royalty payments for licenses obtained from third parties, which could negatively affect our gross margins. Further, we could encounter delays in product introductions, or interruptions in product sales, as we develop alternative methods or products.

In some cases, we do not or may not control the prosecution, maintenance, or filing of the patents or patent applications to which we hold licenses, or the enforcement of these patents against third parties. As a result, we cannot be certain that drafting or prosecution of the licensed patents and patent applications by the licensors have been or will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents and other intellectual property rights.

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Third parties may assert ownership or commercial rights to inventions we develop.

Third parties may in the future make claims challenging the inventorship or ownership of our intellectual property. For example, third parties that have been introduced to or have benefited from our inventions may attempt to replicate or reverse engineer our products and circumvent ownership of our inventions. In addition, we may face claims that our agreements with employees, contractors, or consultants obligating them to assign intellectual property to us are ineffective, or in conflict with prior or competing contractual obligations of assignment, which could result in ownership disputes regarding intellectual property we have developed or will develop and interfere with our ability to capture the commercial value of such inventions. Litigation may be necessary to resolve an ownership dispute, and if we are not successful, we may be precluded from using certain intellectual property, or may lose our exclusive rights in that intellectual property. Either outcome could have an adverse impact on our business.

Third parties may assert that our employees or consultants have wrongfully used or disclosed confidential information or misappropriated trade secrets.

Although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third parties. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

The testing, manufacturing and marketing of medical diagnostic devices entails an inherent risk of product liability and personal injury claims.

To date, we have experienced no product liability or personal injury claims, but any such claims arising in the future could have a material adverse effect on our business, financial condition and results of operations. Potential product liability or personal injury claims may exceed the amount of our insurance coverage or may be excluded from coverage under the terms of our policy or limited by other claims under our umbrella insurance policy. Additionally, our existing insurance may not be renewed by us at a cost and level of coverage comparable to that presently in effect, if at all. In the event that we are held liable for a claim against which we are not insured or for damages exceeding the limits of our insurance coverage, such claim could have a material adverse effect on our cash flow and thus potentially a materially adverse effect on our business, financial condition and results of operations.

All of our diagnostic technology development and our clinical services are performed at two laboratories, and in the event either or both of these facilities were to be affected by a termination of the lease or a man-made or natural disaster, our operations could be severely impaired.

We are performing all of our diagnostic services in our CLIA laboratory located in New Haven, Connecticut and our research and development operations are based in our facility in Omaha, Nebraska. Despite precautions taken by us, any future natural or man-made disaster at these laboratories, such as a fire, earthquake or terrorist activity, could cause substantial delays in our operations, damage or destroy our equipment and testing samples or cause us to incur additional expenses.

In addition, we are leasing the facilities where our laboratories operate. We are currently in compliance with all and any lease obligations, but should the leases terminate for any reason, or if at any time either of the laboratories is moved due to conditions outside our control, it could cause substantial delay in our diagnostics operations, damage or destroy our equipment and biological samples or cause us to incur additional expenses. In the event of an extended shutdown of either laboratory, we may be unable to perform our services in a timely manner or at all and therefore would be unable to operate in a commercially competitive manner. This could harm our operating results and financial condition.

Further, if we have to use a substitute laboratory while our facilities were shut down, we could only use another facility with established state licensure and accreditation under CLIA. We may not be able to find another CLIA-certified facility and comply with applicable procedures, or find any such laboratory that would be willing to perform the tests for us on commercially reasonable terms. Additionally, any new laboratory opened by us would be subject to certification under CLIA and licensure by various states, which would take a significant amount of time and result in delays in our ability to continue our operations.

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Risks Related to Our Common Stock

The price of our common stock may fluctuate significantly, which could negatively affect us and holders of our common stock.

There has been, and continues to be, a limited public market for our common stock, and an active trading market for our common stock has not and may never develop or, if developed, be sustained. The trading price of our common stock may be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include:

These factors include:

•	actual or anticipated fluctuations in our financial condition and operating results:
•	actual or anticipated changes in our growth rate relative to our competitors;
•	competition from existing products or new products that may emerge;
•	announcements by us, our academic institution partners, or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations, or capital commitments;
•	failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public and the revision of any financial estimates and projections that we provide to the public;
•	issuance of new or updated research or reports by securities analysts;
•	fluctuations in the valuation of companies perceived by investors to be comparable to us;
•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;
•	additions, transitions or departures of key management or scientific personnel;
•	disputes or other developments related to proprietary rights, including patents, litigation matters, and our ability to obtain patent protection for our technologies;
•	changes to reimbursement levels by commercial third-party payors and government payors, including Medicare, and any announcements relating to reimbursement levels;
•	announcement or expectation of additional debt or equity financing efforts;
•	sales of our common stock by us, our insiders, or our other stockholders; and
•	general economic and market conditions

These and other market and industry factors may cause the market price and demand for our common stock to fluctuate substantially, regardless of our actual operating performance, which may limit or prevent investors from readily selling their shares of our common stock and may otherwise negatively affect the liquidity of our common stock. In addition, the stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. In the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management.

The price of our stock may be vulnerable to manipulation.

We believe our common stock has been the subject of significant short selling by certain market participants. Short sales are transactions in which a market participant sells a security that it does not own. To complete the transaction, the market participant must borrow the security to make delivery to the buyer. The market participant is then obligated to replace the security borrowed by purchasing the security at the market price at the time of required replacement. If the price at the time of replacement is lower than the price at which the security was originally sold by the market participant, then the market participant will realize a gain on the transaction. Thus, it is in the market participant’s interest for the market price of the underlying security to decline as much as possible during the period prior to the time of replacement.

Because our unrestricted public float has been small relative to other issuers, previous short selling efforts have impacted, and may in the future continue to impact, the value of our stock in an extreme and volatile manner to our detriment and the detriment of our shareholders. Efforts by certain market participants to manipulate the price of our common stock for their personal financial gain may cause our stockholders to lose a portion of their investment, may make it more difficult for us to raise equity capital when needed without significantly diluting existing stockholders, and may reduce demand from new investors to purchase shares of our stock.

If we cannot continue to satisfy NASDAQ listing maintenance requirements and other rules, our securities may be delisted, which could negatively impact the price of our securities.

Although our common stock is listed on the NASDAQ Capital Market, we may be unable to continue to satisfy the listing maintenance requirements and rules. If we are unable to satisfy The NASDAQ Stock Market, or NASDAQ, criteria for maintaining our listing, our securities could be subject to delisting.

On March 26, 2018, we received a letter from NASDAQ notifying us that for the past 30 consecutive business days, the closing bid price per share of our common stock was below the $1.00 minimum bid price requirement for continued listing on the NASDAQ Capital Market, as required by NASDAQ Listing Rule 5550(a)(2), or the Bid Price Rule. As a result, we were notified by NASDAQ that we are not in compliance with the Bid Price Rule. NASDAQ has provided u with 180 calendar days, or until September 24, 2018, to regain compliance with the Bid Price Rule.

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To regain compliance with the Bid Price Rule, the closing bid price of our common stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days during the 180 day grace period. If our common stock does not regain compliance with the Bid Price Rule during this grace period, we will be eligible for an additional grace period of 180 calendar days provided that we satisfy NASDAQ’s continued listing requirement for market value of publicly held shares and all other initial listing standards for listing on The NASDAQ Capital Market, other than the minimum bid price requirement, and provide written notice to NASDAQ of our intention to cure the delinquency during the second grace period. If we meet these requirements, NASDAQ will inform us that we have been granted an additional 180 calendar days. However, if it appears to NASDAQ that we will not be able to cure the deficiency, or if we are otherwise not eligible, NASDAQ will provide notice that our securities will be subject to delisting.

We are presently evaluating various courses of action to regain compliance with the Bid Price Rule. However, there can be no assurance that we will be able to regain compliance.

If NASDAQ delists our securities, we could face significant consequences, including:

•	a limited availability for market quotations for our securities;

•	reduced liquidity with respect to our securities;

•	a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in reduced trading;

•	activity in the secondary trading market for our common stock;

•	limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

In addition, we would no longer be subject to NASDAQ rules, including rules requiring us to have a certain number of independent directors and to meet other corporate governance standards.

Increased costs associated with corporate governance compliance may significantly impact our results of operations.

As a public company, we incur significant legal, accounting, and other expenses due to our compliance with regulations and disclosure obligations applicable to us, including compliance with the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as rules implemented by the SEC, and NASDAQ. The SEC and other regulators have continued to adopt new rules and regulations and make additional changes to existing regulations that require our compliance. In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was enacted. There are significant corporate governance and executive compensation related provisions in the Dodd-Frank Act that have required the SEC to adopt additional rules and regulations in these areas. Stockholder activism, the current political environment, and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact, in ways we cannot currently anticipate, the manner in which we operate our business. Our management and other personnel devote a substantial amount of time to these compliance programs and monitoring of public company reporting obligations, and as a result of the new corporate governance and executive compensation related rules, regulations, and guidelines prompted by the Dodd-Frank Act, and further regulations and disclosure obligations expected in the future, we will likely need to devote additional time and costs to comply with such compliance programs and rules. These rules and regulations will cause us to incur significant legal and financial compliance costs and will make some activities more time-consuming and costly.

The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. Our current controls and any new controls that we develop may become inadequate, and weaknesses in our internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting, which we may be required to include in our periodic reports that we file with the SEC under Section 404 of the Sarbanes-Oxley Act, and could harm our operating results, cause us to fail to meet our reporting obligations, or result in a restatement of our prior period financial statements. If we are not able to demonstrate compliance with the Sarbanes-Oxley Act, that our internal control over financial reporting is perceived as inadequate, or that we are unable to produce timely or accurate financial statements, investors may lose confidence in our operating results, and the price of our common stock could decline.

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We are required to comply with certain of the SEC rules that implement Section 404 of the Sarbanes-Oxley Act, which requires management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. This assessment needs to include the disclosure of any material weaknesses in our internal control over financial reporting identified by our management or our independent registered public accounting firm. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting or if we are unable to complete our evaluation, testing, and any required remediation in a timely fashion, we will be unable to assert that our internal control over financial reporting is effective.

These developments could make it more difficult for us to retain qualified members of our Board of Directors, or qualified executive officers. We are presently evaluating and monitoring regulatory developments and cannot estimate the timing or magnitude of additional costs we may incur as a result. To the extent these costs are significant, our general and administrative expenses are likely to increase.

We have not paid dividends on our common stock in the past and do not expect to pay dividends on our common stock for the foreseeable future.  Any return on investment may be limited to the value of our common stock.

No cash dividends have been paid on our common stock.  We expect that any income received from operations will be devoted to our future operations and growth.  We do not expect to pay cash dividends on our common stock in the near future.  Payment of dividends would depend upon our profitability at the time, cash available for those dividends, and other factors as our board of directors may consider relevant.  If we do not pay dividends, our common stock may be less valuable because a return on an investor’s investment will only occur if our stock price appreciates.  Investors in our common stock should not rely on an investment in our company if they require dividend income.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock relies in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts. The price of our common stock could decline if one or more equity research analysts downgrade our common stock or if they issue other unfavorable commentary or cease publishing reports about us or our business:

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements that are based on our management’s belief and assumptions and on information currently available to our management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements in this prospectus include, but are not limited to, statements about:

•	our use of the net proceeds from this offering;

•	the progress, timing and amount of expenses associated with our development and commercialization activities;

•	our plans and ability to develop and commercialize new products and services, and make improvements to our existing products and services;

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

•	our ability or the amount of time it will take to achieve successful reimbursement of our existing and future products and services from third-party payors, such as commercial insurance companies and health maintenance organizations, and government insurance programs, such as Medicare and Medicaid;

•	the accuracy of our estimates of the size and characteristics of the markets that may be addressed by our products;

•	the success of our study to demonstrate the impact of academic pathology expertise on diagnostic accuracy, and any other studies or trials we may conduct;

•	our intention to seek, and our ability to establish, strategic collaborations or partnerships for the development or sale of our products and the effectiveness of such collaborations or partnerships;

•	our expectations as to future financial performance, expense levels and liquidity sources;

•	our anticipated cash needs and our estimates regarding our capital requirements and our needs for additional financing, as well as our ability to obtain such additional financing on reasonable terms;

•	our ability to compete with other companies that are or may be developing or selling products that are competitive with our products;

•	our ability to build a sales force to market our products and services, and anticipated increases in our sales and marketing costs due to an expansion in our sales force and marketing activities;
•	federal and state regulatory requirements, including potential United States Food and Drug Administration regulation of our products or future products;
•	anticipated trends and challenges in our potential markets;
•	our ability to attract and retain key personnel; and
•	other factors discussed elsewhere in this prospectus.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements.

The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

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USE OF PROCEEDS

We may issue and sell shares of our common stock having aggregate sales proceeds of up to $8.0 million from time to time. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, and net proceeds to us, if any, are not determinable at this time. There can be no assurance that we will sell any shares under or fully utilize the Equity Purchase Agreement with Leviston Resources LLC as a source of financing. The principal purposes of this offering are to increase our financial flexibility, improve our visibility in the marketplace, grow our sales and business development resources and accelerate our product offerings. We currently intend to use the net proceeds from this offering, if shares are sold, primarily for general corporate purposes, including working capital and operating expenses. We may also use a portion of the net proceeds to acquire or invest in complementary technologies, solutions, products, services, businesses, or other assets, although we have no present commitments or agreements to enter into any acquisitions or investments.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses of the net proceeds from this offering. The amount and timing of our actual expenditures will depend on numerous factors, including the cash used in or generated by our operations, sales and marketing efforts, competition, the pace of our expansion plans, our investments, and acquisitions. Accordingly, we will have broad discretion in using these proceeds. Pending these uses, we intend to invest the net proceeds from this offering in short-term and intermediate-term investment-grade interest-bearing securities and obligations, such as money market accounts, certificates of deposit, commercial paper, and guaranteed obligations of the U.S. government. We cannot predict whether the invested proceeds will yield a favorable return.

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PRICE RANGE OF COMMON STOCK

Since June 30, 2017, the trading date following the consummation of the Merger, our common stock has traded on the NASDAQ Capital Market under the symbol “PRPO.”

Prior to the Merger, our common stock was traded on the NASDAQ Capital Market under the symbol “TBIO.” Our common stock was suspended from trading on the NASDAQ Capital Market on February 17, 2017 and on February 22, 2017, our shares began trading on the OTCQB exchange under the ticker “TBIO” and remained on the OTCQB exchange until the date of the Merger. In connection with the merger, our common stock commenced trading on the NASDAQ Capital Market under the symbol “PRPO.”

The following table sets forth, for the periods indicated, the closing prices of our common stock as reported on the market exchanges noted above. The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The per share prices reflect a 1-for-30 reverse stock split effected on June 13, 2017:

	Fiscal Year 2018
	High	Low
First Quarter	$1.30	$0.48
Second Quarter (through April 12, 2018)	$0.53	$0.42

	Fiscal Year 2017
	High	Low
First Quarter	$33.60	$7.80
Second Quarter	$16.86	$4.90
Third Quarter	$20.10	$1.80
Fourth Quarter	$2.23	$1.08

	Fiscal Year 2016
	High	Low
First Quarter	$32.41	$16.20
Second Quarter	$21.92	$15.00
Third Quarter	$17.36	$8.37
Fourth Quarter	$11.04	$4.75

On April 12, 2018, the closing price of our common stock as reported on The NASDAQ Capital Market was $0.49 per share. As of March 31, 2018, there were 19,668,572 shares of our common stock outstanding and approximately 81 holders of record.

DIVIDEND POLICY

We have never declared or paid dividends on our capital stock. We do not anticipate paying any dividends on our capital stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. Any future determination to declare dividends will be subject to the discretion of our board of directors and will depend on various factors, including applicable laws, our results of operations, financial condition, future prospects and any other factors deemed relevant by our board of directors. Investors should not purchase our common stock with the expectation of receiving cash dividends.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2017:

•	on an actual basis

•	on a pro forma basis to give effect to:

o	the issuance of 6,465,334 shares of our common stock, subsequent to December 31, 2017, as a result of the conversion of 2,340 shares of our Series B Preferred Stock and 2,548 shares of our Series C Preferred Stock; and

o	the issuance of 721,153 shares issued on February 12, 2018 pursuant to the initial sale under our Equity Purchase Agreement which we entered into on February 8, 2018 and the issuance of 170,711 shares issued on February 12, 2018 pursuant to a commitment fee due under the Equity Purchase Agreement; and

o	the issuance of 1,814,754 shares issued on February 12, 2018 pursuant to vendor settlement agreements entered into during the fourth quarter of 2017 to cancel approximately $1.9 million of the Company’s debt obligations; and

o	the issuance of 300,000 shares of our common stock, subsequent to December 31, 2017, as a result of the exercise of 300,000 warrants to purchase shares of the Company’s common stock; and

o	the receipt of $400,000, in January 2018, pursuant to an agreement the Company entered into with the Connecticut Department of Economic and Community Development, by which the Company received a grant of $100,000 and a loan of $300,000.

•	on a pro forma as adjusted basis to give further effect to (i) our sale of 15,425,532 shares of common stock in this offering and our receipt of the net proceeds therefrom at an assumed public offering price of $0.47 per share ,after deducting estimated discounts and commissions and estimated offering expenses payable by us.

The following information is illustrative only of our cash and capitalization following the completion of this offering and will change based on the actual public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on April 13, 2018.

	As of December 31, 2017
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands)
Cash	$421	$1,705	$8,337
Current maturities of long-term debt	(587)	(611)	(611)
Obligation to issue common shares[2]	(1,897)	—	—
Long-term debt	(2,829)	(3,105)	(3,105)
Common stock warrant liability	(841)	(841)	(841)
Capital leases (Current & Long term)	(163)	(163)	(163)
Stockholders' (deficit) equity:
Preferred stock, $0.01 par value per share; 15,000,000 shares authorized, actual, pro forma and pro forma as adjusted, 2,387 shares of Series B Preferred Stock issued and outstanding as of December 31, 2017, actual; and 47 shares of Series B Preferred Stock issued and outstanding pro forma and pro forma as adjusted; 2,548 shares of Series C Preferred Stock issued and outstanding as of December 31, 2017, actual; and zero shares of Series C Preferred Stock issued and outstanding pro forma and pro forma as adjusted	—	—	—
Common stock, $0.001 par value per share; 150,000,000 shares authorized, actual, pro forma and pro forma as adjusted; 10,196,620 shares issued and outstanding at December 31, 2017, actual; 19,668,572 shares issued and outstanding, pro forma; 35,094,104 shares issued and outstanding, pro forma as adjusted;	102	197	351
Additional paid-in capital	44,465	47,061	53,539
Accumulated deficit	(31,542)	(31,542)	(31,542)
Total stockholders' (deficit) equity	13,025	15,716	22,348
Total capitalization	$6,708	$10,996	$17,628

2 Included in Other Current Liabilities on the Consolidation Balance Sheet within our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on April 13, 2018

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Each $1.00 increase or decrease in the assumed public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders' equity and total capitalization by $             million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. An increase or decrease of 1.0 million shares in the number of shares offered by us would increase or decrease pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders' equity and total capitalization by $             million, assuming a public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus.

The preceding data is based on 19,668,572 shares outstanding as of March 31, 2018. This number excludes:

•	3,523,012 common shares issuable upon the exercise of stock options outstanding as of March 31, 2018, at a weighted average exercise price of $1.14 per share;

•	5,923,789 shares of common stock issuable upon exercise of warrants that were outstanding as of March 31, 2018 at a weighted-average exercise price of $3.08 per share;

•	2,544,306 shares of common stock reserved for future issuance under our 2017 Stock Option and Incentive Plan, as well as any automatic increases in the number of common shares reserved for issuance under the 2017 Stock Option and Incentive Plan after the date of this prospectus; and

•	62,667 shares of our common stock issuable upon conversion of 47 shares of our Series B Preferred Stock.

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DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. As of December 31, 2017, our historical net tangible book value was $(12.1) million, or $(1.19) per share of common stock, based on 10,196,620 shares of our common stock outstanding at December 31, 2017. Our historical net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of shares of our common stock outstanding as of December 31, 2017.

Our pro forma net tangible book value as of December 31, 2017 was $(9.2) million, or $(0.47) per share of common stock. Pro forma net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding, assuming (i) the issuance of 6,465,334 shares of our common stock, subsequent to December 31, 2017, as a result of the conversion of 2,340 shares of our Series B Preferred Stock and 2,548 shares of our Series C Preferred Stock; (ii) the issuance of 721,153 shares issued on February 12, 2018 pursuant to the initial sale under our Equity Purchase Agreement which we entered into on February 8, 2018 and the issuance of 170,711 shares issued on February 12, 2018 pursuant to a commitment fee due under the Equity Purchase Agreement; (iii) the issuance of 1,814,754 shares issued on February 12, 2018 pursuant to vendor settlement agreements entered into during the fourth quarter of 2017 to cancel approximately $1.9 million of the Company’s debt obligations; (iv) the issuance of 300,000 shares of our common stock, subsequent to December 31, 2017, as a result of the exercise of 300,000 warrants to purchase shares of the Company’s common stock; and (v) the receipt of $400,000, in January 2018, pursuant to an agreement the Company entered into with the Connecticut Department of Economic and Community Development, by which the Company received a grant of $100,000 and a loan of $300,000.

After giving effect to the sale by us of 15,425,532 shares of our common stock in this offering at the assumed public offering price of $0.47 per share, after deducting estimated discounts and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2017 would have been $(2.6) million, or $(0.07) per share. This represents an immediate increase in pro forma net tangible book value of $0.40 per share to our existing stockholders and an immediate dilution of $0.54 per share to our new investors purchasing shares of common stock in this offering. The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$0.47
Historical net tangible book value per share as of December 31, 2017	$(1.19)
Increase in net tangible book value per share attributable to the pro forma adjustments described above	$0.72
Pro forma net tangible book value per share as of December 31, 2017	$(0.47)
Increase in pro forma net tangible book value per share attributable to this offering	$0.40
Pro forma as adjusted net tangible book value per share after this offering		(0.07)
Dilution per share to new investors in this offering		$0.54

This pro forma as adjusted dilution information is illustrative only and will change based on the actual public offering price, number of shares sold and other terms of this offering determined at pricing. Each $1.00 increase or decrease in the assumed public offering price of $        per share would increase or decrease our pro forma as adjusted net tangible book value by $         million, or $        per share, and the dilution per share to investors participating in this offering by $        per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. Similarly, each increase or decrease of 1.0 million shares in the number of shares we are offering would increase or decrease the pro forma as adjusted net tangible book value by $            and $            per share, respectively, and the dilution per share to investors participating in this offering by $            and $            per share, respectively, assuming an public offering price of $             per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus.

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The preceding data is based on 19,668,572 shares outstanding as of March 31, 2018. This number excludes:

•	3,523,012 common shares issuable upon the exercise of stock options outstanding as of March 31, 2018, at a weighted average exercise price of $1.14 per share;

•	5,923,789 shares of common stock issuable upon exercise of warrants that were outstanding as of March 31, 2018 at a weighted-average exercise price of $3.08 per share;

•	2,544,306 shares of common stock reserved for future issuance under our 2017 Stock Option and Incentive Plan, as well as any automatic increases in the number of common shares reserved for issuance under the 2017 Stock Option and Incentive Plan after the date of this prospectus; and

•	62,667 shares of our common stock issuable upon conversion of 47 shares of our Series B Preferred Stock.

To the extent that stock options are exercised or new stock options are issued under our equity incentive plans, there will be further dilution to investors purchasing common stock in this offering. In addition, we need to raise additional capital because of market conditions and strategic considerations. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

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SELECTED FINANCIAL DATA

We are a smaller reporting company, as defined by Rule 12b-2 of the Exchange Act, and are not required to provide the information required under this item

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the section entitled “Selected Financial Data” and our financial statements and related our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on April 13, 2018. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Forward-Looking Information

This prospectus contains forward-looking statements. These statements are based on management’s current views, assumptions or beliefs of future events and financial performance and are subject to uncertainty and changes in circumstances. Readers of this report should understand that these statements are not guarantees of performance or results. Many factors could affect our actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things: our expected revenue, income (loss), receivables, operating expenses, supplier pricing, availability and prices of raw materials, insurance reimbursements, product pricing, sources of funding operations and acquisitions, our ability to raise funds, sufficiency of available liquidity, future interest costs, future economic circumstances, business strategy, industry conditions, our ability to execute our operating plans, the success of our cost savings initiatives, competitive environment and related market conditions, expected financial and other benefits from our organizational restructuring activities, actions of governments and regulatory factors affecting our business, retaining key employees and other risks as described in our reports filed with the Securities and Exchange Commission. In some cases, these statements are identifiable through the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” or the negative versions of these terms and other similar expressions.

You are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements we make are not guarantees of future performance and are subject to various assumptions, risks and other factors that could cause actual results to differ materially from those suggested by these forward-looking statements. Actual results may differ materially from those suggested by the forward-looking statements that we make for a number of reasons, including those described “Risk Factors,” within this prospectus.

We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Merger

On June 29, 2017, or the “Closing Date”, the Company (then known as Transgenomic, Inc., or Transgenomic), completed a reverse merger, or the Merger, with Precipio Diagnostics, LLC, a privately held Delaware limited liability company, or Precipio Diagnostics, in accordance with the terms of the Agreement and Plan of Merger, or the Merger Agreement, dated October 12, 2016, as amended on February 2, 2017 and June 29, 2017, by and among Transgenomic, Precipio Diagnostics and New Haven Labs Inc., or Merger Sub, a wholly-owned subsidiary of Transgenomic. Pursuant to the Merger Agreement, Merger Sub merged with and into Precipio Diagnostics, with Precipio Diagnostics surviving the Merger as a wholly-owned subsidiary of the merged company. In connection with the Merger, the Company changed its name from Transgenomic, Inc. to Precipio, Inc. and effected a 1-for-30 reverse stock split of its common stock. Upon the consummation of the Merger, the historical financial statements of Precipio Diagnostics become the Company's historical financial statements. Accordingly, the historical financial statements of Precipio Diagnostics are included in the comparative prior periods.

Overview

Precipio, Inc., and Subsidiary, (“we”, “us”, “our”, the “Company” or “Precipio”) is a cancer diagnostics company providing diagnostic products and services to the oncology market. We have built and continue to develop a platform designed to eradicate the problem of misdiagnosis by harnessing the intellect, expertise and technology developed within academic institutions and delivering quality diagnostic information to physicians and their patients worldwide. We operate a cancer diagnostic laboratory located in New Haven, Connecticut and have partnered with the Yale School of Medicine to capture the expertise, experience and technologies developed within academia so that we can provide a better standard of cancer diagnostics and solve the growing problem of cancer misdiagnosis. We also operate a research and development facility in Omaha, Nebraska which will focus on further development of ICE-COLD-PCR, or ICP, the patented technology which was exclusively licensed by us from Dana-Farber Cancer Institute, Inc., or Dana-Farber, at Harvard University. The research and development center will focus on the development of this technology, which we believe will enable us to commercialize other technologies developed by our current and future academic partners. Our platform connects patients, physicians and diagnostic experts residing within academic institutions. Launched in 2017, the platform facilitates the following relationships:

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•	Patients: patients may search for physicians in their area and consult directly with academic experts that are on the platform. Patients may also have access to new academic discoveries as they become commercially available.

•	Physicians: physicians can connect with academic experts to seek consultations on behalf of their patients and may also provide consultations for patients in their area seeking medical expertise in that physician’s relevant specialty. Physicians will also have access to new diagnostic solutions to help improve diagnostic accuracy.

•	Academic Experts: academic experts on the platform can make themselves available for patients or physicians seeking access to their expertise. Additionally, these experts have a platform available to commercialize their research discoveries.

We intend to continue updating our platform to allow for patient-to-patient communications and allow individuals to share stories and provide support for one another, to allow physicians to consult with their peers to discuss and share challenges and solutions, and to allow academic experts to interact with others in academia on the platform to discuss their research and cross-collaborate.

ICP was developed at Harvard and is licensed exclusively by us from Dana-Farber. The technology enables the detection of genetic mutations in liquid biopsies, such as blood samples. The field of liquid biopsies is a rapidly growing market, aimed at solving the challenge of obtaining genetic information on disease progression and changes from sources other than a tumor biopsy.

Gene sequencing is performed on tissue biopsies taken surgically from the tumor site in order to identify potential therapies that will be more effective in treating the patient. There are several limitations to this process. First, surgical procedures have several limitations, including:

•	Cost: surgical procedures are usually performed in a costly hospital environment. For example, according to a recent study the mean cost of lung biopsies is greater than $14,000; surgery also involves hospitalization and recovery time.

•	Surgical access: various tumor sites are not always accessible (e.g. brain tumors), in which cases no biopsy is available for diagnosis.

•	Risk: patient health may not permit undergoing an invasive surgery; therefore, a biopsy cannot be obtained at all.

•	Time: the process of scheduling and coordinating a surgical procedure often takes time, delaying the start of patient treatment.

Second, there are several tumor-related limitations that provide a challenge to obtaining such genetic information from a tumor:

•	Tumors are heterogeneous by nature: a tissue sample from one area of the tumor may not properly represent the tumor’s entire genetic composition; thus, the diagnostic results from a tumor may be incomplete and non-representative.

•	Metastases: in order to accurately test a patient with metastatic disease, ideally an individual biopsy sample should be taken from each site (if those sites are even known). These biopsies are very difficult to obtain; therefore, physicians often rely on biopsies taken only from the primary tumor site.

The advent of technologies enabling liquid biopsies as an alternative to tumor biopsy and analysis is based on the fact that tumors (both primary and metastatic) shed cells and fragments of DNA into the blood stream. These blood samples are called “liquid biopsies” that contain circulating tumor DNA, or ctDNA, which hold the same genetic information found in the tumor(s). That tumor DNA is the target of genetic analysis. However, since the quantity of tumor DNA is very small in proportion to the “normal” (or “healthy”) DNA within the blood stream, there is a need to identify and separate the tumor DNA from the normal DNA.

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ICP is an enrichment technology that enables the laboratory to focus its analysis on the tumor DNA by enriching, and thereby “multiplying” the presence of, tumor DNA, while maintaining the normal DNA at its same level. Once the enrichment process has been completed, the laboratory genetic testing equipment is able to identify genetic abnormalities presented in the ctDNA, and an analysis can be conducted at a higher level of sensitivity, to enable the detection of such genetic abnormalities. The technology is encapsulated into a chemical that is provided in the form of a kit and sold to other laboratories who wish to conduct these tests in-house. The chemical within the kit is added to the specimen preparation process, enriching the sample for the tumor DNA so that the analysis will detect those genetic abnormalities.

The following discussion should be read together with our financial statements and related notes contained in in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on April 13, 2018 are not necessarily indicative of results that may be attained in the future.

Recent Developments

During the first quarter of 2018, we continued to further demonstrate the power of our value proposition. In a study conducted with Yale, preliminary results showed a 4-fold superiority in arriving at accurate diagnostic results, compared with the diagnoses conducted by outside pathology laboratories. Additionally, we partnered with the molecular laboratory at the University of Pennsylvania to conduct a parallel study to demonstrate the efficacy of IV-Cell, a proprietary reagent developed and patented by Precipio.

As part of our ongoing work to further develop our product line, we launched several new products and product-improvements related to our proprietary liquid biopsy technology, ICE-COLD PCR (ICP). Among them, we launched our first lung cancer treatment resistance panel, both as a kit, and in our laboratory. Additionally, we integrated a unique technology called High-Resolution Melt (HRM) into our ICP kits, enabling a quick and cost-effective screen for the presence of mutations. HRM-enabled ICP kits further improve ICP’s value proposition by both rapidly improving the potential turnaround time for testing results, as well as substantially reducing the costs of testing.

These efforts drove further expansion on the commercial side of the business. During the first quarter we established distribution partnerships with key local players in the Japanese, Brazilian, and Indian markets. We believe these markets provide a tremendous opportunity for Precipio to expand into the International markets where many patients pay out-of-pocket for their healthcare costs, thus rendering an effective, low-cost technology for the monitoring of the tumor genetics. Additionally, we hired an experienced VP of Sales to lead the domestic pathology sales team, and over the next several quarters we plan to double our sales force to expand into other regions in the US.

From a corporate and financial perspective, this quarter saw the company settle its final outstanding creditor claims that carried over from the Transgenomic merger in mid-2017. The Company settled its claims with Crede Capital, which joins other creditors who will be receiving payments over time, to enable the company to manage cash outlays while growing our business

Loan Agreement

On January 8, 2018, the Company received gross proceeds of $400,000 when it entered into an agreement with the Connecticut Department of Economic and Community Development (the “DECD”) by which the Company received a grant of $100,000 and a loan of $300,000 secured by substantially all of the Company’s assets (the “DECD 2018 Loan”.) The DECD 2018 Loan has a maturity date of January 27, 2028 and an annual interest rate of 3.25% with principal and interest payments due monthly.

Amendment of the 2017 Stock Option and Incentive Plan

On January 31, 2018, at a special meeting of the stockholders of the Company, the stockholders approved an amendment and restatement of the Company’s 2017 Stock Option and Incentive Plan (the “2017 Plan”) to:

•	increase the aggregate number of shares authorized for issuance under the 2017 Plan by 5,389,500 shares to 6,056,166 shares and cumulatively increased on January 1, 2019 and on each January 1 thereafter by the lesser of the annual increase for such year or 500,000 shares;

•	increase the maximum number of shares that may be granted in the form of stock options or stock appreciation rights to any one individual in any one calendar year and the maximum number of shares underlying any award intended to qualify as performance-based compensation to any one individual in any performance cycle, in each case to 1,000,000 shares of Common Stock; and

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•	add an “evergreen” provision, pursuant to which the aggregate number of shares authorized for issuance under the 2017 Plan will be automatically increased each year beginning on January 1, 2019 by 5% of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31, or such lesser number of shares determined by the Company’s Board of Directors or Compensation Committee.

Equity Purchase Agreement

On February 8, 2018 the Company entered into an equity purchase agreement (the “Purchase agreement”) with Leviston Resources LLC (“Leviston”) for the purchase of up to $8,000,000 (the “Aggregate Amount”) of shares (the “Shares”) of the Company’s common stock from time to time, at the Company’s option. Shares offered and sold prior to February 13, 2018 were issued pursuant to the Company’s shelf registration statement on Form S-3 (and the related prospectus) that the Company filed with the Securities and Exchange Commission (the “SEC”) and which was declared effective by the SEC on February 13, 2015 (the “Shelf Registration Statement”).

Sales of the Company’s common stock, if any, may be made in sales deemed to be “at-the-market” equity offerings as defined in Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), at a purchase price equal to 97.25% of the volume weighted average sales price of the common stock reported on the date that Leviston receives a capital call from the Company.

Leviston purchased 721,153 shares (the “Investor Shares”) of the Company’s common stock following the close of business on February 9, 2018, subject to customary closing conditions, at a price per share of $1.04. The shares were sold pursuant to the Shelf Registration Statement. The net proceeds to the Company from this sale were approximately $744,000.

In consideration of Leviston’s agreement to enter into the Purchase Agreement, the Company agreed to pay to Leviston a commitment fee in shares of the Company’s common stock equal in value to 5.25% of the total Aggregate Amount (the “Commitment Shares”), payable as follows: 1.75% on or before February 12, 2018. This amount, of $140,000, was paid to Leviston through the issuance of 170,711 shares of the Company’s common stock on February 12, 2018; 1.75% on the third calendar day after the date on which the registration statement on Form S-1 that the Company plans to file with the SEC is declared effective by the SEC; and 1.75% on the thirtieth calendar day after the date on which such registration statement on Form S-1 is declared effective by the SEC.

The Company agreed to pay to Leviston, on each day that Leviston receives a capital call from the Company, all expenses associated with depositing, clearing, selling and mailing of the stock certificates, a fee of 0.75% of any amount purchased by Leviston. Also, the Company paid $35,000 to Leviston for a documentation fee for preparing the Purchase Agreement. Leviston will refund the Company $15,000 if certain future conditions are met.

Because the Company’s existing registration statement on Form S-3 expired on February 13, 2018 and, due to the timing of the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, the Company will not be eligible to file a new Form S-3 registration statement until September 1, 2018, the Company agreed to prepare and file with the SEC a registration statement on Form S-1 the (“S-1 Registration Statement”), by April 15, 2018 and to use reasonable best efforts to cause the S-1 Registration Statement to be declared effective by the SEC within ninety days thereafter. If the Company does not file the S-1 Registration Statement with the SEC by April 15, 2018, the Company will be required to pay to Leviston liquidated damages in the amount of $100,000, and liquidated damages on a sliding scale each day thereafter. The Company is also required to pay liquidated damages of $100,000 on each event of default under the Purchase Agreement. The Company has provided Leviston with customary indemnification rights under the Purchase Agreement.

As a result of the issuance of the Investor Shares, the conversion price of the Company’s Series C Preferred Stock was automatically adjusted from $1.40 per share to $1.04 per share, the conversion price of the Company’s Series B Convertible Preferred Stock was automatically adjusted from $1.40 per share to $1.04 per share and the exercise price of certain warrants to purchase shares of the Company’s common stock that contain down round provisions was automatically adjusted to $1.04 per share.

Issuance of Common Stock

On February 12, 2018 the Company issued 1,814,754 shares of its common stock, par value $0.01 per share to several of its trade creditors that are unaffiliated with the Company in exchange for cancellation of an aggregate of $1.9 million of indebtedness to such trade creditors. (Refer to Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on April 13, 2018). The shares were issued pursuant to the Company’s Shelf Registration Statement.

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Preferred Stock induced conversions

On March 21, 2018, the Company entered into a Letter Agreement (the “Agreement”) with certain holders (the “Investors”) of shares of the Company’s Series B Preferred Stock and Series C Preferred Stock (together the “Preferred Stock”), and warrants (the “Warrants”) to purchase shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), issued in the Company’s public offering in August 2017 and registered direct offering in November 2017. Pursuant to the Agreement, the Company and the Investors agreed that, as a result of the issuance of shares of Common Stock pursuant to that Purchase Agreement, dated February 8, 2018, by and between the Company and the investor named therein, and effective as of the time of execution of the Agreement, the exercise price of the Warrants was reduced to $0.75 per share (the “Exercise Price Reduction”) and the conversion price of the Preferred Stock was reduced to $0.75 (the “Conversion Price Reduction”). As consideration for the Company’s agreement to the Exercise Price Reduction and the Conversion Price Reduction, (i) each Investor agreed to convert the shares of Preferred Stock held by such Investor into shares of Common Stock in increments of up to 4.99% of the shares of Common Stock outstanding as of the date of the Agreement and (ii) one Investor agreed to exercise 666,666 Warrants and another Investor agreed to exercise 500,000 Warrants in increments of up to 4.99% of the shares of Common Stock outstanding as of the date of the Agreement, in each case in accordance with the beneficial ownership limitations set forth in the Company’s Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock, the Company’s Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock and the Warrants. These transactions resulted in net cash proceeds to the Company of $0.2 million as of April 13, 2018.

NASDAQ Delisting Notice

Precipio, Inc. received written notice (the “Notice”) from The NASDAQ Stock Market LLC (“NASDAQ”) indicating that, based on the closing bid price of the Company’s common stock for the preceding 30 consecutive business days (February 9, 2018 to March 23, 2018) that the Company is not in compliance with the $1.00 minimum bid price requirement for continued listing on the NASDAQ Capital Market (the “Minimum Bid Price Requirement”), as set forth in NASDAQ Listing Rule 5550(a)(2). The Notice has no immediate effect on the listing of Precipio’s common stock, and its common stock will continue to trade on the NASDAQ Capital Market under the symbol “PRPO” at this time.

In accordance with NASDAQ Listing Rule 5810(c)(3)(A), Precipio has a period of 180 calendar days, or until September 24, 2018 to regain compliance with the Minimum Bid Price Requirement. To regain compliance, the closing bid price of Precipio’s common stock must meet or exceed $1.00 per share for at least ten consecutive business days during this 180 calendar day period.

If Precipio is not in compliance with the Minimum Bid Price Requirement by September 24, 2018, NASDAQ may provide Precipio with a second 180 calendar day period to regain compliance. To qualify for the second 180 calendar day period, the Company would be required to (i) meet the continued listing requirement for the NASDAQ Capital Market for market value of publicly held shares and all other initial listing standards for the NASDAQ Capital Market, except for the Minimum Bid Price Requirement, and (ii) notify NASDAQ of its intent to cure its noncompliance with the Minimum Bid Price, including by effecting a reverse stock split, if necessary. If Precipio does not indicate its intent to cure the deficiency or if it does not appear to NASDAQ that it would be possible for the Company to cure the deficiency, Precipio would not be eligible for the second 180 calendar day period, and its common stock would then be subject to delisting from the NASDAQ Capital Market.

If Precipio does not regain compliance within the allotted compliance period(s), including any extensions that may be granted by NASDAQ, NASDAQ will provide notice that Precipio’s common stock will be subject to delisting.  Precipio would then be entitled to appeal the NASDAQ Staff’s determination to a NASDAQ Listing Qualifications Panel and request a hearing.

The Company intends to monitor the closing bid price of its common stock and consider its available options to resolve its noncompliance with the Minimum Bid Price Requirement. No determination regarding Precipio’s response to the Notice has been made at this time. There can be no assurance that Precipio will be able to regain compliance with the Minimum Bid Price Requirement or will otherwise be in compliance with the other listing standards for the NASDAQ Capital Market.

Going Concern

The consolidated financial statements have been prepared using accounting principles generally accepted in the United States of America (“GAAP”) applicable for a going concern, which assume that the Company will realize its assets and discharge its liabilities in the ordinary course of business. The Company has incurred substantial operating losses and has used cash in its operating activities for the past several years. As of December 31, 2017, the Company had a net loss of $20.7 million, negative working capital of $8.3 million and net cash used in operating activities of $6.7 million. The Company’s ability to continue as a going concern is dependent upon a combination of achieving its business plan, including generating additional revenue, and raising additional financing to meet its debt obligations and paying liabilities arising from normal business operations when they come due.

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To meet its current and future obligations the Company has taken the following steps to capitalize the business and achieve its business plan:

•	On January 8, 2018, the Company received gross proceeds of $400,000 when it entered into an agreement with the Connecticut Department of Economic and Community Development by which the Company received a grant of $100,000 and a loan of $300,000 with a payment term of ten years.

•	On February 8, 2018 the Company entered into an equity purchase agreement for the purchase of up to $8,000,000 of shares of the Company’s common stock from time to time, at the Company’s option. The initial sale of 721,153 shares of the Company’s common stock resulted in net proceeds to the Company of approximately $709,000.

•	On February 20, 2018 Crede Capital Group LLC (“Crede”) filed a lawsuit against the Company claiming that the Company owed Crede $2.2 million. On March 12, 2018, the Company settled with Crede for approximately $1.9 million and the settlement allows the Company to pay the $1.9 million over a sixteen month payment plan concluding in May 2019.

•	On March 21, 2018, the Company entered into an agreement with investors of Series B and Series C Preferred shares and warrants to convert their respective holdings into shares of the Company’s common stock. Pursuant to the agreement, to incent such investors, the Company agreed to a conversion price for such preferred stock and an exercise price of $0.75 per share of common stock for such warrants and each investor agreed to convert its outstanding shares and exercise certain amounts of warrants. As a result of this initiative the Company has substantially restructured its equity structure, eliminating all but 47 shares of preferred stock and has removed a significant impediment for the Company to grow its business, and as necessary, continue to raise capital with more attractive terms. Warrant exercises from this transaction resulted in net cash proceeds to the Company of $0.2 million as of April 13, 2018

Notwithstanding the aforementioned circumstances, there remains substantial doubt about the Company’s ability to continue as a going concern. There can be no assurance that the Company will be able to successfully achieve its initiatives summarized above in order to continue as a going concern. The accompanying financial statements have been prepared assuming the Company will continue as a going concern and do not include any adjustments that might result should the Company be unable to continue as a going concern as a result of the outcome of this uncertainty.

Components of Our Results of Operations

Net Sales.

Net Sales consist of service revenue (patient diagnostic services and contract diagnostic services) and clinical research grants. Revenue from the Medicare and Medicaid programs account for a portion of the Company’s patient diagnostic service revenue. Laws and regulations governing those programs are extremely complex and subject to interpretation. Revenue from clinical research grants are federal or state grants awarded to the Company to fund salaries, fringe benefits, and the purchase of supplies and equipment for specific research and development projects. We primarily recognize revenue for diagnostic services upon completion of the testing process.

Cost of Sales.

Cost of Sales consist of material and supply costs for the patient tests performed and other direct costs (primarily personnel costs and rent) associated with the operations of our laboratory and the costs of projects related to clinical research grants (personnel costs and operating supplies).

Operating Expenses

Operating expenses primarily consist of personnel costs, professional fees, travel costs, facility costs and depreciation and amortization.

Other income (expense)

Other income (expense), net consists principally of the change in the fair value of outstanding warrants and interest income and expense. The fair value of our common stock warrant liability is re-measured at the end of each reporting period and any changes in fair value are recognized in other income or expense. Interest expense consist of cost due to debt discounts and debt issuance costs that were amortized to interest expense during 2017 related to our convertible bridge notes. Also included in other income (expense) in 2017, losses on extinguishment of debt and induced conversion of convertible bridge notes, income on settlement and restructuring of liability’ gains on settlements of certain vendor liabilities and a gain of from troubled debt restructurings, loss on settlement of equity instruments, and advisory fees related to the Merger.

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Income Taxes

Income tax provision (benefit) consists of U.S. federal and state income taxes and income taxes in certain foreign jurisdictions in which we conduct business. For further information, see Note 10 of our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on April 13, 2018.

Results of Operations for the Years Ended December 31, 2017 and 2016

Net Sales. Net sales were as follows:

	Dollars in Thousands
	Twelve Months Ended
	December 31,		Change
	2017	2016	$	%
Service revenue, net	$1,392	$1,723	$(331)	(19)%
Clinical research grants	278	—	278	—
Other	53	—	53	—
Net Sales	1,723	1,723	—	—

Net sales were flat for the year ended December 31, 2017 as compared to the same period in 2016. As a result of the Merger, clinical research grants and other revenue increased by approximately $0.3 million in 2017 as compared to 2016. Clinical research grants are federal or state grants awarded to us to fund salaries, fringe benefits, and the purchase of supplies and equipment for specific research and development projects. This increase was off-set by a decrease in net service revenue. Net service revenue decreased as a result of a decrease in patient diagnostic service revenue due to a decrease in cases processed during the year ended December 31, 2017 as compared to the same period in 2016. We processed 788 cases during the year ended December 31, 2017 as compared to 1,221 cases during the same period in 2016, or a 35% decrease in cases. The decrease in volume is the result of turnover of key sales personnel. The decrease in patient diagnostic service revenues was partially off-set by an increase in contract diagnostic service revenue resulting from the Merger.

Cost of Sales. Cost of sales includes material and supply costs for the patient tests performed and other direct costs (primarily personnel costs and rent) associated with the operations of our laboratory and the costs of projects related to clinical research grants (personnel costs and operating supplies). Cost of sales increased by $0.4 million for the year ended December 31, 2017 as compared to the same period in 2016. The increase is due to increased expenses as a result of the Merger in 2017 and increased professional fees involved with the processing of patient tests during the year ended December 31, 2017.

Gross Profit. Gross profit and gross margins were as follows:

	Dollars in Thousands
	Twelve Months Ended
	December 31,		Margin %
	2017	2016	2017	2016
Gross Profit	$292	$753	17%	44%

Gross margin was 17% of total net sales, for the year ended December 31, 2017, compared to 44% of total net sales for the same period in 2016. The gross profit decreased by $0.5 million during the year ended December 31, 2017 as compared to the same period in 2016 and was due to the increased cost of diagnostic services discussed above.

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Operating Expenses. Operating expenses primarily consist of personnel costs, professional fees, travel costs, facility costs and depreciation and amortization. Our operating expenses increased by $13.3 million to $15.8 million for the year ended December 31, 2017 as compared to the same period in 2016. The increase in operating expenses reflects the increase in professional fees attributed to legal expenses related to the Merger and increased compensation and other costs associated with the increased headcount and additional facility resulting from the Merger. Additional increases in our general and administrative expenses resulted from increased amortization related to acquired intangibles from the Merger and expenses related to operating as a public company which did not exist in 2016. The increase during the year ended December 31, 2017 also included a $9.3 million impairment of goodwill charge resulting from impairment testing of goodwill during 2017.

Other Income (Expense). Other expense for the year ended December 31, 2017 and 2016 includes interest expense of approximately $2.3 million and $0.5 million, respectively. The increase in interest expense in the current year is due to $1.9 million of debt discounts and debt issuance costs that were amortized to interest expense during 2017 related to our convertible bridge notes which were paid or converted to common stock during the third quarter.

Also included in other income (expense) for the year ended December 31, 2017 are the following items, each of which had no related income or expense for the year ended December 31, 2016:

•	Expense of $0.2 million associated with the change in fair value of the common stock warrant liability,

•	Expense of $1.4 million in losses on extinguishment of debt and induced conversion of convertible bridge notes primarily related to the conversion and payment of our convertible bridge notes during the third quarter 2017,

•	Income of $2.1 million in net gain on settlement and restructuring of liability which includes $0.9 million in gains on settlements of certain vendor liabilities and a gain of $1.2 million from troubled debt restructurings,

•	Expense of $0.6 million which resulted from recording a loss on settlement of equity instruments, and

•	Expense of $2.7 million for advisory fees related to the Merger.

Liquidity and Capital Resources

The consolidated financial statements have been prepared using accounting principles generally accepted in the United States of America (“GAAP”) applicable for a going concern, which assume that we will realize our assets and discharge our liabilities in the ordinary course of business. We have incurred substantial operating losses and have used cash in our operating activities for the past several years. For the year ended December 31, 2017, we had a net loss of $20.7 million and negative working capital of $8.3 million. Our ability to continue as a going concern is dependent upon a combination of achieving our business plan, including generating additional revenue, and raising additional financing to meet our debt obligations and paying liabilities arising from normal business operations when they come due.

To meet our current and future obligations we have taken the following steps to capitalize the business and achieve our business plan:

•	On January 8, 2018, the Company received gross proceeds of $400,000 when it entered into an agreement with the Connecticut Department of Economic and Community Development by which the Company received a grant of $100,000 and a loan of $300,000 with a payment term of ten years.

•	On February 8, 2018 the Company entered into an equity purchase agreement for the purchase of up to $8,000,000 of shares of the Company’s common stock from time to time, at the Company’s option. The initial sale of 721,153 shares of the Company’s common stock resulted in net proceeds to the Company of approximately $709,000.

•	On March 12, 2018, the Company settled an outstanding liability of approximately $1.9 million with Crede Capital Group LLC (“Crede”). The settlement allows the Company to pay the $1.9 million over an agreed to sixteen month payment plan concluding in May 2019.

•	On March 21, 2018, the Company entered into an agreement with investors of Series B and Series C Preferred shares and warrants to convert their respective holdings into shares of the Company’s common stock. Pursuant to the agreement, to incent such investors, the Company agreed to a conversion price for such preferred stock and an exercise price of $0.75 per share of common stock for such warrants and each investor agreed to convert its outstanding shares and exercise certain amounts of warrants. As a result of this initiative the Company has substantially restructured its equity structure, eliminating all but 47 shares of preferred stock and has removed a significant impediment for the Company to grow its business, and as necessary, continue to raise capital with more attractive terms. As of April 13, 2018, these transactions have resulted in net cash proceeds to the Company of $0.2 million.

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Our working capital positions at December 31, 2017 and 2016 were as follows:

	Dollars in Thousands
	2017	2016	Change
Current assets (including cash of $421 and $51, respectively)	$1,742	$552	$1,190
Current liabilities	10,036	3,012	7,024
Working capital	$(8,294)	$(2,460)	$(5,834)

We completed the Merger on June 29, 2017 and in connection with the Merger we raised approximately $1.2 million in gross proceeds. During the third quarter we completed an underwritten public offering with net proceeds of approximately $5.0 million and during the fourth quarter we raised additional funds from the sale of our Series C Preferred Stock and warrants to purchase our common stock. Net proceeds from this offering were approximately $2.4 million. These proceeds were used to fund our operating expenses and for payments on our debt and other liabilities. Also, during the fourth quarter of 2017, we entered into Settlement Agreements with certain Creditors pursuant to which we reduced our liabilities by $1.2 million, we restructured the payment schedule of approximately $3.2 million in liabilities so that they will be paid over a forty-eight month period with equal monthly installments beginning in July 2018, and we reached agreements whereby $1.9 million of liabilities will be canceled in February 2018 in exchange for 1,814,754 shares of the Company’s common stock.

Notwithstanding the aforementioned circumstances, there remains substantial doubt about our ability to continue as a going concern. There can be no assurance that we will be able to successfully achieve our initiatives summarized above in order to continue as a going concern. The accompanying financial statements have been prepared assuming we will continue as a going concern and do not include any adjustments that might result should we be unable to continue as a going concern as a result of the outcome of this uncertainty.

Analysis of Cash Flows - Years Ended December 31, 2017 and 2016

Net Change in Cash. Cash increased by $0.4 million during the year ended December 30, 2017, compared to a decrease of $0.2 million during the year ended December 31, 2016.

Cash Flows Used in Operating Activities. The cash flows used in operating activities of $6.7 million during the year ended December 31, 2017 included a net loss of $20.7 million, a decrease in accounts payable and accrued expenses and other liabilities of $0.5 million, an increase in accounts receivable of $0.5 million and an increase in other assets of $0.1 million. These were partially offset non-cash adjustments of $15.1 million. The cash flows used in operating activities in the year ended December 31, 2016 included the net loss of $2.2 million and an increase in accounts receivable of $0.3 million. These were partially offset by an increase in accounts payable, accrued expenses and other liabilities of $1.0 million and non-cash adjustments of $0.6 million.

Cash Flows Used In Investing Activities. Cash flows used in investing activities were less than $0.1 million and zero for the years ended December 31, 2017 and 2016, respectively. The cash used of less than $0.1 million for the year ended December 31, 2017 included purchases of property and equipment of $0.1 million partially offset by cash acquired as part of the Merger.

Cash Flows Provided by Financing Activities. Cash flows provided by financing activities totaled $7.1 million for the year ended December 31, 2017, which included proceeds of $0.3 million from the issuance of senior notes, approximately $1.3 million from the issuance of convertible notes, less than $0.1 million from the exercise of warrants and $7.8 million from the issuance of preferred stock. These proceeds were partially offset by payments on our long-term debt of $0.8 million, payments on our convertible bridge notes of $1.5 million, and payments of capital lease obligations and deferred financing costs of $0.1 million. Cash flows provided by financing activities during the year ended December 31, 2016 included proceeds of $1.0 million from the issuance of convertible notes and other debt partially offset by $0.2 million of payments on our debt, capital lease obligations and for deferred financing costs.

Off-Balance Sheet Arrangements

At each of December 31, 2017 and December 31, 2016, we did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

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Contractual Obligations and Commitments

At December 31, 2017, our contractual obligations and other commitments were as follows:

	2018	2019	2020	2021	2022	Total
Long term debt(1)	$587	$809	$808	$808	$404	$3,416
Interest(1)	10	7	3	1	—	21
Capital lease obligations(2)	50	53	33	23	4	163
Operating lease obligations(3)	195	198	203	208	13	817
Purchase obligations(4)	209	208	138	99	10	664
	$1,051	$1,275	$1,185	$1,139	$431	$5,081

(1)	See Note 6 - "Long-Term Debt" to our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on April 13, 2018.

(2)	See Note 9 - "Commitments and Contingencies" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on April 13, 2018.

(3)	These amounts represent non-cancellable operating leases for operating facilities

(4)	These amounts represent purchase commitments, including all open purchase orders

We have entered into certain operating leases and purchase commitments as part of our normal course of business. See the accompanying consolidated financial statements and Note 9 - “Commitments and Contingencies” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on April 13, 2018 for additional information regarding our contractual obligations and commitments.

Critical Accounting Policies and Estimates

The following discussion and analysis of financial condition and results of operations are based upon the Company’s consolidated financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America. The Company’s significant accounting policies are more fully described in Note 2 of the notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on April 13, 2018. Certain accounting estimates are particularly important to the understanding of the Company’s financial position and results of operations and require the application of significant judgment by the Company’s management and can be materially affected by changes from period to period in economic factors or conditions that are outside the control of management. The Company’s management uses its judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on historical operations, future business plans and projected financial results, the terms of existing contracts, the observance of trends in the industry, information provided by customers and information available from other outside sources, as appropriate. The following discusses the Company’s critical accounting policies and estimates:

Revenue Recognition

Revenues for the year ended December 31, 2017 are comprised of service revenues from diagnostic testing; clinical research grants from state and federal research programs; and other revenues from the Company’s ICP technology and bio-pharma projects encompassing genetic diagnostics.

Service revenue is realized and earned when all of the following criteria are met:

•	Persuasive evidence of an arrangement exists;
•	Delivery has occurred or services have been rendered;
•	The seller’s price to the buyer is fixed or determinable; and
•	Collectability is reasonably assured.

Service revenues are comprised of patient diagnostic services for cancer as well as contract diagnostic services for pharmacogenomics trials. Service revenue is recognized upon completion of the testing process and when the diagnostic result is delivered to the ordering physician and/or customer. Net patient service revenue is reported at the estimated net realizable amounts from patients, third-party payors and others for services rendered, including retroactive adjustment under reimbursement agreements with third-party payors. Revenue under third-party payor agreements is subject to audit and retroactive adjustment. Provisions for third-party payor settlements are provided in the period in which the related services are rendered and adjusted in the future periods, as final settlements are determined.

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Revenue from clinical research grant is recognized over time as the service is being performed using a proportional performance method. The Company uses an "efforts based" method of assessing performance. If the arrangement requires the performance of a specified number of similar acts (i.e. test), then revenue is recognized in equal amounts as each act is completed.

Other revenues are comprised of the Company’s ICP technology kits sales to bio-pharma customers and contracted project based technology evaluations.

For the year ended December 31, 2017, Service revenue represented 81% of our consolidated revenues, the revenue attributable to clinical grants represented 16% and other revenues represented 3%. For the year ended December 31, 2016, Service revenue represented 100% of our consolidated revenues.

Allowance for Contractual Discounts

We are reimbursed by payors for services we provide. Payments for services covered by payors average less than billed charges. We monitor revenue and receivables from payors record an estimated contractual allowance for certain revenue and receivable balances as of the revenue recognition date to properly account for anticipated differences between amounts estimated in our billing system and amounts ultimately reimbursed by payors. Accordingly, the total revenue and receivables reported in our financial statements are recorded at the amounts expected to be received from these payors. For service revenue, the contractual allowance is estimated based on several criteria, including unbilled claims, historical trends based on actual claims paid, current contract and reimbursement terms and changes in customer base and payor/product mix. The billing functions for the remaining portion of our revenue are contracted and fixed fees for specific services and are recorded without an allowance for contractual discounts.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is based on estimates of losses related to receivable balances. The risk of collection varies based upon the service, the payor (commercial health insurance and government) and the patient’s ability to pay the amounts not reimbursed by the payor. We estimate the allowance for doubtful accounts based upon several factors including the age of the outstanding receivables, the historical experience of collections, adjusting for current economic conditions and, in some cases, evaluating specific customer accounts for the ability to pay. Collection agencies are employed and legal action is taken when we determine that taking collection actions is reasonable relative to the probability of receiving payment on amounts owed. Management judgment is used to assess the collectability of accounts and the ability of our customers to pay. Judgment is also used to assess trends in collections and the effects of systems and business process changes on our expected collection rates. We review the estimation process quarterly and make changes to the estimates as necessary. When it is determined that a customer account is uncollectible, that balance is written off against the existing allowance.

Accounts Receivable

Accounts Receivable results from diagnostic services provided to self-pay and insured patients, project based testing services and clinical research.  The services provide by the Company are generally due within 30 days from the invoice date.  Accounts receivable are reduced by an allowance for doubtful accounts. In evaluating the collectability of accounts receivable, the Company analyzes and identifies trends for each of its sources of revenue to estimate the appropriate allowance for doubtful accounts. For receivables associated with self-pay patients, including patients with insurance and a deductible and copayment, the Company records an allowance for doubtful accounts in the period of services on the basis of past experience of patients unable or unwilling to pay for service fee for which they are financially responsible. For receivables associated with services provided to patients with third-party coverage, the Company analyzes contractually due amounts and provides an allowance, if necessary. The difference between the standard rates and the amounts actually collected after all reasonable collection efforts have been exhausted is charged against the allowance for doubtful accounts. Service revenues account for all reported accounts receivable as of December 31, 2017 and 2016.

Stock-Based Compensation

Stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the grantee’s requisite vesting period on a straight-line basis. For the purpose of valuing stock options granted to our employees, directors and officers, we use the Black-Scholes option pricing model. We granted options to purchase an aggregate of 232,332 and zero shares of common stock during the years ended December 31, 2017 and 2016, respectively. To determine the risk-free interest rate, we utilized the U.S. Treasury yield curve in effect at the time of the grant with a term consistent with the expected term of our awards. The expected term of the options granted is in accordance with Staff Accounting Bulletins 107 and 110 and is based on the average between vesting terms and contractual terms. The expected dividend yield reflects our current and expected future policy for dividends on our common stock. The expected stock price volatility for our stock options was calculated by examining the trading history for our common stock. We will continue to analyze the expected stock price volatility and expected term assumptions and will adjust our Black-Scholes option pricing assumptions as appropriate

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Common Stock Warrants

The Company accounts for the issuance of common warrants to purchase common stock in accordance with the provisions of ASC Topic 815. The Company classifies as equity any contracts that (i) require physical settlement or net-stock settlement or (ii) gives the Company a choice of net-cash settlement or settlement in its own stocks (physical settlement or net-stock settlement). The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net-cash settle the contract if an event occurs and if that event is outside of the Company’s control), or (ii) gives the counterparty a choice of net-cash settlement or settlement in stock (physical settlement or net-stock settlement).

Certain of our issued and outstanding warrants to purchase common stock do not qualify to be treated as equity and accordingly, are recorded as a liability (“Common Stock Warrant Liability”). We are required to present these instruments at fair value at each reporting date and any changes in fair values are recorded as an adjustment to earnings. The Common Stock Warrant Liability is considered a Level 3 financial instrument.

Impairment of Long Lived Assets and Goodwill

We assess the recoverability of our long-lived assets, which include property and equipment and definite-lived intangible assets, whenever significant events or changes in circumstances indicate impairment may have occurred. If indicators of impairment exist, projected future undiscounted cash flows associated with the asset are compared to our carrying amount to determine whether the asset’s value is recoverable. Any resulting impairment is recorded as a reduction in the carrying value of the related asset in excess of fair value and a charge to operating results. For the year ended December 31, 2016, there was no Long-Lived Assets recorded. We did not recognize any impairment charges related to long-lived assets for the years ending December 31, 2017and 2016.

Goodwill is not amortized, but is assessed for impairment on an annual basis or more frequently if impairment indicators exist. We have the option to perform a qualitative assessment of goodwill to determine whether it is more likely than not that the fair value of its reporting unit is less than its carrying amount, including goodwill and other intangible assets. If we were to conclude that this is the case, then we must perform a goodwill impairment test by comparing the fair value of the reporting unit to its carrying value. An impairment charge is recorded to the extent the reporting unit’s carrying value exceeds its fair value, with the impairment loss recognized not to exceed the total amount of goodwill allocated to that reporting unit. For the year ended December 31, 2017 goodwill impairment charges were $9.3 million.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers and has subsequently issued supplemental and/or clarifying ASUs (collectively “ASC 606”). ASC 606 outlines a five-step framework that intends to clarify the principles for recognizing revenue and eliminate industry-specific guidance. In addition, ASC 606 revises current disclosure requirements in an effort to help financial statement users better understand the nature, amount, timing, and uncertainty of revenue that is recognized. ASC 606 may be applied either retrospectively to each prior reporting period presented or use the modified retrospective transition method with the cumulative effect of initial adoption recognized at the date of initial application. Assessment of the new guidance is not anticipated to result in an opening balance sheet adjustment. The Company will adopt the guidance in ASU 2017-09 as of January 1, 2018 and apply the modified retrospective approach. The Company evaluated the impact of the adoption of this new revenue recognition standard utilizing the five-step framework of ASC 606 for all services, that include laboratory testing services provided to patients and customer related laboratory service contracts encompassing biomarker testing services and clinical projects. The Company concluded that control of the laboratory testing services is transferred to the customer at a point in time. As such, the Company shall continue to recognize revenue for laboratory testing services at a point in time based on the delivery method (web-portal access or fax) for patient’s laboratory report, per the contract. The Company also evaluated customer related biomarker testing and clinical project services. The Company analyzed it’s “effort based” method of assessing performance and concluded that it can reasonable measure progress towards satisfaction of the performance obligation based upon the delivery of results. The Company concludes an adjustment will not be required and a change to its current revenue recognition process and policy to adopt the new standard is not necessary.

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In February 2016, the FASB issued ASU No. 2016-02, Leases. The new standard amends the recognition of lease assets and lease liabilities by lessees for those leases currently classified as operating leases and amends disclosure requirements associated with leasing arrangements. The new standard is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2018. Early adoption is permitted. The new standard must be adopted using a modified retrospective transition, and provides for certain practical expedients. Transition will require application of the new guidance at the beginning of the earliest comparative period presented. We are currently assessing the impact that the adoption of this ASU will have on our consolidated financial statements.

In January 2017, FASB issued ASU No. 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which removes Step 2 from the goodwill impairment test. It is effective for annual and interim periods beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment test performed with a measurement date after January 1, 2017. The Company has adopted this standard and, as discussed above, performed impairment testing of goodwill during the year ended December 31, 2017 which resulted in the Company recording a goodwill impairment charge of $9.3 million.

In July 2017, FASB issued ASU No. 2017-11, Earning Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815), which was issued in two parts, Part I, Accounting for Certain Financial Instruments with Down Round Features and Part II, Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. Part I of ASC No. 2017-11 addresses the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. As a result, a freestanding equity-linked financial instrument (or embedded conversion option) no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. For freestanding equity classified financial instruments, the amendments require entities that present earnings per share (EPS) in accordance with Topic 260 to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. The amendments in Part II of ASU 2017-11 recharacterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the codification, to a scope exception. Part II amendments do not have an accounting effect. The ASU 2017-11 is effective for annual and interim periods beginning after December 15, 2018, with early adoption permitted. The Company has early adopted this standard as of January 1, 2017 with the only impact being that the warrants with down round provisions are classified within equity.

Impact of Inflation

We do not believe that price inflation or deflation had a material adverse effect on our financial condition or results of operations during the periods presented.

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Item 7A. Quantitative and Qualitative Disclosure about Market Risk

We are a smaller reporting company, as defined by Rule 12b-2 of the Securities Exchange Act of 1934, as amended, and are not required to provide the information required under this item.

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BUSINESS

Precipio, Inc., and Subsidiary, (“we”, “us”, “our”, the “Company” or “Precipio”) is a cancer diagnostics company providing diagnostic products and services to the oncology market. We have developed a platform designed to eradicate misdiagnoses by harnessing the intellect, expertise and technology developed within academic institutions and delivering quality diagnostic information to physicians and their patients worldwide. We operate a cancer diagnostic laboratory located in New Haven, Connecticut and have partnered with the Yale School of Medicine to capture the expertise, experience and technologies developed within academia so that we can provide a better standard of cancer diagnostics and solve the problem of cancer misdiagnosis. We also operate a research and development facility in Omaha, Nebraska which will focus on the further development of ICE-COLD-PCR, or ICP, the patented technology described further below, which was exclusively licensed by us from Dana-Farber Cancer Institute, Inc. (“Dana-Farber”), at Harvard University. The research and development center will focus on the development of this technology, which we believe will enable us to commercialize other technologies developed by our current and future academic partners. Our platform connects patients, physicians and diagnostic experts residing within academic institutions. Launched in 2017, the platform facilitates the following relationships:

•	Patients: able to search for physicians in their area and consult directly with academic experts that are on the platform. Patients may also access new academic discoveries as they become commercially available.

•	Physicians: able to connect with academic experts to seek consultations on behalf of their patients and provide consultations for patients in their area seeking medical expertise in that physician’s relevant specialty. Physicians will also have access to new diagnostic solutions to help improve diagnostic accuracy.

•	Academic Experts: able to make themselves available for patients or physicians seeking access to their expertise. Additionally, these experts have a platform available to commercialize their research discoveries.

We intend to continue updating our platform to allow for patient-to-patient communications and allow individuals to share stories and provide support for one another, to allow physicians to consult with their peers to discuss and share challenges and solutions, and to allow academic experts to interact with others in academia on the platform to discuss their research and cross-collaborate.

ICP was developed at Harvard University and is licensed exclusively by us from Dana-Farber. This technology enables the detection of genetic mutations in liquid biopsies such as blood samples. The field of liquid biopsies is a rapidly growing market aimed at overcoming the challenge of obtaining genetic information related to disease progression and changes from sources other than a tumor biopsy.

Gene sequencing is performed on tissue biopsies taken surgically from the tumor site in order to identify potential therapies that will be more effective in treating the patient. Surgical procedures involving tissue biopsies have several limitations including:

•	Cost: surgical procedures are usually performed in a costly hospital environment, which typically involves hospitalization and recovery time. For example, according to a recent study, the mean cost of lung biopsies is greater than $14,000.

•	Surgical access: various tumor sites are not always accessible (e.g. brain tumors), in which cases no biopsy is available for diagnosis.

•	Risk: patient health may not permit undergoing an invasive surgery, therefore, a biopsy cannot be obtained.

•	Time: the process of scheduling and coordinating a surgical procedure often takes time, delaying the start of patient treatment.

Additionally, there are several tumor-related limitations that provide a challenge to obtaining such genetic information from a tumor, such as:

•	Heterogeneous nature: a tissue sample from one area of the tumor may not properly represent the tumor’s entire genetic composition; thus, the diagnostic results from a tumor may be incomplete or non-representative.

•	Metastases: in order to accurately test a patient with a metastatic disease, an individual biopsy sample should ideally be taken from each individual site (if known and accessible). These biopsies are very difficult to obtain; therefore, physicians often rely on biopsies taken only from the primary tumor site.

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The advent of technologies enabling liquid biopsies as an alternative to tumor biopsy and analysis are based on the fact that tumors (both primary and metastatic) shed cells and fragments of DNA into the blood stream. These blood samples are called “liquid biopsies” that contain circulating tumor DNA, or ctDNA, which hold the same genetic information found in the tumor(s), which is the target of genetic analyses. However, since the quantity of tumor DNA is very small in proportion to the “normal” (or “healthy”) DNA within the blood stream, there is a need to identify and separate the tumor DNA from the normal DNA.

ICP is an enrichment technology that enables the laboratory to focus its analysis on the tumor DNA by enriching, and thereby “multiplying” the presence of tumor DNA, while maintaining normal DNA levels. Once the enrichment process has been completed, laboratory genetic testing equipment is able to identify genetic abnormalities presented in the ctDNA and an analysis can be conducted at a higher level of sensitivity to enable the detection of genetic abnormalities. The ICP technology is encapsulated into a chemical that is provided in the form of a kit and sold to other laboratories who wish to conduct these tests in-house. The chemical within the kit is added to the specimen preparation process, enriching the sample for the tumor DNA so that the analysis will detect those genetic abnormalities.

Industry Problem

There is currently a significant problem with unpublicized rates of misdiagnosis across numerous disease states (particularly in cancer) due to an inefficient and commoditized industry. We believe that the diagnostic industry focuses primarily on competitive pricing and test turnaround times at the expense of quality and accuracy. Increasingly complex disease states are met with eroding specialization rather than increased expertise. According to a study conducted by the National Coalition of Health, this results in an industry with cancer misdiagnosis rates up to 28%, which is failing to meet the needs of physicians, patients and the healthcare system as a whole. New technologies offer improved accuracy; however, many are either inaccessible or are not economically practical for clinical use. Despite much publicity of the industry transitioning from fee-per-service to value-based payments, this transition has not yet occurred in diagnostics. When a patient is misdiagnosed, physicians end up administrating incorrect treatments, often creating adverse effects rather than improving outcomes. Insurance Providers, Medicare and Medicaid waste valuable dollars on the application of incorrect treatments and can incur substantial downstream costs. Most importantly however, patients pay the ultimate price of misdiagnosis with increased morbidity and mortality. According to a report by Pinnacle Health, the estimated cost of misdiagnosis within the healthcare system is $5 billion annually. We believe that the academic path of specialization produces the critical expertise necessary to correctly diagnose disease and that academic institutions have an unlocked potential to address this problem. Our solution is to create an exclusive platform that harnesses academic expertise and proprietary technologies to deliver the highest standard of diagnostic accuracy and patient care. Physicians, hospitals, payers and, most importantly, patients all benefit from more accurate diagnostics.

Market

As a services and technology commercialization company, we currently participate in two segments within the U.S. domestic oncology diagnostics market. The first is the clinical pathology services market, which is estimated to be a $22 billion annual market and growing at an average 8% compound annual growth rate. The second segment is the liquid biopsy reagents/kits market. According to the Piper Jaffray report from September 2015, the domestic oncology liquid biopsy market estimate is over $28 billion per year and includes screening, therapy selection, treatment monitoring and recurrence. The current market size for colon, lung and melanoma is 428,000 new cases per year and over 2.5 million people living with cancer, creating a potential market opportunity of $8.2 billion. We believe additional opportunities exist in clinical trials searching for low cost and high quality solutions for patient selection and treatment monitoring.

Our Solution

Our Platform

Our platform is designed to provide physicians and their patients access to necessary academic expertise and technology in order to better provide diagnoses. To our knowledge, we are the only company focused on addressing the issue of diagnostic accuracy with an innovative, robust and scalable business model by:

•	Providing physicians and their patients access to world-class academic experts and technologies.
•	Leveraging the largest network of academic experts by adding numerous leading academic institutions to our platform.
•	Allowing payers to benefit from quality-based outcomes to their patients and increase the likelihood of cost savings.
•	Enabling cross-collaboration between physicians and academic institutions to advance research and discovery.

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Our exclusive agreement with the Department of Pathology at Yale University (the “Pathology Services Agreement” or the “Agreement”), is part of a unique platform not offered by other commercial laboratories. Our customers are oncologists who biopsy their patients in order to confirm or rule out the presence of cancer. After our customers send the samples to us, we conduct all the technical tests at our New Haven facility. We then transmit the test results to the pathologists at Yale who have access to our laboratory information system from their respective offices, enabling them to review and render their diagnostic interpretation of the test results for reporting. In partnership with Yale, we have developed a proprietary algorithm that is applied to each sample submitted to us for testing, resulting in our ability to render a more precise and accurate diagnosis. The final results are prepared by Yale pathologists and integrated into the final report by us, and are then delivered electronically through our portal to the referring clinician. The patient’s insurance is billed for the services; we are paid for the technical work done at our laboratory; and Yale pathologists are paid by us for their diagnostic interpretation.

We recently renewed the Pathology Services Agreement for an additional five-year term, effective as of June 2016. Under the Agreement, the Yale Department of Pathology may not provide the hematopathology services to any other commercial entity that is our competitor. The Agreement allows for termination by either party (i) for uncured breach by the other party, (ii) if either party has its respective license suspended or revoked, (iii) if the insurance coverage of either party is canceled or modified, (iv) if we fail to maintain or meet the requirements of Medicare conditions of participation, or (v) if we declare bankruptcy. The Pathology Services Agreement also provides that if the performance by either party (i) jeopardizes the licensure or accreditation of Yale or any Yale physician, (ii) jeopardizes either party’s participation in Medicare, Medicaid or other federal, state or commercial reimbursement programs, (iii) violates any statute, ordinance or otherwise is deemed illegal, (iv) is deemed unethical by any recognized body, agency or association in the medical or laboratory fields, or (v) causes a substantial threat to Yale’s tax-exempt status, then either party may initiate negotiations to amend the Agreement and the Agreement will terminate if a mutually agreed amendment is not executed by the parties within 30 days.

ICE-COLD-PCR

ICP technology was developed at Dana-Farber and is licensed by us. ICP is a unique, proprietary, patented specimen enrichment technology that increases the sensitivity of molecular based tests from approximately 90-95% to 99.99%. Traditional molecular testing is done on tumor biopsies. These tests are typically conducted at disease onset, when the patient undergoes a biopsy. In the typical course of treatment, a patient is rarely re-biopsied, and therefore, genetic information is based solely on the initial biopsy. Tumors are known to shed cells into the patient’s blood stream where they circulate alongside normal cells; however, existing testing methodologies are not sufficiently sensitive to differentiate between tumor and normal cells. The increased sensitivity provided by ICP allows for testing of genetic mutations that occur within tumors to be conducted on peripheral blood samples, termed liquid biopsies. This technical capability enables physicians to test for genetic mutations through a simple blood test rather than an invasive biopsy extracted from the actual tumor. The results of such tests can be used for diagnosis, prognosis and therapeutic decisions. The technology is encapsulated within a chemical (reagent) used during the specimen preparation process, which enriches (amplifies) the tumor DNA detected within the blood sample while suppressing the normal DNA. In addition to offering this technology as a clinical service, we are developing panels that will be sold as reagent kits to other laboratories to enable this testing in their facilities, thereby improving their test sensitivity and more accurate diagnoses via liquid biopsies. The business model of selling reagents to other laboratories expands the reach and impact of our technology while eliminating the reimbursement risks from running the tests in-house.

We license the ICP technology from Dana-Farber through a license agreement, (the “License Agreement”). The License Agreement grants us an exclusive license to the ICP technology, subject to a non-exclusive license granted to the U.S. government, in the areas of mutation detection using Sanger (di-deoxy) sequencing and mitochondrial DNA analysis for all research, diagnostic, prognostic and therapeutic uses in humans, animals, viruses, bacteria, fungi, plants or fossilized material. The License Agreement also grants us a non-exclusive license in the areas of mutation detection using DHPLC, surveyor-endonuclease-based mutation detection and second generation sequencing techniques. We paid Dana-Farber an initial license fee and are required to make milestone payments with respect to the first five licensed products or services we develop using the licensed technology, as well as royalties ranging from high single to low double digits on net sales of licensed products and services for sales made by us and sales made to any distributors. The License Agreement remains in effect until we cease to sell licensed products or services under said agreement. Dana-Farber has the right to immediately terminate the License Agreement if (i) we cease to carry on our business with respect to licensed products and services, (ii) we fail to make any payments under the License Agreement (subject to a cure period), (iii) we fail to comply with due diligence obligations under the License Agreement (subject to a cure period), (iv) we default in our obligations to procure and maintain insurance as required by the License Agreement, (v) any of our officers is convicted of a felony relating to the manufacture, use, sale or importation of licensed products under the License Agreement, (vi) we materially breach any provision of the License Agreement (subject to a cure period), or (vii) we or Dana-Farber become insolvent. We may terminate the License Agreement for convenience upon 180 days’ prior written notice.

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Reimbursement

As cancer is more likely to be developed later in life, the largest insurance provider is Medicare, which constitutes approximately 50% of our patients’ cases. Non-Medicare patients are typically insured by private insurance companies who provide patient coverage and pay for patients’ health-related costs. These private insurance companies will often adjust their rates according to the insurance rates annually published by the Center for Medicare and Medicaid Services, or CMS. We, and other provides, typically bill according to the codes relevant to the tests we conduct.

Our Products

Our initial product offering consists of clinical diagnostic services harnessing the expertise of the Yale School of Medicine and the commercialization and application of ICP. Our clinical diagnostic services focus on the diagnosis of different hematopoietic or blood-related cancers and the delivery of an accurate diagnosis to oncologists, with demonstrated superior results through an exclusive partnership with Yale. We intend to enter into additional partnerships with premiere academic institutions during 2017 and 2018 that will further broaden and strengthen our academic expert network. Our cutting-edge liquid biopsy technology, ICP, enables detection of abnormalities in blood samples (cfDNA) down to as low as 0.01%. Our customers are oncologists, hospitals, reference laboratories, and pharma and biotech companies. This low-cost technology enables our customers to conduct tests in-house using existing mutation detection platforms. We believe we are the only current and economically viable option for liquid biopsy applications and plan to cross-market technologies (such as ICP) and other services on our platform.

We built and obtained CLIA certification to operate our New Haven laboratory. The laboratory is approximately 3,000 square feet and has several sub-departments such as flow cytometry, immune-histochemistry, cytogenetics, and molecular testing. The laboratory is currently operated by five lab technicians and is supervised by a laboratory manager and a medical director. Our laboratory is inspected every two years by a Connecticut state-appointed inspector, and once approved, we are issued a CLIA-certificate. Furthermore, the laboratory supervisor and medical director must conduct a self-inspection every two years (rotating with the state inspection) and must submit those results to the state department of health. Current active laboratory certifications can be found on http://www.precipiodx.com/accreditations.html

The laboratory operations are governed by Standard Operating Procedure manuals, or SOPs, which detail each aspect of the laboratory environment including the work flow, quality control, maintenance, and safety. These SOPs are reviewed and approved annually and signed off by the laboratory manager and medical director.

Our Strategy

Our objective is to eradicate the problem of misdiagnosis by harnessing the intellect, expertise and technology developed within academic institutions and to deliver quality diagnostic information to physicians and their patients worldwide. To achieve this objective, our strategy is to focus our efforts on the following areas:

•	Clinical pathology services – we intend to continue building our platform by increasing the number of academic experts available on our platform and partnering with other academic institutions, allowing us to expand our portfolio of services to cover additional types of cancer.

•	Ice-Cold PCR – we believe we can commercialize and develop new applications for our ICP technology, including:

o	Developing specific application panels for patient monitoring for treatment resistance and disease recurrence;
o	Building focused diagnostic and screening panels for initial disease identification;
o	Leveraging our platform customers to generate demand for repeat, localized, in-house liquid biopsy testing; and
o	Applying ICP technology to other markets, such as pre-natal and companion diagnostics.

•	New product pipeline through outsourced research and development – we plan on utilizing our partnerships with academic institutions to gain access to newly-developed technologies. We also believe there is an opportunity to partner with biotechnology companies to introduce their products into the U.S. market through our platform.

•	Academic partnerships – we intend to leverage the intellectual expertise and technologies developed within academic institutions. We believe we have validated this model through our partnership with the Yale School of Medicine and are currently in the process of adding new academic partners.

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Competition

Our principal competition in clinical pathology services comes largely from two groups. The first group consists of companies that specialize in oncology and offer directly competing services to our diagnostic services. These companies provide a high level of service focused on oncology and offer their services to oncologists and pathology departments within hospitals. Competitors in this group include Genoptix, GenPath Diagnostics and Miraca Life Sciences. The second group consists of large commercial companies that offer a wide variety of laboratory tests ranging from simple chemistry tests to complex genetic testing. Competitors in this group include LabCorp and Quest Diagnostics. We believe that companies in this industry primarily compete on price and rapid delivery of results. We have chosen to focus on the increased quality and accuracy of the results we provide. Within the liquid biopsy market, our competitors include Guardant Health and Trovagene, Inc.

Competitive Advantage

We capitalize on the intellectual expertise and technologies developed by experts within academic institutions. While several industry papers report a case misdiagnosis rate as high as 28, we believe that leveraging academic expertise can significantly reduce this rate. In an initial data set of over 100 clinical cases received and processed by us and with a diagnosis rendered by Yale pathologists, we believe less than 1% have resulted in misdiagnosis. The diagnostic report provided by us was then requested by a patient or the patient’s physician for a second opinion to be conducted by another laboratory. In these instances, less than 1% were in disagreement with our report’s original diagnosis. Though less than 5% of all cancer patients are treated in academic centers that benefit from this specialized expertise, the majority of patients are diagnosed by commercial reference laboratories. These commercial laboratories and diagnostic companies have broad access to and serve over 95% of all cancer patients; however, their lack of specialized expertise results in significantly higher misdiagnosis rates. Academic institutions also invest heavily in the development of new technologies, most of which is used internally and does not benefit outside or commercial lab patients. Our platform provides all patients with access to these innovative technologies developed by Yale and any other academic institutions we engage with in the future.

Government Regulation

The healthcare industry is subject to extensive regulation by a number of governmental entities at the federal, state and local level. Laws and regulations in the healthcare industry are extremely complex and, in many instances, the industry does not have the benefit of significant regulatory or judicial interpretation. Our business is impacted not only by those laws and regulations that are directly applicable to us but also by certain laws and regulations that are applicable to our payors, vendors and referral sources. While our management believes we are in substantial compliance with all of the existing laws and regulations applicable to us, such laws and regulations are subject to rapid change and often are uncertain in their application and enforcement. Further, to the extent we engage in new business initiatives, we must continue to evaluate whether new laws and regulations are applicable to us. There can be no assurance that we will not be subject to scrutiny or challenge under one or more of these laws or that any enforcement actions would not be successful. Any such challenge, whether or not successful, could have a material adverse effect upon our business and consolidated financial statements.

Among the various federal and state laws and regulations that may govern or impact our current and planned operations are the following:

Medicare and Medicaid Reimbursement

Many of the services that we provide are reimbursed by Medicare and state Medicaid programs and are therefore subject to extensive government regulation.

Medicare is a federally funded program that provides health insurance coverage for qualified persons age 65 or older, some disabled persons, and persons with end-stage renal disease and persons with Lou Gehrig’s disease. Medicaid programs are jointly funded by the federal and state governments and are administered by states under approved plans.

Medicaid provides medical benefits to eligible people with limited income and resources and people with disabilities, among others. Although the federal government establishes general guidelines for the Medicaid program, each state sets its own guidelines regarding eligibility and covered services. Some individuals, known as dual eligibles, may be eligible for benefits under both Medicare and a state Medicaid program. Reimbursement under the Medicare and Medicaid programs is contingent on the satisfaction of numerous rules and regulations, including those requiring certification and/or licensure. Congress often enacts legislation that affects the reimbursement rates under government healthcare programs.

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Approximately 36% of our revenue for the year ended December 31, 2017 was derived directly from Medicare, Medicaid or other government-sponsored healthcare programs. Also, we indirectly provide services to beneficiaries of Medicare, Medicaid and other government-sponsored healthcare programs through managed care entities. Should there be material changes to federal or state reimbursement methodologies, regulations or policies, our direct reimbursements from government-sponsored healthcare programs, as well as service fees that relate indirectly to such reimbursements, could be adversely affected.

Healthcare Reform

In recent years, federal and state governments have considered and enacted policy changes designed to reform the healthcare industry. The most prominent of these healthcare reform efforts, the Affordable Care Act, has resulted in sweeping changes to the U.S. system for the delivery and financing of health care. As currently structured, the Affordable Care Act increases the number of persons covered under government programs and private insurance; furnishes economic incentives for measurable improvements in health care quality outcomes; promotes a more integrated health care delivery system and the creation of new health care delivery

Executive Officers of the Registrant – Section 16

Name	Age	Position with the Company
Ilan Danieli	46	Founder & Chief Executive Officer
Carl R. Iberger	65	Chief Financial Officer

Mr. Danieli was the founder of Precipio Diagnostics LLC and was the Chief Executive Officer of Precipio Diagnostics LLC since 2011. Mr. Danieli assumed the role of Chief Executive Officer of Precipio, Inc at the time of the Merger. With over 20 years managing small and medium-size companies, some of his previous experiences include COO of Osiris, a publicly-traded company based in New York City with operations in the US, Canada, Europe and Asia; VP of Operations for Laurus Capital Management, a multi-billion dollar hedge fund; and in various other entrepreneurial ventures. Ilan holds an MBA from the Darden School at the University of Virginia, and a BA in Economics from Bar-Ilan University in Israel.

Mr. Iberger was named Chief Financial Officer in October 2016. For the years 1990 through 2015, Mr. Iberger held the positions of Chief Financial Officer and Executive Vice President at Dianon Systems, DigiTrace Care Services and SleepMed, Inc. Mr. Iberger has significant diagnostic healthcare experience in mergers and acquisitions, private equity transactions, public offerings and executive management in high growth environments. Mr. Iberger holds a Master’s Degree in Finance from Hofstra University and a Bachelor of Science Degree in Accounting from the University of Connecticut.

Executive Management

Name	Age	Position with the Company
Stephen Miller	51	Chief Commercial Officer
Ahmed Zaki Sabet	32	Chief Operating Officer
Ayman A. Mohamed	33	SVP R&D and Laboratory Operations

Mr. Miller was named Chief Commercial Officer in June 2017, after serving in the Vice President Commercial Genetics division of the predecessor company Transgenomics, Inc. Mr. Miller has over 25 years of experience in the diagnostic business developments

Mr. Sabet is a founder of Precipio Diagnostics, Inc. and was named Chief Operating Officer in June 2017 after serving as Vice President Operations for Precipio since 2011.

Mr. Mohamed is a founder of Precipio Diagnostics, Inc. and was named Senior Vice President R&D and Laboratory Operations in June 2017 after serving as Vice President since 2011.

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As of December 31, 2017, Precipio employed 34 people on a full-time and part-time basis. Of the total, 5 were in Executive Management, 10 were in laboratory operations, 5 were in Sales and Marketing, 4 were in Customer Service and Support, 5 were in Research & Development, 5 were in Accounting, Finance and Reimbursement and 1 was in Management Information Services.

Precipio Inc.’s internet address is www.precipiodx.com. We attempt to have a variety of information available for customers, development partners and investors. Our goal is to maintain the Investor Relations website as a portal through which investors can easily navigate to find pertinent information about us, including:

•	Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file that material with or furnish it to the Securities and Exchange Commission (“SEC”);

•	Information on our business strategies, financial results, and key performance indicators;

•	Press releases on quarterly earnings, product and service announcements, legal developments, and international news.

Merger Transaction

On June 29, 2017, Precipio (then known as “Transgenomic, Inc.”, or “Transgenomic”), completed a reverse merger (the “Merger”) with Precipio Diagnostics, LLC, a privately held Delaware limited liability company (“Precipio Diagnostics”) in accordance with the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated October 12, 2016, as amended on February 2, 2017 and June 29, 2017, by and among Transgenomic, Precipio Diagnostics and New Haven Labs Inc. (“Merger Sub”) a wholly-owned subsidiary of Transgenomic. Pursuant to the Merger Agreement, Merger Sub merged with and into Precipio Diagnostics, with Precipio Diagnostics surviving the Merger as a wholly-owned subsidiary of the combined company (See Note 3 - Reverse Merger in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on April 13, 2018). In connection with the Merger, we changed our name from Transgenomic, Inc. to Precipio, Inc., relisted our common stock under Precipio, Inc. on the National Association of Securities Dealers Automated Quotations (“NASDAQ”), and effected a 1-for-30 reverse stock split of our common stock. Upon the consummation of the Merger, the historical financial statements of Precipio Diagnostics become the Precipio’s historical financial statements. Accordingly, the historical financial statements of Precipio Diagnostics are included in the comparative prior periods. As a result of the Merger, historical preferred stock, common stock, restricted units, warrants and additional paid-in capital, including share and per share amounts, have been retroactively adjusted to reflect the equity structure of the combined company, including the effect of the Merger exchange ratio. Pursuant to the Merger Agreement, each outstanding unit of Precipio Diagnostics was exchanged for 10.2502 pre-reverse stock split shares of Company Common Stock.

Legal Proceedings

The healthcare industry is subject to numerous laws and regulations of federal, state and local governments. These laws and regulations include, but are not limited to, matters such as licensure, accreditation, government healthcare program participation requirement, reimbursement for patient services and Medicare and Medicaid fraud and abuse. Government activity has increased with respect to investigations and allegations concerning possible violations of fraud and abuse statutes and regulations by healthcare providers.

Violations of these laws and regulations could result in expulsion from government healthcare programs together with the imposition of significant fines and penalties, as well as significant repayments for patient services previously billed. Management believes that the Company is in compliance with fraud and abuse regulations, as well as other applicable government laws and regulations. While no material regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation, as well as regulatory actions unknown or unasserted at this time.

The outcome of legal proceedings and claims brought against us are subject to significant uncertainty. Therefore, although management considers the likelihood of such an outcome to be remote, if one or more of these legal matters were resolved against us in the same reporting period for amounts in excess of management’s expectations, our financial statements for such reporting period could be materially adversely affected. In general, the resolution of a legal matter could prevent us from offering our services or products to others, could be material to our financial condition or cash flows, or both, or could otherwise adversely affect our operating results.

The Company is delinquent on the payment of outstanding accounts payable for certain vendors and suppliers who have taken or have threatened to take legal action to collect such outstanding amounts.

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On February 25, 2016, the Board of Regents of the University of Nebraska (“UNMC”) filed a lawsuit against Transgenomic in the District Court of Douglas County, Nebraska, for breach of contract and seeking recovery of $0.7 million owed by us to UNMC. A $0.4 million liability was recorded and is reflected in accrued expenses at December 31, 2016. We and UNMC entered into a settlement agreement dated February 6, 2017, which included, among other things, a mutual general release of claims, and our agreement to pay $0.4 million to UNMC in installments over a period of time. On September 8, 2017, we and UNMC entered into a First Amendment to the Settlement Agreement with quarterly payments in the amount of $25,000 due commencing on September 15, 2017 and ending on June 15, 2020 and a final payment of $100,000 due on or before September 15, 2020. We made settlement payments totaling of $50,000 during 2017 and a $0.3 million liability has been recorded and is reflected in accounts payable at December 31, 2017.

On April 13, 2016, Fox Chase Cancer Center (“Fox Chase”) filed a lawsuit against us in the Court of Common Pleas of Philadelphia County, First Judicial District of Pennsylvania Civil Trial Division (the “Court of Common Pleas”), alleging, among other things, breach of contract, tortious interference with present and prospective contractual relations, unjust enrichment, fraudulent conversion and conspiracy and seeking punitive damages in addition to damages and other relief. This lawsuit relates to a license agreement Transgenomic entered into with Fox Chase in August 2000, as amended (the “License Agreement”), as well as the assignment of certain of Transgenomic's rights under the License Agreement to Integrated DNA Technologies, Inc. (“IDT”) pursuant to the Surveyor Kit Patent, Technology and Inventory Purchase Agreement Transgenomic entered into with IDT effective as of July 1, 2014 (the “IDT Agreement”). Pursuant to the terms of the IDT Agreement, Transgenomic agreed to indemnify IDT with respect to certain of the claims asserted in the Fox Chase proceeding. On July 8, 2016, the Court of Common Pleas sustained Transgenomic’s preliminary objections to several of Fox Chase’s claims and dismissed the claims for tortious interference, fraudulent conversion, conspiracy, punitive damages and attorney’s fees.  Accordingly, the case was narrowed so that only certain contract claims and an unjust enrichment claim remained pending against Transgenomic.

During June 2017, prior to the Merger, Transgenomic entered into a settlement agreement with Fox Chase (the “Agreement”) to pay $175,000 in three installments.  In August 2017 we made two payments, each in the amount of $60,000 and on October 3, 2017, we made a third and final payment in the amount of $55,000. The three payments total $175,000 which resolved all outstanding claims in the litigation brought in April 2016 by Fox Chase against Transgenomic in the Court of Common Pleas of Philadelphia County (the “Action”). As of April 13, 2018, the case remains pending with the Court as Fox Chase has not caused the Action to be formally dismissed with prejudice as it is obligated per the agreement. Also, on July 13, 2017 we entered into an agreement with its co-Defendant, IDT, regarding our indemnity obligations to IDT for legal fees and expenses incurred in the Action pursuant to the terms of the IDT Agreement in the amount of $139,000. During 2017, we made total payments to IDT in the amount of $139,000 satisfying the agreement. As of December 31, 2017, there are no outstanding amounts owed by us and we have no liabilities recorded within the accompanying consolidated balance sheets related to this matter.

On June 23, 2016, the Icahn School of Medicine at Mount Sinai (“Mount Sinai”) filed a lawsuit against Transgenomic in the Supreme Court of the State of New York, County of New York, alleging, among other things, breach of contract and, alternatively, unjust enrichment and quantum merit, and seeking recovery of $0.7 million owed by us to Mount Sinai for services rendered. We and Mount Sinai entered into a settlement agreement dated October 27, 2016, which included, among other things, a mutual general release of claims, and our agreement to pay approximately $0.7 million to Mount Sinai in installments over a period of time. Effective as of October 31, 2017, we and Mount Sinai agreed to enter into a new settlement agreement to restructure these liabilities into a secured, long-term debt obligation of $0.5 million which includes accrued interest at 10% with monthly principal and interest payments of $9,472 beginning in July 2018 and continuing over 48 months and to issue warrants in the amount of 24,900 shares, that are exercisable for shares of our common stock, on a 1-for-1 basis, with an exercise price of $7.50 per share, exercisable on the date of issuance with a term of 5 years. We do not plan to apply to list the warrants on the NASDAQ Capital Market, any other national securities exchange or any other nationally recognized trading system. A $0.5 million liability has been recorded and is reflected in long-term debt at December 31, 2017.

On December 19, 2016, Todd Smith (“Smith”) filed a lawsuit against us in the District Court of Douglas County Nebraska, alleging breach of contract and seeking recovery of $2.2 million owed by us to Smith for costs and damages arising from a breach of our obligations pursuant to a lease agreement between the parties. On April 7, 2017, we entered into a settlement agreement with Smith related to the early termination of our lease for a facility in Omaha, Nebraska. The agreement included, among other things, a mutual general release of claims, and our agreement to pay approximately $0.6 million to Smith in installments through October 2018. During the year ended December 31, 2017, we made payments totaling $0.4 million and a $0.2 million liability has been recorded and is reflected in accounts payable at December 31, 2017.

On February 21, 2017, XIFIN, Inc. (“XIFIN”) filed a lawsuit against us in the District Court for the Southern District of California alleging breach of written contract and seeking recovery of approximately $0.27 million owed by us to XIFIN for damages arising from a breach of our obligations pursuant to a Systems Services Agreement between us and XIFIN, dated as of February 22, 2013, as amended and restated on September 1, 2014. On April 5, 2017, the court clerk entered default against the Company. On May 5, 2017, XIFIN filed an application for entry of default judgment against us. During the year ended December 31, 2017, we made payments totaling $0.1 million and a $0.2 million liability has been recorded and is reflected in accounts payable at December 31, 2017.

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CPA Global provides us with certain patent management services. On February 6, 2017, CPA Global claimed that we owe approximately $0.2 million for certain patent maintenance services rendered. CPA Global has not filed claims against us in connection with this allegation. During the year ended December 31, 2017, we made payments of less than $0.1 million and a liability of approximately less than $0.1 million has been recorded and is reflected in accounts payable at December 31, 2017.

On March 9, 2016, counsel for Edge BioSystems, Inc. (“EdgeBio”) sent a demand letter on behalf of EdgeBio to us in connection with the terms of an Asset Purchase Agreement dated September 8, 2015 (the “EdgeBio Agreement”). EdgeBio alleges, among other things, that certain customers of EdgeBio erroneously remitted payments to us, that such payments should have been paid to EdgeBio and that we failed to remit these funds to EdgeBio in violation of the terms of the EdgeBio Agreement. On September 13, 2016, we received a demand for payment letter from EdgeBio’s counsel alleging that the balance due to EdgeBio is approximately $0.1 million. On September 19, 2017 a summary of action from the Judicial District of New Haven, CT for a judgement of $113,000 was issued. We and Edge-Bio reached an agreement on payment and we paid $63,000 on December 21, 2017 with another $63,000 due within 180 days from the initial payment. A liability of approximately $0.1 million has been recorded and is reflected in accounts payable at December 31, 2017.

On February 17, 2017, Jesse Campbell (“Campbell”) filed a lawsuit individually and on behalf of others similarly situated against us in the District Court for the District of Nebraska alleging we had a materially incomplete and misleading proxy relating to a potential merger and that the merger agreement’s deal protection provisions deter superior offers.  As a result, Campbell alleges that we have violated Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereafter.  Although we intend to defend the lawsuit, there can be no assurance regarding the ultimate outcome of this case. Given the uncertainty of litigation, the legal standards that must be met for, among other things, class certification and success on the merits, we are unable to estimate the amount of loss, or range of possible loss, at this time that may result from this action. In the event that a settlement is reached related to these matters, the amount of such settlement may be material to our results of operations and financial condition and may have a material adverse impact on our liquidity.

On February 20, 2018, Crede Capital Group LLC (“Crede”) filed a lawsuit against us in the Supreme Court of the State of New York for Summary Judgment in Lieu of Complaint requiring us to pay cash owed to Crede. Crede claims that we breached a Securities Purchase Agreement and Warrant that Crede entered into in connection with an investment in Transgenomic and that pursuant to those agreements, we owed Crede the sum of $2,205,008. In addition to the aforementioned sum, Crede also demanded that we pay an additional sum of $3,737.32 per day between the date of the summons and the date that judgment is entered, plus interest. As previously disclosed by us, Crede had sent us a letter claiming that we owed Crede $1.8 million. On March 12, 2018, we entered into a settlement agreement with Crede pursuant to which we agreed to pay Crede a total sum of $1.925 million over a period of 16 months payable in cash, or at the Company’s discretion in stock, in accordance with terms contained in the settlement agreement. In accordance with the terms of the settlement agreement and in addition to the agreement to pay, we have also executed and delivered to Crede an affidavit of confession of judgment. Liabilities totaling approximately $1.9 million have been recorded with $1.1 million reflected in other current liabilities and $0.8 million reflected in common stock warrant liability at December 31, 2017. On March 19, 2018 we made the first scheduled payment of $175,000 to Crede.

On March 21, 2018, Bio-Rad Laboratories filed a lawsuit against us in the Superior Court Judicial Branch of the State of Connecticut for Summary Judgment in Lieu of Complaint requiring us to pay cash owed to Bio-Rad in the amount of $49,000. We are currently in discussions with Bio-Rad to reach payment conditions. A liability of less than $0.1 million has been recorded in accounts payable at December 31, 2017.

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MANAGEMENT

Set forth below is biographical information with respect to our executive officers and directors is provided below. There are no family relationships between any of our executive officers or directors.

Executive Officers of the Registrant

Ilan Daniel, Founder & Chief Executive Officer, age 46

Mr. Danieli was the founder of Precipio Diagnostics LLC and was the Chief Executive Officer of Precipio Diagnostics LLC since 2011. Mr. Danieli assumed the role of Chief Executive Officer of Precipio, Inc at the time of the Merger. With over 20 years managing small and medium-size companies, some of his previous experiences include COO of Osiris, a publicly-traded company based in New York City with operations in the US, Canada, Europe and Asia; VP of Operations for Laurus Capital Management, a multi-billion dollar hedge fund; and in various other entrepreneurial ventures. Ilan holds an MBA from the Darden School at the University of Virginia, and a BA in Economics from Bar-Ilan University in Israel.

Carl R. Iberger, Chief Financial Officer, age 65

Mr. Iberger was named Chief Financial Officer in October 2016. For the years 1990 through 2015, Mr. Iberger held the positions of Chief Financial Officer and Executive Vice President at Dianon Systems, DigiTrace Care Services and SleepMed, Inc. Mr. Iberger has significant diagnostic healthcare experience in mergers and acquisitions, private equity transactions, public offerings and executive management in high growth environments. Mr. Iberger holds a Master’s Degree in Finance from Hofstra University and a Bachelor of Science Degree in Accounting from the University of Connecticut.

Executive Management

Stephen Miller, Chief Commercial Officer, age 51

Mr. Miller currently serves as the Chief Commercial Officer of Precipio, joining Precipio from Transgenomic Inc. where he served as SVP & General Manager since 2013. Mr. Miller has over 25 years’ experience in the diagnostic and biotechnology sectors, with in-depth experience in developing and implementing business strategies. Mr. Miller also has broad experience successfully leading sales, marketing, reimbursement and business development. Prior to joining Precipio, Mr. Miller held executive commercial positions at BG Medicine and Mira Dx. He also held a variety of key positions within Athena Diagnostics with responsibilities for reimbursement, corporate accounts, business development, marketing and sales. His last position with Athena was as the Vice President of Sales & Marketing as that company grew from $6 million to over $100 million in sales. Mr. Miller received a B.A. in Business Psychology from Miami University.

Ahmed Zaki Sabet, Chief Operating Officer, age 32

Mr. Sabet is a founder of Precipio Diagnostics, Inc. and was named Chief Operating Officer in June 2017 after serving as Vice President Operations for Precipio since 2011.

Ayman A. Mohamed, SVP R&D and Laboratory Operations, age 33

Mr. Mohamed is a founder of Precipio Diagnostics, Inc. and was named Senior Vice President R&D and Laboratory Operations in June 2017 after serving as Vice President since 2011.

Board of Directors

Mr. Samuel Riccitelli, Chairman age 59

Mr. Riccitelli has been an independent consultant since February 2017. Mr. Riccitelli served as President and Chief Executive Officer from October 2012 to February 2017 and on the Board of Directors since June 2014 of Miragen Therapeutics, Inc. (formerly Signal Genetics, Inc.), a publicly traded molecular diagnostic company. From July 2011 to October 2012, Mr. Riccitelli was an independent consultant. From October 2001 to June 2011, he served as the Executive Vice President and Chief Operating Officer of Genoptix, Inc., a publicly traded diagnostic services company focused on the needs of community hematologists and oncologists. From 1995 to 2001, he served in a number of research and development and general management leadership positions for Becton, Dickinson and Company. From 1989 to 1994, he served in several positions at Puritan-Bennett Corporation, including, most recently, as general manager. Mr. Riccitelli has served as a member of the board of directors of Orthopediatrics, Inc. since December 2017. Mr. Riccitelli also served on the Board of Directors of Exagen Diagnostics, Inc. from October 2011 to September 2014. He received a B.A. in Biology from Washington and Jefferson College and a M.S. Eng. degree from The University of Texas in Mechanical & Biomedical Engineering. Mr. Riccitelli was appointed as director of the Company since the Merger on June 2017. We believe Mr. Riccitelli’s deep experience in the diagnostics field, chiefly as COO of Genoptix, one of the industry’s leading diagnostic companies; as well as his experience as CEO of Signal Genetics, a publicly-traded diagnostics company, provides substantial executive experience in both the industry, and knowledge of public markets.

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Mark Rimer, age 36

Mr. Rimer has been a partner at Kuzari Group, a boutique private investment group with a broad mandate to invest in full or partial buy-outs, growth capital, and venture capital across a broad range of industries since September 2009. Mr. Rimer serves on the Board of Directors of several companies, including Precipio, and is actively involved in business development roles at numerous portfolio companies. Prior to joining Kuzari, Mr. Rimer worked for a London-based private equity group, RP Capital Group, managing a number of investments across several emerging markets. Mr. Rimer is a Chartered Accountant, earned an undergraduate degree in Politics and Economics from Bristol University and an MBA from the NY Stern School of Business. Mr. Rimer was appointed as director of the Company in March 2012. Mr. Rimer has been an investor in Precipio from its inception. He brings with him not only a strong financial, accounting and investment background, but also a deep familiarity with the Company’s business model and its evolution over the years.

Jeffrey Cossman, M.D., age 70

Dr. Cossman was a founder of and served as Chief Executive Officer and Chairman of the Board at United States Diagnostic Standards, Inc. from 2009 to 2014, and as a member of the Board of The Personalized Medicine Coalition from 2008 to 2014. Prior to that, he served as Chief Scientific Officer and as member of the Board of Directors of The Critical Path Institute, and as Medical Director of Gene Logic, Inc. He was Professor and Chairman of the Department of Pathology at Georgetown University Medical Center where he held the Oscar Benwood Hunter Chair of Pathology and he served as Senior Investigator in Hematopathology at the National Cancer Institute. He is currently a medical advisor to Epigenomics AG. Dr. Cossman holds a B.S. from the University of Michigan and an M.D. from the University of Michigan Medical School. He is board-certified in pathology and trained in pathology and hematopathology at the University of Michigan, Stanford University and the National Institutes of Health. Dr. Cossman was appointed as director of the Company since September 2017. The Board believes that, as former chair of the department of pathology of Georgetown University, a premier academic institution, Dr. Cossman provides significant insight and guidance as to how the company should execute on its model. Furthermore, his experience in the molecular field is significant to the Company’s strategy.

Douglas Fisher, M.D., MBA, age 41

Dr. Fisher is currently an Executive in Residence at InterWest Partners LLC, a venture capital firm, where he has worked since March 2009. Dr. Fisher also works and serves as the Chief Business Officer at Sera Prognostics, Inc. since January 2015. Prior to joining InterWest, Dr. Fisher served as Vice President of New Leaf Venture Partners LLC, a private equity and venture capital firm, from January 2006 to March 2009. Prior to joining New Leaf, Dr. Fisher was a project leader with The Boston Consulting Group, Inc., a global management consulting firm, from November 2003 to February 2006. He currently serves on the board of Obalon Therapeutics, Inc., Gynesonics, Inc. and Indi Molecular, Inc., and previously served on the board of QuatRx Pharmaceuticals Company, Cardiac Dimensions, PMV Pharmaceuticals, Inc. and Sera Prognostics, Inc. Dr. Fisher holds an A.B. and a B.S. from Stanford University, an M.D. from the University of Pennsylvania School of Medicine and an MBA from The Wharton School of Business at the University of Pennsylvania. Mr. Fisher was appointed as director of the Company since September 2017. Dr. Fisher’s diverse background as both a physician, and an investor in biotech markets, is extremely beneficial to the Board in planning the Company’s strategic growth and how to approach and manage the financial markets

David Cohen, age 59

Mr. Cohen is the Chief Operating Officer and co-owner of Standard Oil of Connecticut, Inc., the largest independent petroleum retailing company in Connecticut. He founded several highly successful ventures, including: Standard Security Systems, a provider of electronic security services; ResCom Energy, a multi-state supplier of deregulated electricity; Moneo Technology Solutions, a provider of security and network infrastructure solutions; and My Gene Counsel, a cancer bioinformatics company. Mr. Cohen is also a highly experienced investor in numerous start-up and early stage businesses. He currently serves on the Boards of: eBrevia, Emme Controls, Foresite MSP, My Gene Counsel, The Platt & LaBonia Company, and Sirona Medical Technologies. Mr. Cohen holds a B.A. from Harvard College and an MBA from the Harvard Business School. Mr. Cohen was appointed as director of the Company since November 2017. Mr. Cohen brings to the Board a wealth of experience as a serial entrepreneur that has built several successful companies, as well as a strong investment track record. Mr. Cohen has been an early-stage investor in Precipio and brings his deep familiarity of the business to help guide management and the Board in its strategy.

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Michael Luther, PhD, age 61

Dr. Luther has served as President and Chief Executive Officer of Bantam Pharmaceutical, LLC, a pharmaceutical company focused on the discovery and development of compounds to treat cancer with a focus on RNA translation, since March 2016. From October 2013 to October 2015, Dr. Luther was Senior Vice President and General Manager, Discovery and Development Services, at Albany Molecular Research, Inc. (NASDAQ: AMRI), a global contract research and manufacturing organization offering drug discovery, development and manufacturing services, where he was responsible for the strategic, operational and business development activities for Albany Molecular Research, Inc.’s global discovery and development divisions. From August 2012 to September 2013, Dr. Luther was Corporate Vice President of Global Discovery Research Services at Charles River Laboratories (NYSE: CRL), a global provider of products and services to pharmaceutical and biotechnology companies, government agencies and academic institutions, where he served as the general manager of the firm’s discovery business unit, including developing and implementing strategic and operating plans.

Prior to his role at Charles River, from March 2009 to August 2012, he was President and a member of the Board of Directors of the David H. Murdock Research Institute, a non-profit contract research organization located in Kannapolis, North Carolina, where he led and directed all activities of the institute, including applied research and development activities. From November 2006 to March 2009, Dr. Luther held the position of Vice President and Site Head at Merck Frosst, a pharmaceutical company in Montreal, Canada, focused on the delivery of Phase I product candidates from target to clinic for novel therapeutics in respiratory and metabolic disorders. Prior to Merck Frosst, from 1991 to 2006, he held positions of increasing responsibilities at GlaxoSmithKline, a global healthcare company that researches and develops a broad range of innovative medicines and brands, culminating in his appointment as Vice President, High Throughput Biology.

Dr. Luther holds a Bachelor of Science degree in Biology and Chemistry from North Carolina State University, a Master in Business Administration from Duke University, Fuqua School of Business, and a Ph.D. in Biophysical Chemistry from Saint Louis University School of Medicine. He served as a member of the Board of Directors of Islet Sciences, Inc., a biopharmaceutical company (OTC: ISLT), from March 2014 to June 2015. The Board selected Dr. Luther to serve as a director because it believes he possesses valuable experience in the healthcare and pharmaceutical industries and extensive strategic, scientific and business experience in such industries, which brings a unique and valuable perspective to the Board. Dr. Luther was appointed as director of the Company since April 2014.

Ilan Danieli, age 46

Mr. Danieli was the founder of Precipio Diagnostics LLC and has been its chief executive officer since 2011. Mr. Danieli assumed the role of Director of Precipio, Inc at the time of the Merger. With over 20 years managing small and medium-size companies, some of his previous experiences include COO of Osiris, a publicly-traded company based in New York City with operations in the US, Canada, Europe and Asia; VP of Operations for Laurus Capital Management, a multi-billion dollar hedge fund; and various other entrepreneurial ventures. Mr. Danieli holds an MBA from the Darden School at the University of Virginia, and a BA in Economics from Bar-Ilan University in Israel.

Corporate Governance

Our Board has determined that having an independent director serve as the Chairperson of the Board is in the best interests of our stockholders. Our Chairperson of the Board is Samuel Riccitelli. Ilan Danieli, CEO, is the only member of our Board who is not an independent director. We believe that this leadership structure enhances the accountability of our CEO to the Board and strengthens the Board’s independence from management. While both Mr. Riccitelli and Mr. Danieli are actively engaged in significant matters affecting our Company, such as long-term strategy, we believe splitting these leadership positions enables Mr. Danieli to focus his efforts on running our business and managing our Company while permitting Mr. Riccitelli to focus on the governance of our Company, including Board oversight.

Director Attendance at Meetings

Our Board conducts its business through meetings of our Board, both in person and telephonic, and actions taken by written consent in lieu of meetings. During the year ended December 31, 2017, our Board held four meetings. All directors attended at least 75% of the meetings of our Board and of the committees of our Board on which they served during 2017.

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Our Board encourages all directors to attend our annual meetings of stockholders unless it is not reasonably practicable for a director to do so.

Committees of our Board of Directors

Our Board has established and delegated certain responsibilities to its standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Audit Committee

We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee’s primary duties and responsibilities include monitoring the integrity of our financial statements, monitoring the independence and performance of our external auditors, and monitoring our compliance with applicable legal and regulatory requirements. The functions of the Audit Committee also include reviewing periodically with our independent registered public accounting firm the performance of the services for which they are engaged, including reviewing the scope of the annual audit and its results, reviewing with management and the auditors the adequacy of our internal accounting controls, reviewing with management and the auditors the financial results prior to the filing of quarterly and annual reports, reviewing fees charged by our independent registered public accounting firm and reviewing any transactions between our Company and related parties. Our independent registered public accounting firm reports directly and is accountable solely to the Audit Committee. The Audit Committee has the sole authority to hire and fire the independent registered public accounting firm and is responsible for the oversight of the performance of their duties, including ensuring the independence of the independent registered public accounting firm. The Audit Committee also approves in advance the retention of, and all fees to be paid to, the independent registered public accounting firm. The rendering of any auditing services and all non-auditing services by the independent registered public accounting firm is subject to prior approval of the Audit Committee.

The Audit Committee operates under a written charter which is available in the Investor Relations section of our website at www.precipiodx.com. The Audit Committee is required to be composed of directors who are independent under the rules of the SEC and the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”).

The current members of the Audit Committee are directors Mr. Riccitelli, the Chairperson of the Audit Committee, Dr. Fisher and Dr. Luther, all of whom have been determined by the Board to be independent under the NASDAQ listing standards and rules adopted by the SEC applicable to audit committee members. The Board has determined that Mr. Riccitelli, Dr. Fisher and Dr. Luther each qualifies as an “audit committee financial expert” under the rules adopted by the SEC and the Sarbanes Oxley Act of 2002. The Audit Committee met one time during 2017 and did not take any actions by written consent.

Compensation Committee

The primary duties and responsibilities of our standing Compensation Committee are to review, modify and approve the overall compensation policies for the Company, including the compensation of the Company’s Chief Executive Officer and other senior management; establish and assess the adequacy of director compensation; and approve the adoption, amendment and termination of the Company’s stock option plans, pension and profit sharing plans, bonus plans and similar programs. The Compensation Committee may delegate to one or more officers the authority to make grants of options and restricted stock to eligible individuals other than officers and directors, subject to certain limitations. Additionally, the Compensation Committee has the authority to form subcommittees and to delegate authority to any such subcommittee. The Compensation Committee also has the authority, in its sole discretion, to select, retain and obtain, at the expense of the Company, advice and assistance from internal or external legal, accounting or other advisors and consultants. Moreover, the Compensation Committee has sole authority to retain and terminate any compensation consultant to assist in the evaluation of director, Chief Executive Officer or senior executive compensation, including sole authority to approve such consultant’s reasonable fees and other retention terms, all at the Company’s expense.

The Compensation Committee operates under a written charter which is available on our website at www.precipiodx.com. All members of the Compensation Committee must satisfy the independence requirements of NASDAQ applicable to compensation committee members.

The Compensation Committee currently consists of directors Dr. Luther, Mr. Rimer, Dr. Cossman and Dr. Fisher. Dr. Luther was Chairperson of the Compensation Committee form the Merger date to February 8, 2018. On February 8, 2018, Dr. Fisher was appointed Chairperson of the Compensation Committee. Each of the Compensation Committee members have been determined by the Board to be independent under NASDAQ listing standards applicable to compensation committee members. The Compensation Committee met two times during 2017 and did not take any actions by written consent.

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Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies, reviews and evaluates candidates to serve on the Board; reviews and assesses the performance of the Board and the committees of the Board; and assesses the independence of our directors. The Nominating and Corporate Governance Committee is also responsible for reviewing the composition of the Board’s committees and making recommendations to the entire Board regarding the chairpersonship and membership of each committee. In addition, the Nominating and Corporate Governance Committee is responsible for developing corporate governance principles and periodically reviewing and assessing such principles, as well as periodically reviewing the Company’s policy statements to determine their adherence to the Company’s Code of Business Conduct and Ethics.

The Nominating and Corporate Governance Committee has adopted a Director Nominees Consideration Policy, whereby Board candidates are identified primarily through suggestions made by directors, management and stockholders of the Company. We have implemented no material changes to the procedures by which stockholders may recommend nominees for the Board. The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders that are submitted in writing to the Company’s Corporate Secretary in a timely manner and which provide necessary biographical and business experience information regarding the nominee. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the criteria considered by the Nominating Committee, based on whether or not the candidate was recommended by a stockholder. The Board does not prescribe any minimum qualifications for director candidates, and all candidates for director will be evaluated based on their qualifications, diversity, age, skill and such other factors as deemed appropriate by the Nominating and Corporate Governance Committee given the current needs of the Board, the committees of the Board and the Company. Although the Nominating and Corporate Governance Committee does not have a specific policy on diversity, it considers the criteria noted above in selecting nominees for directors, including members from diverse backgrounds who combine a broad spectrum of experience and expertise. Absent other factors which may be material to its evaluation of a candidate, the Nominating and Corporate Governance Committee expects to recommend to the Board for selection incumbent directors who express an interest in continuing to serve on the Board. Following its evaluation of a proposed director’s candidacy, the Nominating and Corporate Governance Committee will make a recommendation as to whether the Board should nominate the proposed director candidate for election by the stockholders of the Company.

The Nominating and Corporate Governance Committee operates under a written charter which is available on our website at www.precipiodx.com. No member of the Nominating and Corporate Governance Committee may be an employee of the Company and each member must satisfy the independence requirements of NASDAQ and the SEC.

The Nominating and Corporate Governance Committee currently consists of directors Dr. Cossman, Mr. Riccitelli and Mr. Rimer, each of whom has been determined by the Board to be independent under NASDAQ listing standards. The Nominating and Corporate Governance Committee did not meet or take any actions by written consent during 2017.

Oversight of Risk Management

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including economic risks, financial risks, legal and regulatory risks and others, such as the impact of competition. Management is responsible for the day-to-day management of the risks that we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board is responsible for satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board assesses major risks facing our Company and options for their mitigation in order to promote our stockholders’ interests in the long-term health of our Company and our overall success and financial strength. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. The involvement of our full Board in the risk oversight process allows our Board to assess management’s appetite for risk and also determine what constitutes an appropriate level of risk for our Company. Our Board regularly includes agenda items at its meetings relating to its risk oversight role and meets with various members of management on a range of topics, including corporate governance and regulatory obligations, operations and significant transactions, risk management, insurance, pending and threatened litigation and significant commercial disputes.

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While our Board is ultimately responsible for risk oversight, various committees of our Board oversee risk management in their respective areas and regularly report on their activities to our entire Board. In particular, the Audit Committee has the primary responsibility for the oversight of financial risks facing our Company. The Audit Committee’s charter provides that it will discuss our major financial risk exposures and the steps we have taken to monitor and control such exposures. Our Board has also delegated primary responsibility for the oversight of all executive compensation and our employee benefit programs to the Compensation Committee. The Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with our business strategy.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing our Company and that our Board’s leadership structure provides appropriate checks and balances against undue risk taking.

Code of Business Conduct and Ethics

Our Board has adopted a code of ethical conduct that applies to our principal executive officer, principal financial officer and senior financial management. This code of ethical conduct is embodied within our Code of Business Conduct and Ethics, which applies to all persons associated with our Company, including our directors, officers and employees (including our principal executive officer, principal financial officer, principal accounting officer and controller). The Code of Business Conduct and Ethics is available in the Investor Relations section of our website at www.precipiodx.com. In order to satisfy our disclosure requirements under Item 5.05 of Form 8-K, we will disclose amendments to, or waivers of, certain provisions of our Code of Business Conduct and Ethics relating to our chief executive officer, chief financial officer, chief accounting officer, controller or persons performing similar functions on our website promptly following the adoption of any such amendment or waiver. The Code provides that any waivers of, or changes to, the Code that apply to the Company’s executive officers or directors may be made only by the Audit Committee. In addition, the Code includes updated procedures for non-executive officer employees to seek waivers of the Code.

Director Independence

Our Company is governed by our Board. Currently, each member of our Board, other than Ilan Danieli, Chief Executive Officer is an independent director and all standing committees of our Board are composed entirely of independent directors, in each case under NASDAQ’s independence definition applicable to boards of directors. For a director to be considered independent, our Board must determine that the director has no relationship which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Members of the Audit Committee also must satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their directors’ compensation. In addition, under SEC rules, an Audit Committee member who is an affiliate of the issuer (other than through service as a director) cannot be deemed to be independent. In determining the independence of members of the Compensation Committee, NASDAQ listing standards require our Board to consider certain factors, including but not limited to: (1) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by us to the director, and (2) whether the director is affiliated with us, one of our subsidiaries or an affiliate of one of our subsidiaries. Under our Compensation Committee Charter, members of the Compensation Committee also must qualify as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The independent members of the Board are Michael A. Luther, Jeffery Cossman, M.D., Douglas Fisher, M.D., Mark Rimer, David Cohen and Samuel Riccitelli.

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EXECUTIVE COMPENSATION

The following table sets forth compensation awarded to, paid to or earned by our “named executive officers” for services rendered during fiscal years 2017 and 2016.

Name and Principal Position		Year	Salary ($)	Option Awards ($)	(1)	All Other Compensation ($)		Total ($)
Ilan Danieli	(2)	2017	250,000	106,666		11,979	(3)	368,645
Chief Executive Officer		2016	200,000	-		17,234	(4)	217,234
Carl Iberger	(5)	2017	200,000	106,666		-		306,666
Chief Financial Officer		2016	53,750	-		-		53,750

(1) The amounts in this column reflect the aggregate grant date fair value of the stock option awards granted during the respective fiscal year as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, excluding the effect of estimated forfeitures. The amounts shown do not correspond to the actual value that will be recognized by the named executive officer. The assumptions used in the calculation of these amounts are included in the Notes of the Financial Statements to the consolidated financial statements for the year ended December 31, 2017, incorporated by reference within this prospectus.

(2) Mr. Danieli was appointed our Chief Executive Officer effective as of June 29, 2017. No employment contract has been executed at the time of this filing. Prior to the merger, Mr. Danieli was the Chief Executive Officer of Precipio Diagnostics, Inc. since November 2011.

(3) Amounts paid to Mr. Danieli in 2017 consisted of $11,979 in health insurance premiums.

(4) Amounts paid to Mr. Danieli in 2016 consisted of $13,634 in health insurance premiums and $3,600 in auto allowance.

(5) Mr. Iberger was appointed our Chief Financial Officer effective June 29, 2017. Prior to the merger, Mr. Iberger was the Chief Financial Officer of Precipio Diagnostics, Inc. since October 1, 2016.

2017 Grants of Option Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards in fiscal year 2017 to our named executive officers and directors. The stock option awards granted in fiscal year 2017 were granted under the Company’s 2017 Stock Option and Incentive Plan, as amended (the “2017 Plan”). During the year ended December 31, 2017, no other equity awards were granted to our named executive officers and directors. See the notes below the table for details on option vesting schedules.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Price of Option Awards ($/sh) (1)	Grant Date Fair Value of Option Awards ($)(2)
Ilan Danieli
Stock options (3)	9/26/17	66,666	1.87	106,666
Carl R. Iberger
Stock options (3)	9/26/17	66,666	1.87	106,666

(1) The exercise price of the stock awards represents the fair market value of our common stock on the date of grant as defined in the 2017 Plan.

(2) The amount in this column reflects the aggregate grant date fair value of each stock award granted to our named executive officers and directors during the fiscal year as computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The amounts shown do not correspond to the actual value that will be recognized by the named executive officer. The assumptions used in the calculation of these amounts are included in Note 13 “Equity Incentive Plan” to the consolidated financial statements for the year ended December 31, 2017

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(3) 25% of the options shall vest on the first anniversary of the grant and thereafter the reminder shall vest by 36 equal monthly installments (total of 4 years) and so long as the executive officer remains an employee of the Company or a Subsidiary on such dates.

Outstanding Equity Awards at Fiscal 2017 Year-End

The following table provides certain information concerning outstanding option awards and SARs held by our named executive officers as of December 31, 2017. As of December 31, 2016, no other equity awards granted to our named executive officers were outstanding.

Name	SARs and Option Award Grant Date	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date
IIan Danieli	9/27/2017	-	66,666	$1.87	9/26/2027
Carl Iberger	9/27/2017	-	66,666	$1.87	9/26/2027

(1) The award vests over a four year period. Twenty-five per cent of the options vest on the first anniversary of the Grant and thereafter the reminder shall vest by 36 equal monthly installments (total of 4 years) and so long as the executive officer remains an employee of the Company or a Subsidiary on such dates.

Fiscal Year 2017 Option Exercises and Stock Vested

No stock options were exercised by either of our named executive officers during fiscal year 2017.

Pension Benefits

401K-Plan

We maintain a defined contribution retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pre-tax basis, up to the statutorily prescribed annual limits on contributions under the Code. We have not historically made discretionary contributions to the 401(k) plan for the benefit of employees. Employee contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Employees are immediately and fully vested in their contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

Nonqualified Deferred Compensation

Our named executive officers did not participate in, or earn any benefits under, a non-qualified deferred compensation plan sponsored by us during the fiscal year ended December 31, 2017.

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Agreements with Our Named Executive Officers

No employment agreements have been entered into for Ilan Danieli, Chief Executive Officer, or Carl Iberger, Chief Financial Officer, as of the date of this filing. The Company intends to enter into employment agreements with the named officers but no date has been established by the Board of Directors at this time.

2017 Equity Incentive Plan

Plan Administration.  The 2017 Plan is administered by the Compensation Committee.  The Compensation Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2017 Plan.  The Compensation Committee may delegate to our Chief Executive Officer the authority to grant awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not subject to Section 162(m) of the Code, subject to certain limitations and guidelines.

Eligibility.  Persons eligible to participate in the 2017 Plan are those full or part-time officers, employees, non-employee directors and consultants of the Company and its subsidiaries as selected from time to time by the Compensation Committee in its discretion.  Approximately 40 individuals are currently eligible to participate in the 2017 Plan, which includes two officers, 32 employees who are not officers, and six non-employee directors.

Plan Limits.  The maximum award of stock options or stock appreciation rights granted to any one individual will not exceed 1,000,000 shares of Common Stock (subject to adjustment for stock splits and similar events) for any calendar year period.  If any award of restricted stock, restricted stock units or performance shares granted to an individual is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, then the maximum award shall not exceed 1,000,000 shares of Common Stock (subject to adjustment for stock splits and similar events) to any one such individual in any performance cycle.  If any cash-based award is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, then the maximum award to be paid in cash in any performance cycle may not exceed $1,000,000.  In addition, no more than 6,056,166 shares, cumulatively increased on January 1, 2019 and on each January 1 thereafter by the lesser of the annual increase for such year or 500,000 shares, may be issued in the form of incentive stock options.

Stock Options.  The 2017 Plan permits the granting of (1) options to purchase Common Stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify.  Options granted under the 2017 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options.  Incentive stock options may only be granted to employees of the Company and its subsidiaries.  Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and consultants.  The option exercise price of each option is determined by the Compensation Committee but may not be less than 100% of the fair market value of the Common Stock on the date of grant.  Fair market value for this purpose is the last reported sale price of the shares of Common Stock on The NASDAQ Capital Market on the date of grant.  The exercise price of an option may not be reduced after the date of the option grant, other than to appropriately reflect changes in our capital structure.

The term of each option will be fixed by the Compensation Committee and may not exceed ten years from the date of grant.  The Compensation Committee will determine at what time or times each option may be exercised.  Options may be made exercisable in installments and the exercisability of options may be accelerated by the Compensation Committee.  In general, unless otherwise permitted by the Compensation Committee, no option granted under the 2017 Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the Compensation Committee or by delivery (or attestation to the ownership) of shares of Common Stock that are not subject to restrictions under any Company plan.  Subject to applicable law, the exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker from the optionee.  In addition, the Compensation Committee may permit non-qualified options to be exercised using a net exercise feature which reduces the number of shares issued to the optionee by the number of shares with a fair market value equal to the exercise price.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Stock Appreciation Rights.  The Compensation Committee may award stock appreciation rights subject to such conditions and restrictions as the Compensation Committee may determine.  Stock appreciation rights entitle the recipient to shares of Common Stock equal to the value of the appreciation in the stock price over the exercise price.  The exercise price is the fair market value of the Common Stock on the date of grant.  The maximum term of a stock appreciation right is ten years.

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Restricted Stock.  The Compensation Committee may award shares of Common Stock to participants subject to such conditions and restrictions as the Compensation Committee may determine.  These conditions and restrictions may include the achievement of certain performance goals and/or continued service to us through a specified restricted period.  During the vesting period, restricted stock awards may be credited with dividend equivalent rights (but dividend equivalents payable with respect to restricted stock awards with vesting tied to the attainment of performance criteria shall not be paid unless and until such performance conditions are attained).

Restricted Stock Units.  The Compensation Committee may award restricted stock units to any participants.  Restricted stock units are ultimately payable in the form of shares of Common Stock and may be subject to such conditions and restrictions as the Compensation Committee may determine.  These conditions and restrictions may include the achievement of certain performance goals and/or continued service to the Company through a specified vesting period.   In the Compensation Committee’s sole discretion, it may permit a participant to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of a deferred stock unit award, subject to the participant’s compliance with the procedures established by the Compensation Committee and requirements of Section 409A of the Code.  During the deferral period, the deferred stock awards may be credited with dividend equivalent rights (but dividend equivalents payable with respect to restricted stock awards with vesting tied to the attainment of performance criteria shall not be paid unless and until such performance conditions are attained).

Unrestricted Stock Awards.  The Compensation Committee may also grant shares of Common Stock which are free from any restrictions under the 2017 Plan.  Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.

Performance Share Awards.  The Compensation Committee may grant performance share awards to any participant, which entitle the recipient to receive shares of Common Stock upon the achievement of certain performance goals and such other conditions as the Compensation Committee shall determine.

Dividend Equivalent Rights.  The Compensation Committee may grant dividend equivalent rights to participants, which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of Common Stock.  Dividend equivalent rights granted as a component of another award subject to performance vesting may be paid only if the related award becomes vested.  Dividend equivalent rights may be settled in cash, shares of Common Stock or a combination thereof, in a single installment or installments, as specified in the award.

Cash-Based Awards.  The Compensation Committee may grant cash bonuses under the 2017 Plan to participants.  The cash bonuses may be subject to the achievement of certain performance goals.

Change of Control Provisions.  The 2017 Plan provides that upon the effectiveness of a “sale event” as defined in the 2017 Plan, except as otherwise provided by the Compensation Committee in the award agreement, all stock options and stock appreciation rights will automatically become fully exercisable and the restrictions and conditions on all other awards with time-based conditions will automatically be deemed waived, unless the parties to the sale event agree that such awards will be assumed or continued by the successor entity.  Awards with conditions and restrictions relating to the attainment of performance goals may become vested and non-forfeitable in connection with a sale event in the Compensation Committee’s discretion or to the extent specified in the relevant award agreement.  In addition, the Company may make or provide for payment, in cash or in kind, to participants holding options and stock appreciation rights equal to the difference between the per share cash consideration and the exercise price of the options or stock appreciation rights. The Compensation Committee shall also have the option to make or provide for a payment, in cash or in kind, to grantees holding other awards in an amount equal to the per share cash consideration multiplied by the number of vested shares under such awards. All awards will terminate in connection with a sale event unless they are assumed by the successor entity.

Adjustments for Stock Dividends, Stock Splits, Etc.  The 2017 Plan requires the Compensation Committee to make appropriate adjustments to the number of shares of Common Stock that are subject to the 2017 Plan, to certain limits in the 2017 Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Tax Withholding.  Participants in the 2017 Plan are responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. Subject to approval by the Compensation Committee, participants may elect to have the minimum tax withholding obligations satisfied by authorizing the Company to withhold shares of Common Stock to be issued pursuant to the exercise or vesting.

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Amendments and Termination.  The Board of Directors may at any time amend or discontinue the 2017 Plan and the Compensation Committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose.  However, no such action may adversely affect any rights under any outstanding award without the holder’s consent.  To the extent required under the rules of The NASDAQ Capital Market, any amendments that materially change the terms of the 2017 Plan will be subject to approval by our stockholders.  Amendments shall also be subject to approval by our stockholders if and to the extent determined by the Compensation Committee to be required by the Code to preserve the qualified status of incentive options or to ensure that compensation earned under the 2017 Plan qualifies as performance-based compensation under Section 162(m) of the Code. The Compensation Committee is authorized to exercise discretion to reduce the exercise price of outstanding stock options and stock appreciation rights or effect the repricing of such awards through cancellation and regrants.

Effective Date of 2017 Plan.  The Board of Directors originally adopted the 2017 Plan on December 13, 2016, and the 2017 Plan became originally effective on June 5, 2017, the date it was approved by stockholders.  The 2017 Plan, as amended and restated, was adopted by the Board of Directors on December 17, 2017. Awards of incentive options may be granted under the 2017 Plan until December 17, 2027.  No other awards may be granted under the 2017 Plan after the date that is ten years from the date of stockholder approval.

Compensation Risk Analysis

We have reviewed our material compensation policies and practices for all employees and have concluded that these policies and practices are not reasonably likely to have a material adverse effect on us. While risk-taking is a necessary part of growing a business, our compensation philosophy is focused on aligning compensation with the long-term interests of our stockholders as opposed to rewarding short-term management decisions that could pose long-term risks.

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DIRECTOR COMPENSATION

It is our Board’s general policy that compensation for independent directors should be a mix of cash and equity-based compensation. As part of a director’s total compensation, and to create a direct linkage between corporate performance and stockholder interests, our Board believes that a meaningful portion of a director’s compensation should be provided in, or otherwise based on, the value of appreciation in our common stock.

Our Board has the authority to approve all compensation payable to our directors, although our Compensation Committee is responsible for making recommendations to our Board regarding this compensation. Additionally, our Chief Executive Officer may also make recommendations or assist our Compensation Committee in making recommendations regarding director compensation. Our Board and Compensation Committee annually review our director compensation.

Cash Compensation

Directors who are also our employees are not separately compensated for serving on the Board other than reimbursement for out-of-pocket expenses related to attendance at Board and committee meetings. Independent directors are paid an annual retainer of $20,000 and receive reimbursement for out-of-pocket expenses related to attendance at Board and committee meetings. Independent directors serving on any committee of the Board are paid an additional annual retainer of $2,500 unless they are also a chairperson of a committee. The chairperson of the Audit Committee receives an additional annual retainer of $8,000 and the chairperson of any other committee receives an additional annual retainer of $4,000.

In 2017, the directors were granted a non-qualified option to purchase 7,000 shares of our common stock. The options vest in full on the third anniversary of the grant date. A Complete list of the grants is set and their terms are set out below.

Director Summary Compensation Table

The following table provides information regarding our compensation for non-employee directors during the year ended December 31, 2017. Directors who are our employees did not receive compensation for serving on the Board or its committees in fiscal year 2017.

Name	Fees Earned or Paid in Cash(3) ($)	Option Awards ($) (1)	Total ($)
Samuel Riccitelli	44,000	11,200	55,200
David Cohen	30,000	8,190	38,190
Michael A. Luther, Ph.D.	45,000	11,200	56,200
Douglas Fisher	42,000	11,200	53,200
Mark Rimer	39,000	11,200	50,200
Jeffrey Cossman	42,000	11,200	53,200
Robert M. Patzig(2)	30,000	11,200	41,200

(1)	The amounts reflected in this column reflect the grant date fair value of each option award granted during 2017, as determined in accordance with FASB ASC Topic 718. Actual table with grant dates and details appear below.
(2)	Mr. Patzig resigned from the Board effective November, 8 2017, and the option awards included in this table were canceled as of that date.
(3)	Directors are accruing cash compensation and no compensation has been paid to date.

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Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Price of Option Awards ($/sh) (1)	Grant Date Fair Value of Option Awards ($)(2)
Riccitelli Samuel
Stock options (4)	9/26/17	7,000	1.87	11,200
Douglas Fisher
Stock options (4)	9/26/17	7,000	1.87	11,200
Mark Rimer
Stock options (4)	9/26/17	7,000	1.87	11,200
Michael Luther
Stock options (4)	9/26/17	7,000	1.87	11,200
Jeffrey Cossaman
Stock options (4)	9/26/17	7,000	1.87	11,200
David Cohen
Stock options (4)	11/8/17	7,000	1.36	8,190

Equity Compensation Plan Information

The following equity compensation plan information summarizes plans and securities approved and not approved by security holders as of December 31, 2017.

	(a)		(b)	(c)
PLAN CATEGORY	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (3)
Equity compensation plans approved by security holders	236,484	(1)	$7.12	441,334	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	236,484		$7.12	441,334

(1)	Includes shares of our common stock issuable upon exercise of options to purchase common stock awarded under our 2006 Plan and 2017 Plan.
(2)	All shares of our common stock available for future issuance are from our 2017 Plan. The 2006 Plan was terminated as to future awards on July 12, 2016.
(3)	On January 31, 2018, the stockholders of the Company approve an amendment and restatement of the Company’s 2017 Stock Option and Incentive Plan (the “2017 Plan”) to increase the aggregate number of shares authorized for issuance under the 2017 Plan by 5,389,500 shares to 6,056,166 shares. Additionally, on February 16, 2018, the Company granted 3,286,528 options, at an exercise price of $0.71 to Officers, Directors, and Employees.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Commission regulations define the related person transactions that require disclosure to include any transaction, arrangement or relationship, since January 1, 2014, in which the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end in which we were or are to be a participant and in which a related person had or will have a direct or indirect material interest. A related person is: (i) an executive officer, director or director nominee of the Company, (ii) a beneficial owner of more than 5% of our common stock, (iii) an immediate family member of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock, or (iv) any entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons has a substantial ownership interest or control

We recognize that related person transactions can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations which may not be in our best interests or the best interests of our stockholders. Accordingly, as a general matter, we prefer to avoid related person transactions. Nevertheless, we recognize that there are situations where related person transactions may be in, or may not be inconsistent with, our best interests. Pursuant to the Audit Committee Charter, the Audit Committee is responsible for reviewing and overseeing related-party transactions as required by NASDAQ and SEC rules. Related persons include our directors, executive officers, 5% beneficial owners of our common stock or their respective immediate family members. Our Board will also review related party transactions in accordance with applicable law and the provisions of our Third Amended and Restated Certificate of Incorporation, as amended.

In addition, our Audit Committee has adopted a written Related Party Transactions Policy. Under our Related Party Transactions Policy, if any director or executive officer or any immediate family member or related entity of a related person proposes to enter into a transaction, or if the Company proposes to enter into a transaction with a 5% beneficial owner of our common stock, then, prior to entering into such transaction, the related person must notify the Company’s Compliance Officer (currently, the Interim Chief Financial Officer) and provide sufficient knowledge regarding the proposed transaction as is reasonably available to assist the Compliance Officer in determining whether approval of the Audit Committee is required. The Audit Committee must review and consider any proposed related person transaction, and the Audit Committee will only approve the transactions it deems are fair to and in the best interests of the Company. Additionally, the Audit Committee may ratify transactions that were previously unapproved if it finds the transactions are fair to and in the best interests of the Company.

We have been a party to the following transactions since January 1, 2017 in which the amount involved exceeded or will exceed $120,000, and in which any director, executive officer or holder of more than 5% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, had or will have a material interest.

Between March 2017 and June 2017, Mr. Cohen, a member of our Board of Directors, purchased convertible promissory notes, or the Notes, from us in an aggregate principal amount of $225,000 and bearing interest at 8% per year. In connection with the closing of our underwritten public offering in August 2017, or the Offering, the aggregate principal amount under the Notes, together with approximately $50,000 in accrued interest and a redemption payment in accordance with the terms of the Notes, converted into 110,027 shares of our common stock and warrants to purchase 110,027 shares of our common stock.

In connection with the Merger with Transgenomic, LLC in June 2017, we issued to Mr. Cohen 562,708 shares of our common stock and 158,940 shares of our Series A Senior Convertible Preferred Stock, or Series A Preferred Stock, in respect of the units of Precipio Diagnostics, LLC held by Mr. Cohen. In June 2017, Mr. Cohen also purchased 26,764 shares of Series A Preferred Stock for approximately $100,000. In connection with the closing of the Offering, all of our Series A Preferred Stock converted into shares of common stock, including shares of Series A Preferred Stock issued to the holders of Series A Preferred Stock as the Series A Preferred Payment (as defined in our Certificate of Designation of Series A Senior Convertible Preferred Stock), and we issued warrants to purchase shares of our common stock to the former holders of Series A Preferred Stock as consideration for the conversion of their shares of Series A Preferred Stock into shares of common stock. As a result of the foregoing transactions, we issued to Mr. Cohen 188,146 shares of our common stock and warrants to purchase 92,852 shares of common stock.

Between March 2017 and June 2017, Mr. Rimer, a member of our Board of Directors and an affiliate (“Mr. Rimer”), purchased convertible promissory notes, or the Notes, from us in an aggregate principal amount of $75,000 and bearing interest at 8% per year. In connection with the closing of our underwritten public offering in August 2017, or the Offering, the aggregate principal amount under the Notes, together with approximately $17,000 in accrued interest and a redemption payment in accordance with the terms of the Notes, converted into 29,880 shares of our common stock and warrants to purchase 29,880 shares of our common stock.

In connection with the Merger with Precipio Diagnostics, LLC in June 2017, we issued to Mr. Rimer 963,857 shares of our common stock and 257,147 shares of our Series A Senior Convertible Preferred Stock, or Series A Preferred Stock, in respect of the units of Precipio Diagnostics, LLC held by Mr. Rimer. In June 2017, Mr. Rimer also purchased 69,586 shares of Series A Preferred Stock for approximately $260,000. In connection with the closing of the Offering, all of our Series A Preferred Stock converted into shares of common stock, including shares of Series A Preferred Stock issued to the holders of Series A Preferred Stock as the Series A Preferred Payment (as defined in our Certificate of Designation of Series A Senior Convertible Preferred Stock), and we issued warrants to purchase shares of our common stock to the former holders of Series A Preferred Stock as consideration for the conversion of their shares of Series A Preferred Stock into shares of common stock. As a result of the foregoing transactions, we issued to Mr. Cohen 332,909 shares of our common stock and warrants to purchase 166,454 shares of common stock. In addition, in connection with the Merger, the Company issued Mr. Rimer Side Warrants to purchase an aggregate of 91,429 shares of the Company's common stock at an exercise price of $7.00 per share (subject to adjustment).

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PRINCIPAL STOCKHOLDERS

The following table provides information known to the Company with respect to beneficial ownership of the Company’s common stock by its directors, by its named executive officers, by all of its current executive officers and directors as a group, and by each person the Company believes beneficially owns more than 5% of its outstanding common stock as of March 31, 2018. Percentage ownership calculations for beneficial ownership for each person or entity are based on 19,668,572 shares outstanding as of March 31, 2018. The number of shares beneficially owned by each person or group as of March 31, 2018 includes shares of the Company’s common stock that such person or group had the right to acquire on or within 60 days after March 31, 2018, including, but not limited to, upon the exercise of options, warrants to purchase common stock or the conversion of securities into common stock. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of Precipio, Inc., 4 Science Park, New Haven, CT 06511.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Randal J. Kirk (1)	1,768,915	8.8%

Executive Officers and Directors:
Ilan Danieli (2)	169,714	*
Carl R. Iberger (3)	17,060	*
Jeffrey Cossman, M.D. (4)	15,776	*
Michael A. Luther (5)	16,110	*
David S. Cohen (6)	1,086,647	5.5%
Samuel Riccitelli (4)	15,776	*
Mark Rimer (7)	1,252,673	6.3%
Douglas Fisher, M.D. (4)	15,776	*
All executive officers and directors as a group (8 persons) (8)	2,589,532	13.1%

*	Represents beneficial ownership of less than 1% of the shares of Common Stock.

(1)	Consists of (i) 1,359,121 shares of Common Stock and (ii) 409,794 shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock that are currently exercisable. Based solely on information provided to the Company by the stockholder and disclosed in a Schedule 13D/A filed on September 5, 2017. The total of the shares of Common Stock and the warrants to purchase shares of Common Stock are held by the following companies: Third Security Senior Staff 2008 LLC, Third Security Staff 2010 LLC, Third Security Incentive 2010 LLC and Third Security Staff 2014 LLC. These companies are managed by Third Security, LLC, which is managed by Randal J. Kirk. Mr. Randal J. Kirk could be deemed to have indirect beneficial ownership of these shares. The business address of these beneficial owners is 1881 Grove Avenue, Radford, Virginia 24141.

(2)	Consists of 169,714 shares of Common Stock owned by IDP Holdings, LLC. Mr. Danieli is the sole member and manager of IDP Holdings, LLC.

(3)	Consists of 17,060 shares of Common Stock owned by Mr. Iberger.

(4)	Consists of 15,776 shares of Common Stock issuable upon the exercise of stock options that are exercisable or will become exercisable within 60 days after March 31, 2018.

(5)	Consists of 16,110 shares of Common Stock issuable upon the exercise of stock options that are exercisable or will become exercisable within 60 days after March 31, 2018.

(6)	Consists of (i) 860,881 shares of Common Stock; (ii) 210,379 shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock that are currently exercisable; and (iii) 15,387 shares of Common Stock issuable upon the exercise of stock options that are exercisable or will become exercisable within 60 days after March 31, 2018. Based on information provided to the Company by the stockholder and disclosed in a Schedule 13G filed on July 11, 2017. The business address for David S. Cohen is 299 Bishop Avenue, Bridgeport, Connecticut 06610.

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(7)	Consists of (i) 686,874 shares of Common Stock held by Chenies Investor LLC; (ii) 340,913 shares of Common Stock held by Chenies Management LLC; (iii) 4,179 shares of Common Stock held by Precipio Employee Holdings, LLC; (iv) warrants to purchase 175,390 shares of Common Stock held by Chenies Investor LLC; (v) warrants to purchase 29,541 shares of Common Stock held by Chenies Management LLC; and (vi) 15,776 shares of Common Stock issuable upon the exercise of stock options that are exercisable or will become exercisable within 60 days after March 31, 2018 held directly by Mr. Rimer. Mr. Rimer is managing member of Chenies Investor LLC and Chenies Management LLC. Based on information provided to the Company by the stockholder and disclosed in a Schedule 13D/A filed on October 17, 2017.

(8)	Includes shares which may be acquired by executive officers and directors as a group within 60 days after March 31, 2018 through the exercise of stock options or warrants.

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DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.01 per share, and 15,000,000 shares of preferred stock, par value $0.01 per share, and as of December 31, 2017 there are 10,196,620 shares of common stock outstanding and 4,935 shares of preferred stock outstanding. As of the date of March 31, 2018, there were 19,668,572 shares of our common stock outstanding and approximately 81 holders of record. In addition, as of March 31, 2018, options to purchase 3,523,012 shares of our common stock are outstanding, 2,544,306 shares of our common stock are reserved for future grants under our stock option plans and warrants to purchase 5,923,789 shares of our common stock outstanding.

The following description of our capital stock and provisions of our amended and restated certificate of incorporation, amended and restated by-laws, certificate of designations and outstanding warrants are summaries of material terms and provisions and are qualified by reference to our amended and restated certificate of incorporation, amended and restated by-laws, certificate of designations and outstanding warrants, copies of which have been previously filed with the SEC.

Common Stock

We may issue shares of our common stock from time to time. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of our common stock do not have cumulative voting rights in the election of directors. Subject to the preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding preferred stock. There are no sinking fund provisions applicable to our common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we have designated and issued and may designate and issue in the future.

Preferred Stock

We may issue shares of our preferred stock from time to time, in one or more series. The 15,000,000 shares of preferred stock authorized are undesignated as to preferences, privileges and restrictions, other than as set forth herein. Our Board of Directors will determine the rights, preferences and privileges of the shares of each wholly unissued series, and any qualifications, limitations or restrictions thereon, including dividend rights, conversion rights, terms of redemption or repurchase, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series.

The General Corporation Law of the State of Delaware, the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our amended and restated certificate of incorporation if the amendment would change the par value, the number of authorized shares of the class or the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, financings and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

Series B Preferred Stock

On August 25, 2017, we filed a Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock, or the Series B Certificate of Designation, with the State of Delaware which designates 6,900 shares of our preferred stock as Series B Senior Convertible Preferred Stock, or the Series B Preferred Stock. The Series B Preferred Stock has a stated value of $1,000 per share and a par value of $0.01 per share.

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If, prior to the second anniversary of the original issue date of the Series B Preferred Stock, we sell or grant any option to purchase or sell or grant any right to reprice, or otherwise dispose of or issue, any of our common stock or securities convertible into or exercisable for shares of our common stock at an effective price per share that is lower than the then effective conversion price, then the conversion price will be reduced to equal the higher of (A) such lower price or (B) $0.05, subject to an exception for the following types of issuances (i) issuances to our employees, officers or directors pursuant to any stock or option plan adopted by a majority of the non-employee members of our Board of Directors or committee thereof, (ii) issuances upon the exercise or exchange of any securities issued in connection with the August 2017 Offering or convertible into shares of common stock issued and outstanding on the date of the underwriting agreement entered into in connection with the August 2017 Offering, provided that such securities have not been amended since the date of the underwriting agreement to increase the number of securities or decrease the exercise, exchange or conversion price, or (iii) issuances pursuant to acquisitions or strategic transactions approved by a majority of the disinterested members of our Board of Directors, provided that such securities are “restricted securities” under Rule 144 and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the 90-day period following the original issuance date of the Series B Preferred Stock, and provided that any such issuance is to a person or its equityholders that is an operating company or an owner of an asset in a business synergistic with the business of our company and will provide our company with additional benefits in addition to the investment of funds, but will not include a transaction in which we issue securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities (the issuances referred to in (i) through (iii) above, the “Exempt Issuances”).

In the event of a liquidation, the holders of Series B Preferred Shares are entitled to an amount equal to the par value of the Series B Preferred Stock and thereafter to participate on an as-converted-to-common stock basis with holders of the common stock in any distribution of assets of the Company to the holders of the common stock. The Series B Certificate of Designation provides, among other things, that we will not pay any dividends on shares of common stock (other than dividends in the form of common stock) unless and until such time as we pay dividends on each Series B Preferred Share on an as-converted basis. Other than as set forth in the previous sentence, the Series B Certificate of Designation provides that no other dividends will be paid on Series B Preferred Shares and that we will pay no dividends (other than dividends in the form of common stock) on shares of common stock unless we simultaneously comply with the previous sentence. The Series B Certificate of Designation does not provide for any restriction on the repurchase of Series B Preferred Shares by us while there is any arrearage in the payment of dividends on the Series B Preferred Shares. There are no sinking fund provisions applicable to the Series B Preferred Shares.

In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our shares of common stock are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the Series B Preferred Shares will be entitled to receive upon conversion of the Series B Preferred Shares the same kind and amount of securities, cash or property which the holders would have received had they converted the Series B Preferred Shares immediately prior to such fundamental transaction. Any successor to us or surviving entity is required to assume the obligations under the Series B Preferred Shares.

Notwithstanding the foregoing, in the event we are not the surviving entity of a fundamental transaction or in the event of a reverse merger or similar transaction where we are the surviving entity, then, automatically and contemporaneous with the consummation of such transaction, the surviving entity (or our company in the event of a reverse merger or similar transaction) will purchase the then outstanding shares of Series B Preferred Stock by paying and issuing, in the event that such consideration given to the holders of our common stock is non-cash consideration, as the case may be, to each holder an amount equal to the cash consideration plus the non-cash consideration in the form issuable to the holders of our common stock (in the case of a reverse merger or similar transaction, shares of common stock issuable to the holders of the acquired company) per share of our common stock in the fundamental transaction multiplied by the number of shares of common stock underlying the shares of Series B Preferred Stock held by the holder on the date immediately prior to the consummation of the fundamental transaction. Such amount will be paid in the same form and mix (whether securities, cash or property, or any combination of the foregoing) as the consideration received by holders of our common stock in the fundamental transaction.

With certain exceptions, as described in the Series B Certificate of Designation, shares of Series B Preferred Stock, or Series B Preferred Shares, have no voting rights. However, as long as any shares of Series B Preferred Shares remain outstanding, the Series B Certificate of Designation provides that we may not, without the affirmative vote of holders of a majority of the then-outstanding Series B Preferred Shares, (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Shares or alter or amend the Series B Certificate of Designation, (b) increase the number of authorized shares of Series B Preferred Shares or (c) amend our Certificate of Incorporation or other charter documents in any manner that adversely affects any rights of holders of Series B Preferred Shares.

Each Series B Preferred Share is convertible at any time at the holder’s option into a number of shares of common stock equal to $1,000 divided by the Series B Conversion Price. The “Series B Conversion Price” was initially $2.50 and is subject to adjustment for stock splits, stock dividends, distributions, subdivisions and combinations and, as discussed above, certain dilutive issuances of our common stock or securities convertible into or exercisable for shares of our common stock. The Series B Conversion Price was reduced to $0.75 as a result of our Letter Agreement on March 21,2018, subject to further adjustment as set forth in the Series B Certificate of Designation. Notwithstanding the foregoing, the Series B Certificate of Designation further provides that we may not effect any conversion of Series B Preferred Shares, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of Series B Preferred Shares (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of our common stock in excess of 4.99% (or, at the election of the holder, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise (the “Preferred Stock Beneficial Ownership Limitation”); provided, however, that upon notice to the Company, the holder may increase or decrease the Preferred Stock Beneficial Ownership Limitation, provided that in no event may the Preferred Stock Beneficial Ownership Limitation exceed 9.99% and any increase in the Preferred Stock Beneficial Ownership Limitation will not be effective until 61 days following notice of such increase from the holder to us.

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Series C Preferred Stock

On November 6, 2017, we filed a Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock, or the Series C Certificate of Designation, with the State of Delaware which designates 2,748 shares of our preferred stock as Series C Convertible Preferred Stock, or the Series C Preferred Stock. The Series C Preferred Stock has a stated value of $1,000 per share and a par value of $0.01 per share.

If prior to the second anniversary of the original issue date of the Series C Preferred Stock, we sell or grant any option to purchase or sell or grant any right to reprice, or otherwise dispose of or issue, any of our common stock or securities convertible into or exercisable for shares of our common stock at an effective price per share that is lower than the then effective conversion price, then the conversion price will be reduced to equal the higher of (A) such lower price or (B) $0.05, subject to an exception for the following types of issuances (i) issuances to our employees, officers or directors pursuant to any stock or option plan adopted by a majority of the non-employee members of our Board of Directors or committee thereof, (ii) issuances upon the exercise or exchange of any securities issued in connection with our November 2017 Offering or convertible into shares of common stock issued and outstanding on the date of the placement agency agreement entered into in connection with our November 2017 Offering, provided that such securities have not been amended since the date of the placement agency agreement to increase the number of securities or decrease the exercise, exchange or conversion price, or (iii) issuances pursuant to acquisitions or strategic transactions approved by a majority of the disinterested members of our Board of Directors, provided that such securities are “restricted securities” under Rule 144 and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the 90-day period following the original issuance date of the Series C Preferred Stock, and provided that any such issuance is to a person or its equityholders that is an operating company or an owner of an asset in a business synergistic with the business of our company and will provide our company with additional benefits in addition to the investment of funds, but will not include a transaction in which we issue securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities (the issuances referred to in (i) through (iii) above, the “Exempt Issuances”).

In the event of a liquidation, the holders of shares of Series C Preferred Stock, or Series C Preferred Shares, are entitled to an amount equal to the par value of the Series C Preferred Stock and thereafter to participate on an as-converted-to-common stock basis with holders of the common stock in any distribution of assets of the Company to the holders of the common stock. The Series C Certificate of Designation provides, among other things, that we will not pay any dividends on shares of common stock (other than dividends in the form of common stock) unless and until such time as we pay dividends on each Series C Preferred Share on an as-converted basis. Other than as set forth in the previous sentence, the Series C Certificate of Designation provides that no other dividends will be paid on Series C Preferred Shares and that we will pay no dividends (other than dividends in the form of common stock) on shares of common stock unless we simultaneously comply with the previous sentence. The Series C Certificate of Designation does not provide for any restriction on the repurchase of Series C Preferred Shares by us while there is any arrearage in the payment of dividends on the Series C Preferred Shares. There are no sinking fund provisions applicable to the Series C Preferred Shares.

In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our shares of common stock are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the Series C Preferred Shares will be entitled to receive upon conversion of the Series C Preferred Shares the same kind and amount of securities, cash or property which the holders would have received had they converted the Series C Preferred immediately prior to such fundamental transaction. Any successor to us or surviving entity is required to assume the obligations under the Series C Preferred Shares.

Notwithstanding the foregoing, in the event we are not the surviving entity of a fundamental transaction or in the event of a reverse merger or similar transaction where we are the surviving entity, then, automatically and contemporaneous with the consummation of such transaction, the surviving entity (or our company in the event of a reverse merger or similar transaction) will purchase the then outstanding shares of Series C Preferred Stock by paying and issuing, in the event that such consideration given to the holders of our common stock is non-cash consideration, as the case may be, to each holder an amount equal to the cash consideration plus the non-cash consideration in the form issuable to the holders of our common stock (in the case of a reverse merger or similar transaction, shares of common stock issuable to the holders of the acquired company) per share of our common stock in the fundamental transaction multiplied by the number of shares of common stock underlying the shares of Series C Preferred Stock held by the holder on the date immediately prior to the consummation of the fundamental transaction. Such amount will be paid in the same form and mix (whether securities, cash or property, or any combination of the foregoing) as the consideration received by holders of our common stock in the fundamental transaction.

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With certain exceptions, as described in the Series C Certificate of Designation, the Series C Preferred Shares have no voting rights. However, as long as any shares of Series C Preferred Shares remain outstanding, the Series C Certificate of Designation provides that we may not, without the affirmative vote of holders of a majority of the then-outstanding Series C Preferred Shares, (a) alter or change adversely the powers, preferences or rights given to the Series C Preferred Shares or alter or amend the Series C Certificate of Designation, (b) increase the number of authorized shares of Series C Preferred Shares or (c) amend our Certificate of Incorporation or other charter documents in any manner that adversely affects any rights of holders of Series C Preferred Shares.

Each Series C Preferred Share is convertible at any time at the holder’s option into a number of shares of common stock equal to $1,000 divided by the Series C Conversion Price. The “Series C Conversion Price” is initially $1.40 and is subject to adjustment for stock splits, stock dividends, distributions, subdivisions and combinations and, as discussed above, certain dilutive issuances of our common stock or securities convertible into or exercisable for shares of our common stock. The Series C Conversion Price was reduced to $0.75 as a result of our Letter Agreement on March 21, 2018. Notwithstanding the foregoing, the Series C Certificate of Designation further provides that we may not effect any conversion of Series C Preferred Shares, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of Series C Preferred Shares (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of our common stock in excess of 4.99% (or, at the election of the holder, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise (the “Preferred Stock Beneficial Ownership Limitation”); provided, however, that upon notice to the Company, the holder may increase or decrease the Preferred Stock Beneficial Ownership Limitation, provided that in no event may the Preferred Stock Beneficial Ownership Limitation exceed 9.99% and any increase in the Preferred Stock Beneficial Ownership Limitation will not be effective until 61 days following notice of such increase from the holder to us.

The Series C Certificate of Designation provides that we will not be obligated to issue any shares of common stock, and a holder will not have the right to convert any portion of the Series C Preferred Stock, if such issuance (taken together with any prior issuance of shares of common stock upon conversion of the Series C Preferred Stock) would exceed 1,961,914 shares of common stock, which is the aggregate number of shares of common stock which we may issue upon conversion of the Series C Preferred Stock without breaching our obligations under the rules or regulations of the NASDAQ Capital Market, except that such limitation will not apply in the event that we (A) obtain the approval of our stockholders as required by the applicable rules of the NASDAQ Capital Market for issuances of common stock in excess of such number of shares of common stock or (B) obtain a written opinion from our outside counsel that such approval is not required, which opinion will be reasonably satisfactory to the holder. Because we obtained the approval of our stockholders on January 30, 2018, the foregoing limitation is no longer operative.

The Series C Certificate of Designation also prohibits us from issuing any shares of common stock or securities convertible or exercisable into common stock at a price per share below the then effective conversion price of the Series C Preferred Stock, subject to certain exceptions, or entering into any agreement or making any public announcement with respect to such a dilutive issuance, until we have filed a proxy statement under Section 14(a) of the Exchange Act or information statement pursuant to Section 14(c) of the Exchange Act with the SEC and obtained approval of the November 2017 Offering from our stockholders, including approval of issuances in excess of the maximum number of shares issuable under the rules and regulations of the NASDAQ Capital Market. Because we filed a proxy statement and obtained stockholder approval of the November 2017 Offering on January 30, 2018, the foregoing restriction is no longer operative.

Warrants

Series A Conversion Warrants

In August 2017, we issued warrants, or the Series A Conversion Warrants, to purchase 856,446 shares of our common stock to the former holders of our Series A Preferred Stock as consideration for the conversion of their shares of Series A Preferred Stock into shares of common stock.

Term. The Series A Conversion Warrants are exercisable for five years.

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Exercisability. The Series A Conversion Warrants are exercisable at any time after their original issuance, on August 28, 2017, and at any time up to the date that is five years after their original issuance. The Series A Conversion Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the Series A Conversion Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the Series A Conversion Warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the Series A Conversion Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Series A Conversion Warrant. No fractional shares of common stock will be issued in connection with the exercise of a Series A Conversion Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation. A holder does not have the right to exercise any portion of the Series A Conversion Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series A Conversion Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.

Exercise Price. The exercise price per whole share of common stock purchasable upon exercise of the Series A Conversion Warrants is $10.00 per share of common stock. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to applicable laws, the Series A Conversion Warrants may be offered for sale, sold, transferred or assigned without our consent.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Series A Conversion Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Series A Conversion Warrants will be entitled to receive upon exercise of the Series A Conversion Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Series A Conversion Warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the Series A Conversion Warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a Series A Conversion Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Series A Conversion Warrant.

Note Conversion Warrants

In August 2017, we issued warrants, or the Note Conversion Warrants, to purchase 359,999 shares of our common stock to the former holders of certain of our convertible promissory notes as consideration for the conversion of their convertible promissory notes into shares of common stock.

Term. The Note Conversion Warrants are exercisable for five years.

Exercisability. The Note Conversion Warrants are exercisable at any time after their original issuance, on August 28, 2017, and at any time up to the date that is five years after their original issuance. The Note Conversion Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the Note Conversion Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the Note Conversion Warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the Note Conversion Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Note Conversion Warrant. No fractional shares of common stock will be issued in connection with the exercise of a Note Conversion Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation. A holder does not have the right to exercise any portion of the Note Conversion Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Note Conversion Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.

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Exercise Price. As a result of our November 2017 Offering, the exercise price per whole share of common stock purchasable upon exercise of the Note Conversion Warrants was reduced to $1.04 on February 8, 2018 as a result of our Equity Line., subject to further adjustment as set forth below. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders. If, at any time while the Note Conversion Warrants are outstanding, we sell or grant any option to purchase or sell or grant any right to reprice, or otherwise dispose of or issue, any of our common stock or securities convertible into or exercisable for shares of our common stock at an effective price per share that is lower than the exercise price then in effect, then the exercise price will be reduced to equal the higher of (A) such lower price or (B) $0.05, subject to an exception for the following types of issuances (i) issuances to our employees, officers or directors pursuant to any stock or option plan adopted by a majority of the non-employee members of our Board of Directors or committee thereof, (ii) issuances upon the exercise or exchange of any securities issued in connection with this offering or convertible into shares of common stock issued and outstanding on the date of the issuance of the Note Conversion Warrants, provided that such securities have not been amended since the date of the issuance of the Note Conversion Warrants to increase the number of securities or decrease the exercise, exchange or conversion price, or (iii) issuances pursuant to acquisitions or strategic transactions approved by a majority of the disinterested members of our Board of Directors, provided that such securities are “restricted securities” under Rule 144 and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the 90-day period following the date of the issuance of the Note Conversion Warrants, and provided that any such issuance is to a person or its equityholders that is an operating company or an owner of an asset in a business synergistic with the business of our company and will provide our company with additional benefits in addition to the investment of funds, but will not include a transaction in which we issue securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

Transferability. Subject to applicable laws, the Note Conversion Warrants may be offered for sale, sold, transferred or assigned without our consent.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Note Conversion Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Note Conversion Warrants will be entitled to receive upon exercise of the Note Conversion Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Note Conversion Warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the Note Conversion Warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a Note Conversion Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Note Conversion Warrant.

November 2017 Offering Warrants

In November 2017, we issued warrants, or the November 2017 Offering Warrants, to purchase 1,962,857 shares of our common stock at an exercise price of $1.63 per share.

Exercisability. The November 2017 Offering Warrants are exercisable at any time six months after their original issuance, on November 9, 2017, and at any time up to the date that is five years after the date on which they become exercisable. The November 2017 Offering Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the November 2017 Offering Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the November 2017 Offering Warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the November 2017 Offering Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the November 2017 Offering Warrant. No fractional shares of common stock will be issued in connection with the exercise of a November 2017 Offering Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation. A holder will not have the right to exercise any portion of the November 2017 Offering Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the November 2017 Offering Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.

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Exercise Price. The exercise price per whole share of common stock purchasable upon exercise of the November 2017 Offering Warrants is $1.63 per share of common stock was reduced to $0.75 as a result of our March 21, 2018 Letter Agreement. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders. If, at any time while the November 2017 Offering Warrants are outstanding, we sell or grant any option to purchase or sell or grant any right to reprice, or otherwise dispose of or issue, any of our common stock or securities convertible into or exercisable for shares of our common stock at an effective price per share that is lower than the exercise price then in effect, then the exercise price will be reduced to equal the higher of (A) such lower price or (B) $0.05, subject to an exception for the following types of issuances (i) issuances to our employees, officers or directors pursuant to any stock or option plan adopted by a majority of the non-employee members of our Board of Directors or committee thereof, (ii) issuances upon the exercise or exchange of any securities issued in connection with the November 2017 Offering or convertible into shares of common stock issued and outstanding on the date of the issuance of the November 2017 Offering Warrants, provided that such securities have not been amended since the date of the issuance of the November 2017 Offering Warrants to increase the number of securities or decrease the exercise, exchange or conversion price, or (iii) issuances pursuant to acquisitions or strategic transactions approved by a majority of the disinterested members of our Board of Directors, provided that such securities are “restricted securities” under Rule 144 and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the 90-day period following the date of the issuance of the November 2017 Offering Warrants, and provided that any such issuance is to a person or its equityholders that is an operating company or an owner of an asset in a business synergistic with the business of our company and will provide our company with additional benefits in addition to the investment of funds, but will not include a transaction in which we issue securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

Transferability. Subject to applicable laws, the November 2017 Offering Warrants may be offered for sale, sold, transferred or assigned without our consent.

Fundamental Transactions. In the event of a fundamental transaction, as described in the November 2017 Offering Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the November 2017 Offering Warrants will be entitled to receive upon exercise of the November 2017 Offering Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the November 2017 Offering Warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the November 2017 Offering Warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a November 2017 Offering Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the November 2017 Offering Warrant.

August 2017 Offering Warrants

In August 2017, we issued warrants, or the August 2017 Offering Warrants, to purchase 2,680,000 shares of our common stock at an exercise price of $3.00 per share. The exercise price of the August 2017 Offering Warrants was reduced to $0.75 as a result of our March 21, 2018 Letter Agreement, subject to further adjustment as set forth in the August 2017 Offering Warrants.

The terms of the August 2017 Offering Warrants are substantially the same as those of the Note Conversion Warrants.

Underwriter Warrants

In connection with the August 2017 Offering, we issued warrants, or the Underwriter Warrants, to purchase 60,000 shares of our common stock to designees of the underwriter of the August 2017 Offering. The Underwriter Warrants are exercisable for cash or on a cashless basis at a per share exercise price equal to $3.125, are exercisable beginning one year after the effective date of the August 2017 Offering and expiring on a date which is no more than five years from the effective date of the August 2017 Offering. The Underwriter Warrants provide for registration rights, including unlimited piggyback registration rights. The exercise price and number of shares of our common stock issuable upon exercise of the Underwriter Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the exercise price or underlying shares will not be adjusted for issuances of shares of our common stock at a price below the exercise price of the Underwriter Warrants.

Bridge Warrants

In connection with the Merger, on June 29, 2017, we issued warrants, or the Bridge Warrants, to purchase 45,600 shares of our common stock at an exercise price of $7.50 per share (subject to adjustment as described below).

Term. The Bridge Warrants are exercisable for five years.

Exercise Price. The exercise price of the Bridge Warrants was $7.50 per share when issued. The exercise price and number of shares of our common stock issuable upon the exercise of the Bridge Warrants is subject to adjustment in the event of any stock dividends and splits, reverse stock split, recapitalization, reorganization or similar transaction. In addition, if we complete a financing resulting in at least $5,500,000 of gross proceeds, the exercise price will become the lower of (i) $7.50 or (ii) 110% of the per share offering price in such financing, but in no event lower than $1.50 per share. The exercise price of the Bridge Warrants was reduced to $2.75 as a result of our August 2017 Offering.

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Exercisability. The Bridge Warrants became exercisable on the date of issuance and are exercisable at any time for five years thereafter. The Bridge Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise. If there is no effective registration statement registering the issuance of the shares underlying the Bridge Warrants, then the Bridge Warrants may be exercised by means of a cashless exercise.

Beneficial Ownership Limitation. A holder of Bridge Warrants does not have the right to exercise any portion of its warrants to the extent the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such exercise.

No Fractional Shares. No fractional shares shall be issued upon the exercise of the Bridge Warrants; instead the number of shares of common stock to be issued will be rounded up to the nearest whole number.

Transferability. Subject to applicable laws, the Bridge Warrants may be transferred at the option of the holder upon surrender of the Bridge Warrants to us together with the appropriate instruments of transfer, provided that we may require an opinion of counsel in connection with certain transfers.

Authorized Shares. During the period the Bridge Warrants are outstanding, we will reserve from our authorized and unissued common stock a sufficient number of shares to provide for the issuance of shares of common stock underlying the Bridge Warrants upon the exercise of the Bridge Warrants.

Fundamental Transactions. In the event of any fundamental transaction, as described in the Bridge Warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, then upon any subsequent exercise of a Bridge Warrant the holder shall have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of us, if we are the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the Bridge Warrant is exercisable immediately prior to such event.

Purchase Rights. If we grant, issue or sell any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the holders of our common stock, then a holder of Bridge Warrants has the right to acquire such purchase rights which the holder could have acquired had the holder exercised the Bridge Warrant immediately prior to the record date for the grant, issuance or sale of such purchase right, subject to certain limitations.

Rights as a Stockholder. Except as otherwise provided in the Bridge Warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the Bridge Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Bridge Warrants.

Side Warrants

On June 29, 2017, we issued warrants, or the Side Warrants, to purchase 91,429 shares of our common stock at an exercise price of $7.00 per share (subject to adjustment as described below).

Term. The Side Warrants are exercisable for five years.

Exercise Price. The exercise price of the Side Warrants is $7.00 per share. The exercise price and number of shares of our common stock issuable upon the exercise of the Side Warrants is subject to adjustment in the event of any stock dividends and splits, reverse stock split, recapitalization, reorganization or similar transaction.

Exercisability. The Side Warrants became exercisable as to 22,857 shares of our common stock on the date of issuance and will become exercisable as to the remaining 68,572 shares of our common stock upon the holder’s performance of certain obligations as set forth in the Side Warrants. The Side Warrants are exercisable, at the option of the holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise. If there is no effective registration statement registering the issuance of the shares underlying the Side Warrants, then the Side Warrants may be exercised by means of a cashless exercise.

No Fractional Shares. No fractional shares shall be issued upon the exercise of the Side Warrants; instead the number of shares of common stock to be issued will be rounded down to the nearest whole number and we will pay the holder in cash the fair market value for any such fractional shares.

Transferability. Subject to applicable laws and certain restrictions set forth in the Side Warrants, the Side Warrants may be transferred at the option of the holder upon surrender of the Side Warrants to us together with the appropriate instruments of transfer, provided that we may require an opinion of counsel in connection with certain transfers.

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Authorized Shares. During the period the Side Warrants are outstanding, we will reserve from our authorized and unissued common stock a sufficient number of shares to provide for the issuance of shares of common stock underlying the Side Warrants upon the exercise of the Side Warrants.

Fundamental Transactions. In the event of any fundamental transaction, as described in the Side Warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, then the holder shall have the right to exercise the Side Warrants contingent and effective upon the closing of such fundamental transaction.

Distribution. If we distribute to holders of our common stock for no consideration evidences of our indebtedness, any security or rights to purchase any security, or any other asset, then upon any exercise of the Side Warrants that occurs after the record date for stockholders to receive such distribution, the holder will be entitled to receive such distribution as the holder would have been entitled to receive had the holder exercised the Side Warrants immediately prior to such record date.

Rights as a Stockholder. Except as otherwise provided in the Side Warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the Side Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Side Warrants.

Antitakeover Effects of Delaware Law and Provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws

Certain provisions of the Delaware General Corporation Law and of our amended and restated certificate of incorporation and amended and restated by-laws could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions are also designed in part to encourage anyone seeking to acquire control of us to first negotiate with our board of directors. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests. However, we believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could improve their terms.

Delaware Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•	at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

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•	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws

Our amended and restated certificate of incorporation and amended and restated by-laws include a number of provisions that may have the effect of delaying, deferring or discouraging another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board composition and filling vacancies. In accordance with our amended and restated certificate of incorporation, our board is divided into three classes serving staggered three-year terms, with one class being elected each year. Our amended and restated certificate of incorporation also provides that directors may be removed only for cause and then only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum.

No written consent of stockholders. Our amended and restated certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our by-laws or removal of directors by our stockholder without holding a meeting of stockholders.

Meetings of stockholders. Our amended and restated by-laws provide that only a majority of the members of our board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our amended and restated by-laws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance notice requirements. Our amended and restated by-laws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in our amended and restated by-laws.

Amendment to certificate of incorporation and by-laws. As required by the Delaware General Corporation Law, any amendment of our amended and restated certificate of incorporation must first be approved by a majority of our board of directors, and if required by law or our amended and restated certificate of incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, directors, limitation of liability and the amendment of our amended and restated certificate of incorporation must be approved by not less than 75% of the outstanding shares entitled to vote on the amendment, and not less than 75% of the outstanding shares of each class entitled to vote thereon as a class. Our amended and restated by-laws may be amended by the affirmative vote of a majority vote of the directors then in office, subject to any limitations set forth in the amended and restated by-laws; and may also be amended by the affirmative vote of at least 75% of the outstanding shares entitled to vote on the amendment, or, if the board of directors recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.

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Undesignated preferred stock. Our amended and restated certificate of incorporation provides for authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our amended and restated certificate of incorporation grants our board of director’s broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Choice of forum. Our amended and restated by-laws provide that the Court of Chancery of the State of Delaware is the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our certificate of incorporation or our by-laws, or any action asserting a claim against us that is governed by the internal affairs doctrine. Although our amended and restated by-laws contain the choice of forum provision described above, it is possible that a court could rule that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is EQ Shareowner Services.

Listing

Our common stock is listed on The NASDAQ Capital Market under the symbol “PRPO.”

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SHARES ELIGIBLE FOR FUTURE SALE

Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Based on the number of shares of common stock outstanding as of December 31, 2017, upon completion of this offering, [____] shares of common stock will be outstanding, assuming no exercise of the underwriter’s option to purchase additional shares and no exercise of options. All of the shares sold in this offering will be freely tradable. The shares sold in ourpublic offering, excluding any portion of such shares purchased by certain of our existing principal stockholders, are also freely tradable. The remaining shares of common stock outstanding after this offering are restricted as a result of securities laws or lock-up agreements as described below. Following the expiration of the lock-up period, all shares will be eligible for resale in compliance with Rule 144 or Rule 701 under the Securities Act. “Restricted securities” as defined under Rule 144 of the Securities Act were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered pursuant to an exemption from registration, such as Rule 144 or Rule 701 under the Securities Act.

Rule 144

In general, under Rule 144 under the Securities Act of 1933, as in effect on the date of this prospectus, a person who is one of our affiliates and has beneficially owned shares of our common stock for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	one percent of the number of shares of common stock then outstanding, which will equal approximately [xx] shares immediately after the completion of this offering; or

•	the average weekly trading volume of our common stock on The NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. For a person who has not been deemed to have been one of our affiliates at any time during the 90 days preceding a sale, sales of our securities held longer than six months, but less than one year, will be subject only to the current public information requirement.

If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144. [xx] shares of our common stock will qualify for resale under Rule 144 within 90 days of the date of this prospectus, subject to the lock-up agreements as described under “Lock-up Agreements” below and under “Underwriting” in this prospectus, and to the extent such shares have been released from any repurchase option that we may hold.

Rule 701

Rule 701 under the Securities Act, or Rule 701, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers or directors who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, subject to the lock-up agreements as described under “Lock-up Agreements” below and under “Underwriting” in this prospectus.

Stock Option Plan

We have filed a Form S-8 registration statement under the Securities Act to register shares of our common stock subject to options outstanding or reserved for issuance under our stock plans. Shares covered by this registration statement will thereupon be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates and any lock-up agreements. For a more complete discussion of our stock plans, see “Executive Compensation—Stock Option Plans.”

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MATERIAL U.S. FEDERAL TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income considerations applicable to non-U.S. holders (as defined below) with respect to their ownership and disposition of shares of our common stock issued pursuant to this offering. For purposes of this discussion, a non-U.S. holder means a beneficial owner of our common stock that is for U.S. federal income tax purposes:

•	a non-resident alien individual;

•	a foreign corporation or any other organization taxable as a corporation for U.S. federal income tax purposes; or

•	a foreign estate or trust, the income of which is not subject to U.S. federal income tax on a net income basis.

This discussion does not address the tax treatment of partnerships or other entities that are pass-through entities for U.S. federal income tax purposes or persons that hold their common stock through partnerships or other pass-through entities. A partner in a partnership or other pass-through entity that will hold our common stock should consult his, her or its own tax advisor regarding the tax consequences of acquiring, holding and disposing of our common stock through a partnership or other pass-through entity, as applicable.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus, all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences to non-U.S. holders described in this prospectus. We have not sought and will not seek any ruling from the Internal Revenue Service (the “IRS”), with respect to the statements made and conclusions reached in the following discussion, and there can be no assurance that the IRS, will not challenge one or more of the tax consequences described herein. We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset, (generally, property held for investment).

This discussion does not address all aspects of U.S. federal income that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances nor does it address any aspects of U.S. state, local or non-U.S. taxes, the alternative minimum tax, any tax considerations resulting from a non-U.S. holder having a functional currency other than the U.S. dollar, or the Medicare tax on net investment income. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or government organizations;

•	brokers or dealers in securities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	regulated investment companies or real estate investment trusts;

•	persons that own, or are deemed to own, more than five percent of our capital stock;

•	tax-qualified retirement plans;

•	pension plans and pension funds;

•	controlled foreign corporations;

•	passive foreign investment companies;

persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;

•	persons who hold or receive our common stock pursuant to the exercise of an employee stock option or otherwise as compensation; and

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•	U.S. expatriates.

This discussion is for general information only and is not tax advice. Accordingly, all prospective non-U.S. holders of our common stock should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock.

Distributions on Our Common Stock

As discussed above in “Dividend Policy,” we do not anticipate paying any dividends on our common stock in the foreseeable future. In the event that we do make a distribution of cash or property on our common stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “Gain on Sale, Exchange or Other Taxable Disposition of Our Common Stock.” Any such distributions will also be subject to the discussions below under the section titled “Withholding and Information Reporting Requirements—FATCA” and “Backup Withholding and Information Reporting.”

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence. Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements, including by providing the applicable withholding agent an IRS Form W-8ECI (or successor form). However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence.

A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing a U.S. tax return with the IRS.

Gain on Sale or Other Taxable Disposition of Our Common Stock

Subject to the discussions below under “Withholding and Information Reporting Requirements—FATCA” and “Backup Withholding and Information Reporting,” a non-U.S. holder generally will not be subject to any

U.S. federal income tax on any gain realized upon such non-U.S. holder’s sale or other taxable disposition (including a redemption but only if the redemption would be treated as a sale or exchange rather than a distribution for U.S. federal income tax purposes) of shares of our common stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed-base maintained by such non-U.S. holder in the United States, in which case the non-U.S. holder generally will be taxed on a net income basis at the graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code) and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in “Distributions on Our Common Stock” also may apply;

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or

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•	we are, or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter) a “U.S. real property holding corporation,” unless our common stock is regularly traded on an established securities market and the non-U.S. holder holds no more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. If we are determined to be a U.S. real property holding corporation and the foregoing exception does not apply, then a purchaser may withhold (at the applicable rate) the proceeds payable to a non-U.S. holder from a sale of our common stock and the non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code). Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such non-U.S. holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the non-U.S. holder is not a United States person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock. Dividends paid to non-U.S. holders subject to withholding of U.S. federal income tax, as described above in “Distributions on Our Common Stock,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-

U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them. Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is filed with the IRS in a timely manner.

Withholding and Information Reporting Requirements—FATCA

The Foreign Account Tax Compliance Act, or FATCA, generally imposes a U.S. federal withholding tax at a rate of 30% on payments of dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” such foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” such foreign entity identifies certain of its U.S. investors, if any, or (iii) the foreign entity is otherwise exempt under FATCA. Under applicable U.S. Treasury regulations, withholding under FATCA currently applies to payments of dividends on our common stock, but will only apply to payments of gross proceeds from a sale or other disposition of our common stock made after December 31, 2018. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of this withholding tax. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our common stock and the entities through which they hold our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.

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PLAN OF DISTRIBUTION

We have entered into an Equity Purchase Agreement with Leviston Resources LLC, or the Investor, relating to shares of our common stock offered by us. In accordance with the terms of such agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $8,000,000, or the Aggregate Amount, from time to time to the Investor.

Sales of our common stock, if any, in this offering may be made in sales deemed to be “at-the-market” equity offerings as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act, at a purchase price equal to 97.25% of the volume weighted average sales price, or VWAP, of the common stock reported on the date that the Investor receives a capital call from us. On any business day, we have the right to direct the Investor to purchase up to $25,000 shares of our common stock or 30% of the 30-day average share volume of our common stock, up to a maximum of $150,000 per business day unless otherwise agreed by the Investor. The Investor will be not be required to purchase shares in excess of 19.99% of our issued and outstanding shares as of the date of the equity purchase agreement, subject to certain limited exceptions. If the market price of our common stock is below $0.25, the Investor’s obligation to purchase shares will automatically be suspended unless waived by the Investor.

In addition to the regular purchases described above, if we have delivered a purchase notice by 9 am on the date of purchase, we may direct the Investor to make additional purchases on the same date as set forth below:

(a)

we can require the Investor to purchase up to 1.5 times the amount of the shares traded between 7 am and 9:15 am, provided that the amount of such additional purchases will not exceed $2,250,000, unless waived by the Investor, subject to a 9.99% affiliate blocker. The price of such additional purchases will be equal to the lesser of: (i) 95% of the VWAP on the day of the additional purchase and (ii) the closing price of our common stock on the day of the additional purchase. We may increase the number of the additional shares to be purchased if agreed by the Investor; or

(b)

we can direct the Investor to accept an additional purchase on the purchase date calculated by reference to the anticipated daily volume, or ADV, of our common stock on the purchase date. If by 10 am on the purchase date the ADV* is greater than two times the 30-day average volume, we can direct the Investor to purchase additional shares in the following breakdown, provided that the amount of additional purchases will not exceed $2,250,000, unless waived by the Investor:

ADV	Additional Shares
>3.00x and <6x	20% of ADV
>6.01x	25% of ADV

The purchase price of the additional purchases will be equal to the lesser of: (i) 95% of the VWAP on the purchase date and (ii) the closing price of our common stock on the additional purchase date.

*ADV will be calculated by comparing minute-by-minute volume between 9:30am and 10:00am on the Purchase Date to the average minute-by-minute volume for the previous 30 days and using that difference as a coefficient for an ADV amount.

Example: 30-day average daily volume is 1,000 shares. Average 30-day volume between 9:30am and 10:00am is 100 shares. Assuming that on the purchase date, the 9:30am-10:00am volume is 700 shares. ADV = 7x. Additional purchases can be in the amount of 1,000 x 7 x 25% = 1,750 shares.

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We estimate that the total gross proceeds from this offering will be approximately $8.0 million. We estimate the total expenses of this offering, excluding the discount to the Investor, will be approximately $0.6 million of which $0.4 million will be paid in stock. As consideration for the Investor entering into the Equity Purchase Agreement, we have agreed to pay to the Investor a commitment fee in shares of our common stock, or the Commitment Shares, equal in value to 5.25% of the total Aggregate Amount, payable as follows: 1.75% before February 12, 2018; 1.75% on the third calendar day after the date on which this registration statement is declared effective by the SEC; and 1.75% on the thirtieth calendar day after the date on which this registration statement is declared effective by the SEC. If we fail to deliver the Commitment Shares within one business day of the date on which they are due under the Equity Purchase Agreement, we will be required to pay the Investor liquidated damages in an amount equal to $10,000 plus an additional $1,000 per day until the Commitment Shares are delivered. We also agreed to provide “most favored nation” status to the Investor with respect to other equity offerings until the date on which this registration statement is declared effective by the SEC.

We have agreed to pay to the Investor, on each day the Investor receives a capital call from us, all expenses associated with depositing, clearing, selling and mailing of the stock certificates, a fee of 0.75% of any amount purchased by the Investor. In addition, we have agreed to reimburse $35,000 to the Investor for a documentation fee for preparing the equity purchase agreement, of which $15,000 was refunded by the Investor 60 days after the signing of the equity purchase agreement. We are also required to pay liquidated damages of  $100,000 on each event of default under the Equity Purchase Agreement.

The Investor may be deemed to be an “underwriter” within the meaning of the Securities Act and any broker-dealers or agents that are involved in selling the shares may also be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because the Investor may be an “underwriter” within the meaning of the Securities Act, the Investor will be subject to the prospectus delivery requirements of the Securities Act. This prospectus may be made available and distributed to investors in electronic format.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Investor will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Investor.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Goodwin Procter LLP, New York, New York.

EXPERTS

The consolidated financial statements of Precipio, Inc. (formerly Transgenomic, Inc.) as of and for the years ended December 31, 2017 and 2016 appearing in our Annual Report on Form 10-K filed for the year ended December 31, 2017, have been audited by Marcum LLP, independent registered public accounting firm, to the extent and period as set forth in their report thereon, and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The reports and other information we file with the SEC can be read and copied at the SEC’s Public Reference Room at 100 F Street, NE, Washington D.C. 20549. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at the principal offices of the SEC, 100 F Street, NE, Washington D.C. 20549. You may obtain information regarding the operation of the public reference room by calling 1(800) SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers like us that file electronically with the SEC.

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We are required to file annual, quarterly and current reports and other information with the SEC under the Securities Exchange Act of 1934, as amended. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference room and the web site of the SEC referred to above.

MARKET AND INDUSTRY DATA AND FORECASTS

Market data and certain industry data and forecasts included in this prospectus were obtained from internal company surveys, market research, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied upon industry publications as our primary sources for third-party industry data and forecasts. Industry surveys, publications and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based upon our management’s knowledge of the industry, have not been independently verified. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not know what assumptions regarding general economic growth were used in preparing the forecasts we cite. Statements as to our market position are based on recently available data. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors” in this prospectus. While we believe our internal business research is reliable and market definitions are appropriate, neither such research nor definitions have been verified by any independent source. This prospectus may only be used for the purpose for which it has been published.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement of which this prospectus is a part for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus. Information contained in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus.

We incorporate by reference the following documents listed below (excluding any document or portion thereof to the extent such disclosure is furnished and not filed):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on April 13, 2018;

•	Our Current Report on Form 8-K filed with the SEC on March 30, 2018, March 21, 2018, March 14, 2018, February 26, 2018, February 13, 2018, February 9, 2018, January 31, 2018, and June 30, 2017; and

•	The portions of our definitive proxy statement on Schedule 14A relating to our 2018 Annual Meeting of Stockholders, as filed with the SEC on March 21, 2018 that are deemed “filed” with the SEC under the Exchange Act.

•	Our quarterly 10-Q report for the second and third quarter ended June, 30, 2017 and September 30, 2017 filed with the SEC on August 22, 2017 and November 20, 2017.

In addition, we hereby incorporate by reference into this prospectus all documents that we file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the effective date of this Registration Statement and before we terminate the offering under this prospectus. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than current reports or portions thereof furnished under Items 2.02 or 7.01 of Form 8-K, unless specifically incorporated herein), as well as proxy statements.

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We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents which we incorporate by reference in this prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference to such documents). Requests should be directed to:

Precipio, Inc.

4 Science Park

New Haven, CT 06511

(203) 787-7888

A copy of any or all of the foregoing documents which we incorporate by reference in this prospectus may be accessed on our corporate web site at http://www.precipiodx.com (Click the “Investors” link and then the “SEC Filings” link).

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Until                 , 2018 (25 days after commencement of this offering), all dealers that buy, sell, or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                  Shares

Common Stock

PROSPECTUS

                  , 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

Total
SEC registration fee	$	[____	]
FINRA filing fee		*
NASDAQ listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

* To be provided by amendment

Item 14. Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

II-1

Section 9.1 of Article IX of the Registrant’s Third Amended and Restated Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”), and Section 1 of Article V of the Registrant’s Amended and Restated Bylaws, as amended to date (the “Bylaws”) provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may thereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than such law permitted the Registrant to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and that such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as otherwise provided in the Certificate of Incorporate or Bylaws, as applicable, the Registrant will indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the Board of Directors of the Registrant. The right to indemnification conferred by the Certificate of Incorporation and Bylaws is a contract right and includes the right to be paid by the Registrant the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); and provided, further, that, if the General Corporation Law of the State of Delaware requires it, an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under the Certificate of Incorporation or Bylaws, as applicable, or otherwise (hereinafter an “undertaking”).

Section 9.2 of Article IX of the Certificate of Incorporation and Section 2 of Article V of the Bylaws provide that if a claim under Section 9.1 of Article IX of the Certificate of Incorporation or under Section 1 of Article V of the Bylaws, as applicable, is not paid in full by the Registrant within sixty (60) days after a written claim has been received by the Registrant, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Registrant to recover the unpaid amount of the claim. If successful in whole or part in any such suit, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses), it shall be a defense that the indemnitee has not met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware. Likewise, in any suit by the Registrant to recover an advancement of expenses pursuant to the terms of an undertaking, the Registrant shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met such standards. Neither the failure of the Registrant (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Registrant (including its Board of Directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right under such indemnification provisions of the Certificate of Incorporation or Bylaws, as applicable, or by the Registrant to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified or to such advancement of expenses shall be on the Registrant.

The Registrant has entered into indemnification agreements with each of its directors and executive officers, in addition to the indemnification provisions provided for in its charter documents, and the Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant also maintains a directors’ and officers’ liability insurance policy that insures the Registrant’s directors and officers against such liabilities as are customarily covered by such policies.

Item 15. Recent Sales of Unregistered Securities

We issued unregistered securities in connection with the Merger as previously disclosed and included in our 10-Q filed on August 22, 2017, November 20, 2017, and 8-K filed on June 30, 2017.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

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(b) Financial Statement Schedule.

None.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(a) The Registrant will provide to the underwriter at the closing as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(c) For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, on the 13th day of April, 2018.

PRECIPIO, INC.

By:	/s/ Ilan Danieli

Ilan Danieli
Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Ilan Danieli and Carl Iberger, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney in fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post effective amendments and amendments thereto, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys in fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys in fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 13th day of April, 2018.

Signature	Title	Date

/s/ Ilan Danieli	Chief Executive Officer and Director (Principal	April 13, 2018
Ilan Danieli	Executive Officer)

/s/ Carl Iberger	Chief Financial Officer (Principal Financial	April 13, 2018
Carl Iberger	Officer and Principal Accounting Officer)

/s/ Samuel Riccitelli	Chairman of the Board of Directors	April 13, 2018
Samuel Riccitelli

/s/ Michael A. Luther	Director	April 13, 2018
Michael A. Luther

/s/ Mark Rimer	Director	April 13, 2018
Mark Rimer

/s/ Douglas Fisher, M.D.	Director	April 13, 2018
Douglas Fisher, M.D.

/s/ Jeffrey Cossman, M.D.	Director	April 13, 2018
Jeffrey Cossman, M.D.

/s/ David Cohen	Director	April 13, 2018
David Cohen

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EXHIBIT INDEX

Exhibit No.	Exhibit Title
2.1	Agreement and Plan of Merger, dated October 12, 2016 by and among Transgenomic, Inc., New Haven Labs Inc. and Precipio Diagnostics, LLC (incorporated by reference to Exhibit 2.1 of the Company’s Form 8-K filed on October 13, 2016).
2.2	First Amendment to Agreement and Plan of Merger, dated as of February 3, 2017 by and among Transgenomic, Inc., New Haven Labs Inc. and Precipio Diagnostics, LLC (incorporated by reference to Exhibit 2.1 of the Company’s Form 8-K filed on February 2, 2017).
2.3	Second Amendment to Agreement and Plan of Merger, dated as of June 27, 2017 by and among Transgenomic, Inc., New Haven Labs Inc. and Precipio Diagnostics, LLC (incorporated by reference to Exhibit 2.1 of the Company’s Form 8-K filed on June 30, 2017).
3.1	Third Amended and Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 of the Company’s 8-K filed on June 30, 2017).
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Company’s Form 8-K filed on June 30, 2017).
3.3	Certificate of Elimination (incorporated by reference to Exhibit 3.3 of the Company’s Form 8-K filed on June 30, 2017).
3.4	Certificate of Designation for Series B Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filed on August 31, 2017).
3.5	Certificate of Designation for Series C Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filed on November 6, 2017).
4.1	Form of Certificate of the Company’s Common Stock (incorporated by reference to Exhibit 4 of the Company’s Registration Statement on Form S-1 (Registration No. 333-32174) filed on March 10, 2000).
4.2	Form of Offering Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed on August 23, 2017).
4.3	Form of Underwriter Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Form 8-K filed on August 23, 2017).
4.4	Form of Conversion Warrant (incorporated by reference to Exhibit 4.3 of the Company’s Form 8-K filed on August 23, 2017).
4.5	Form of Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed on November 6, 2017).
4.6	Form of Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed on November 13, 2017).
5.1***	Opinion of Goodwin Procter LLP
10.1	License Agreement between the Company and Dana-Farber Cancer Institute dated October 8, 2009 (incorporated by reference to Exhibit 10.1 of the Company’s Form 10-Q filed on November 5, 2009).
10.2	Waiver Letter Agreement by and among the Company, Potomac Capital Partners, L.P., MAZ Partners, LP, David Wambeke and Craig-Hallum Capital Group, LLC dated as of January 10, 2017 (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on January 17, 2017).
10.3	First Amendment to Unsecured Convertible Promissory Note by and among the Company and MAZ Partners LP, dated as of January 17, 2017 (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on January 20, 2017).
10.4	Termination and Tenth Amendment to Loan and Security Agreement, dated as of February 3, 2017, by and among Third Security Senior Staff 2008 LLC, as administrative agent and a lender, the other lenders party thereto and the Company (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on February 2, 2017).
10.5	Promissory Note, dated February 2, 2017 between the Company and Precipio Diagnostics, LLC (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed on February 3, 2017).
10.6	Securities Purchase Agreement, dated as of April 13, 2017 by and between the Company and the investors set forth on Schedule A attached thereto (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on April 17, 2017).
10.7	Form of Promissory Note, issued by the Company to certain investors, dated as of April 13, 2017 (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed on April 17, 2017).
10.8	Form of Warrant to Purchase Common Stock, issued by the Company to certain investors, dated as of April 13, 2017 (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K filed on April 17, 2017).
10.9	Precipio Diagnostics, LLC Subordinated Promissory Note, issued by Precipio to the Company, dated as of April 13, 2017 (incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K filed on April 17, 2017).
10.10	Subordination Agreement, dated as of April 13, 2017, by and between the Company and Webster Bank, National Association (incorporated by reference to Exhibit 10.5 of the Company’s Form 8-K filed on April 17, 2017).

10.11	Side Letter to extend Maturity Date of Unsecured Convertible Promissory Note by and between the Company and MAZ Partners LP, dated as of June 21, 2017 (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on June 27, 2017).
10.12†	Amended and Restated 2017 Stock Option and Incentive Plan (incorporated by reference to Annex D of the Company’s Definitive Proxy Statement on Schedule 14A filed on December 29, 2017).
10.13†	Form of Non-Qualified Stock Option Agreement for Non-Employee Directors (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed on June 28, 2017).
10.14†	Form of Non-Qualified Stock Option Agreement for Company Employees (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K filed on June 28, 2017).
10.15†	Form of Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K filed on June 28, 2017).
10.16	Securities Purchase Agreement with the Private Placement Purchasers (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on June 30, 2017).
10.17	Investors’ Rights Agreement (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed on June 30, 2017).
10.18	Exchange Agreement (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K filed on June 30, 2017).
10.19	New Bridge Securities Purchase Agreement (incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K filed on June 30, 2017).
10.20	Form of New Bridge Promissory Note (incorporated by reference to Exhibit 10.5 of the Company’s Form 8-K filed on June 30, 2017).
10.21	Form of New Bridge Warrant (incorporated by reference to Exhibit 10.6 of the Company’s Form 8-K filed on June 30, 2017).
10.22	Form of Side Warrant (incorporated by reference to Exhibit 10.7 of the Company’s Form 8-K filed on June 30, 2017).
10.23#	Amended and Restated Pathology Services Agreement, dated March 21, 2017, by and between the Company and Yale University (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K/A filed on July 31, 2017).
10.24	Lease, dated July 11, 2017, by and between the Company and Science Park Development Corporation (incorporated by reference to Exhibit 10.2 of the Company’s Form 8K/A filed on July 31, 2017).
10.25	Underwriting Agreement, dated August 22, 2017, by and among the Company and the underwriters party thereto (incorporated by reference to Exhibit 1.1 of the Company’s Form 8-K filed on August 23, 2017).
10.26	Placement Agency Agreement, dated as of November 2, 2017, by and between Precipio, Inc. and Aegis Capital Corp. (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on November 3, 2017). ‘
10.27	Debt Settlement Agreement, dated October 31, 2017, by and among Precipio, Inc., the Creditors and Collateral Services, LLC (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on November 6, 2017).
10.28	Security Agreement, dated October 31, 2017, by and between Precipio, Inc. and Collateral Services LLC, in its capacity as collateral agent for the Vendors (as defined therein) (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed on November 6, 2017).
10.29	Amendment, dated November 9, 2017, to Placement Agency Agreement, dated November 2, 2017, by and between Precipio, Inc. and Aegis Capital Corp. (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on November 13, 2017).
21.1*	Subsidiaries of the Company.
23.1**	Consent of Marcum LLP.

*	Furnished herewith.
**	Filed herewith.
***	To be filed by amendment.
†	Confidential treatment has been granted for portions of this Exhibit pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.
#	Represents management contract or compensation plan, contract, or agreement.